       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 2, 2000

                                              REGISTRATION STATEMENT NO. 333-___



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                                    FORM F-4

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                   -----------
                          MED-EMERG INTERNATIONAL INC.

             (Exact Name of Registrant as Specified in Its Charter)

  PROVINCE OF ONTARIO, CANADA                     3842                             N/A
(State or other jurisdiction of       (Primary Standard Industrial       (IRS Employer I.D. No.)
incorporation or organization)         Classification Code Number)

                          2550 ARGENTIA ROAD, SUITE 205
                       MISSISSAUGA, ONTARIO L5N 5R1 CANADA
                                 (905) 858-1368

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

                                   -----------

                                MR. CARL PAHAPILL
                 PRESIDENT, CHIEF OPERATING OFFICER AND DIRECTOR
                          MED-EMERG INTERNATIONAL INC.
                          2550 ARGENTIA ROAD, SUITE 205
                       MISSISSAUGA, ONTARIO L5N 5R1 CANADA
                                 (905) 858-1368

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

                                   -----------

                                   COPIES TO:
                             JAY M. KAPLOWITZ, ESQ.
                        GERSTEN, SAVAGE & KAPLOWITZ, LLP
                         101 EAST 52ND STREET, 9TH FLOOR
                         NEW YORK, NEW YORK 10022 U.S.A.
                                 (212) 752-9700

                                   -----------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effectiveness of this Registration Statement.

                                   -----------

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                                   -----------

                         CALCULATION OF REGISTRATION FEE


              TITLE OF EACH CLASS OF                   NUMBER OF SHARES   PROPOSED MAXIMUM   PROPOSED MAXIMUM       AMOUNT OF
           SECURITIES BEING REGISTERED               TO BE REGISTERED(1)   OFFERING PRICE        AGGREGATE       REGISTRATION FEE
                                                                            PER SHARE(2)      OFFERING PRICE
---------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock (no par value) (1).............    1,167,543            $2.25           $2,626,971.75     $   693.52

Shares of Common Stock (no par value) (1).............       89,120            $2.00              178,240.00          47.06

Shares of Common Stock (no par value) (1).............      389,181            $3.00            1,167,543.00         308.24
---------------------------------------------------------------------------------------------------------------------------
Total Registration Fee................................                                                           $ 1,048.82

(1) Represents the maximum number of shares of common stock of Med-Emerg International Inc. that may be issued to shareholders of Laser Rejuvenation Clinics Ltd., pursuant to the transactions described herein based on (a) the exchange rate of 7.782% of one Med-Emerg share of common stock for every LRC share of common stock; (b) 389,181 shares of common stock that may be issued upon the exercise of the Series C Warrants based on 2.594% of a Med-Emerg Series C Warrant at $3.00US for every LRC share of common stock and (c) 89,120 shares of common stock that may be issued upon the exercise of stock options based upon 7.782% of one Med-Emerg stock option for every LRC stock option.

(2) Pursuant to rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended, the registration fee has been calculated based on a price of US$2.25 per share of 1,167,543 Med-Emerg Common Stock as of April 26, 2000, as quoted on the NASDAQ SmallCap Market, at US$2.00 per share of 89,120 Med-Emerg Stock Options and US$3.00 per share of 389,181 Med-Emerg Series C Warrants, and the maximum number of shares of Laser Rejuvenation Clinics Ltd. common stock that may be outstanding immediately prior to the consummation of the transactions contemplated hereby as set forth in Footnote (1) above.

                                   -----------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                          [MED-EMERG CHAIRMAN'S LETTER]

                                                     ---------- --, -------

Dear Fellow Shareholder:

         You are cordially invited to attend a special meeting of shareholders of Med-Emerg International Inc. ("Med-Emerg" or "Company") on __________ __, __________ (the "Med-Emerg Special Meeting"), at which shareholders of Med-Emerg will be asked to approve the combination of the businesses of Med-Emerg and Laser Rejuvenation Clinics Ltd. ("LRC") through a tender offer by Med-Emerg for all of the outstanding securities of LRC and the issuance of securities of Med-Emerg in connection therewith. Upon the consummation of this Business Combination, LRC will become a wholly-owned subsidiary of Med-Emerg.

         Upon the terms of the tender offer, each outstanding share of the Common Stock of LRC will be exchanged for 0.07782 shares of Med-Emerg Common Stock and 0.02594 of a Med-Emerg Series C Warrant at $3.00US for a three (3) year period.

         Immediately following the Business Combination, the former holders of Med-Emerg Common Stock will collectively hold, on a diluted basis, approximately 86.2% of the issued and outstanding shares of Med-Emerg Common Stock and the former holders of LRC Common Stock will collectively hold, on a diluted basis, approximately 13.8% of the issued and outstanding shares of Med-Emerg Common Stock, giving effect to the exercise of any options or warrants.

         The accompanying Joint Prospectus/Proxy Statement provides you with detailed information concerning the Med-Emerg Special Meeting, the proposed business combination and the Med-Emerg Common Stock to be issued in connection with the transaction as required by NASDAQ rules.

         Your Board of Directors (the "Board") has carefully reviewed and considered the terms and conditions of the proposed business combination and believes that the proposed business combination will provide opportunities to achieve substantial benefits for Med-Emerg shareholders and customers through the more efficient utilization of the combined assets, management and personnel of Med-Emerg and LRC.

         Your Board, by unanimous vote, has determined that the terms and provisions of the proposed business combination are fair to, and in the best interests of, Med-Emerg, and the shareholders of Med-Emerg and recommends that you vote FOR the proposal to approve the business combination and issuance of stock thereunder.

         Please complete, sign and date the enclosed proxy card and return it in the enclosed prepaid envelope as soon as possible. This action will not limit your right to revoke your proxy by attending the Med-Emerg Special Meeting and voting in person.

                                                     Sincerely yours,
                                                     William Thomson
                                                     CHAIRMAN OF THE BOARD

                          MED-EMERG INTERNATIONAL INC.
                          2550 ARGENTIA ROAD, SUITE 205
                       MISSISSAUGA, ONTARIO L5N 5R1 CANADA

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON __________ __, _______

                                                         Mississauga, Ontario
                                                                       Canada

         Notice is hereby given that the special meeting of shareholders (the "Med-Emerg Special Meeting") of Med-Emerg International Inc. ("Med-Emerg") will be held on __________ __, _____, at ______a.m. local time, at
_______________________, ____________________________________, for the following purpose:

         1. To consider and vote on a proposal to approve the issuance of an aggregate of up to 1,645,844 additional shares of Med-Emerg pursuant to a tender offer and to adopt the Business Combination Agreement whereby each outstanding share of the commom stock of LRC will be exchanged for 0.07782 shares of Med-Emerg Common Stock and 0.02594 of a Med-Emerg Series C Warrant at $3.00US for a three (3) year period and in connection with (but not as part of) the offer, with respect to the outstanding LRC stock options, there will be substituted the right to acquire Med-Emerg Common Shares on the basis that, for every 12.85 LRC stock options held, there will be substituted the right to acquire one Med-Emerg Common Share at a price of U.S. $2.00 per share.

         2. To conduct such other business as may properly come before the Med-Emerg Special Meeting.

         Shareholders of record at the close of business on __________ __, _____ will be entitled to receive notice of, and to vote at, the Med-Emerg Special Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Med-Emerg Common Stock entitled to vote at the Med-Emerg Special Meeting is necessary to constitute a quorum at the Med-Emerg Special Meeting. The affirmative vote, in person or by proxy, of the holders of a majority of the shares present and entitled to vote at the meeting is required to approve the proposal to be voted upon at the Med-Emerg Special Meeting.

         Please note that attendance at the Med-Emerg Special Meeting will be limited to shareholders of Med-Emerg as of the record date (or their authorized representatives). If your shares are held by a bank or broker, please bring to the Med-Emerg Special Meeting evidence from your bank or broker of your beneficial ownership of Med-Emerg Common Stock.

         Please advise Med-Emerg's transfer agent of any changes in your address.

         WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MED-EMERG SPECIAL MEETING, PLEASE PROMPTLY MARK, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE. SHAREHOLDERS WHO DECIDE TO ATTEND THE MED-EMERG SPECIAL MEETING MAY REVOKE THEIR PROXIES AT OR PRIOR TO THE MED-EMERG SPECIAL MEETING AND VOTE IN PERSON EVEN IF THEY HAVE PREVIOUSLY RETURNED A PROXY.

                                            By Order of the Board of Directors,
                                            William Thomson
                                            CHAIRMAN OF THE BOARD

                                     SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS JOINT PROSPECTUS/PROXY STATEMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE TRANSACTION FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE TRANSACTION, YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND THE DOCUMENTS WE HAVE REFERRED YOU TO. AS USED HEREIN, UNLESS OTHERWISE INDICATED OR THE CONTEXT OTHERWISE REQUIRES, MED-EMERG OR THE COMPANY REFERS TO MED-EMERG INTERNATIONAL INC., ITS WHOLLY-OWNED SUBSIDIARIES 927563 ONTARIO INC., 927564 ONTARIO INC., MED-EMERG URGENT CARE INC., MED-EMERG ELMVALE CLINIC INC., MED-EMERG BRITTANIA URGENT CARE INC., MED-HEALTH CENTRES INC., JC MEDICAL MANAGEMENT INC., YFMC HEALTHCARE INC., HEALTHYCONNECT.COM, INC. (INCORPORATED IN THE STATE OF DELAWARE) AND HEALTHYCONNECT.COM INC. (INCORPORATED IN THE PROVINCE OF ONTARIO), ITS INDIRECT WHOLLY-OWNED SUBSIDIARIES, MED-EMERG INC., AND MED PLUS HEALTH CENTERS LTD., ITS 45% INTEREST IN MEDICAL URGENT CARE INC, AND ITS INDIRECT 51%-OWNED SUBSIDIARIES CAREMEDICS (ELMVALE) INC. AND YORK LANES HEALTH CENTRES INC. AND ITS INDIRECT 75%-OWNED SUBSIDIARY DOCTORS ON CALL LTD. LASER REJUVENATION CLINICS LTD. IS REFERRED TO HEREIN AS "LRC".

ABOUT OUR COMPANY

         We are a provider of a broad range of quality healthcare management services. We were established in 1983, and specialize in the coordination and contract staffing of emergency physicians for hospitals and clinics in Canada. Though emergency-related services are still an important component of our business, we have expanded our business to offer a wide variety of medical services including nurse staffing, physician management services and an internet-based healthcare network.

         We are positioned to establish industry leadership in Canada by providing integrated professional management services in the delivery of healthcare to the Canadian healthcare consumer. Our operations are divided into three divisions:

         (1)      Physician and Nurse Recruitment Services;

         (2)      Physician Management Services; and

         (3)      an internet based healthcare network called
                  HealthyConnect.com.

         Our strategy is to remain focused on these three divisions while continuing to broaden our consolidation of physicians over a wider geographic base. We believe that we are well positioned to benefit from the aging of the baby boomer population and to capitalize on recent developments within the North American healthcare environment and internet technology. Specifically, our strategy is to leverage our 16 years of physician recruitment experience to become a dominant player in Physician Management Services and to develop an internet-based healthcare network that connects physicians, patients, third party payors and consumers to a "virtual world" of healthcare products and services.

         Using the secure web-enabled technology of HealthyConnect.com, we will be uniquely positioned as the premier provider of health care information, connectivity and e-commerce for health education and triage, home health monitoring, drug trials and compliance programs and health industry management. Through HealthyConnect.com we intend to capture significant market share through our ability to enhance, expedite and provide better access to health care services in cooperation with health organizations and our partner clients.

OUR PHYSICIAN AND NURSE RECRUITMENT DIVISION

         Competitive pressures have focused the attention of many hospital administrators in the public sector on the need for better management of their professional medical staff. Hospitals have increasingly turned to contract staffing firms with specialized skills to help solve physician and nurse contract and scheduling problems, strengthen the management of their professional medical staff and specific clinical departments, better control costs, and assist in meeting their healthcare coverage needs and obligations. Using our management skills and experience, and the economies of scale which the size and specialization of its operations permit, we provide an alternative to hospitals while offering a flexible practice and lifestyle alternative to physicians and nurses.

         Our Physician and Nurse Recruitment Division provides physician staffing and administrative support to emergency departments and physician recruitment services to Canadian hospitals and emergency physician groups. The Company's hospital physician staffing services are reimbursed either based on a monthly fee payable by the hospital or on a per shift basis. As of March 31, 2000, the Company had 14 hospital physician contracts, of which 10 were contracted to pay monthly administration fees, two were contracted to pay on a per-shift basis and two were contracted to pay based on a percentage of billings generated by the physicians on each shift. As of March 31, 2000, the Company was providing physician coverage for a total of approximately 550 shifts per month, representing over 6,300 hours per month.

The Company's nurse staffing services are reimbursed at a fixed rate per hour of coverage provided. The Company had six hospital nursing contracts as at March 31, 2000, representing approximately 1,650 hours per month.


OUR PHYSICIAN MANAGEMENT SERVICES DIVISION

         We have an ownership interest in and manage twenty eight medical clinics and urgent care centres in the provinces of Ontario, Alberta and Quebec. Generally, the clinics offer a variety of services, including family practice, walk-in services for patients, psychological care, physiotherapy and other paramedical services such as chiropractic and massage therapy, nutrition and footcare. We manage the clinics by providing scheduling, recruiting, billing, collections and accounting services to the clinics. In the clinics where we do not own 100% of the outstanding capital stock, we have entered into a 5-year management services contract whereby we receive a monthly management fee for our services.

         We plan to continue to acquire a chain of Urgent Care Centres and clinics throughout Canada. Our management expects that the Urgent Care Centres will offer on-site emergency medical care services comparable to the services provided in a traditional emergency department of a hospital. The Urgent Care Centre concept consists of a group of emergency trained physicians, a medical laboratory, a diagnostic radiology service and a pharmacy.

         The Urgent Care Centres and medical clinics will be "community based" and offer less restricted access to medical based health care. Our management believes that the Urgent Care Centres and medical clinics will offer high quality service not only in clinical practice but also in consumer defined quality attributes such as waiting times, quality of environment, quality of personal interaction and courtesy. The Urgent Care Centres will be designed to be less costly to the publicly funded health care system than traditional emergency departments. We currently operate two urgent care centres.

OUR HEALTHYCONNECT.COM INTERNET-BASED HEALTHCARE DIVISION

         HealthyConnect.com, an internet-based e-commerce health portal, was launched on March 22, 2000. HealthyConnect.com has been strategically designed to provide an end to end solution for the information needs of the healthcare sector. We will pursue both a business to business and business to consumer e-commerce strategy connecting physicians, hospitals, third-party payors and consumers and will allow all participants to access and exchange healthcare related information, purchase healthcare products and services, and communicate more cost-effectively with one another. HealthyConnect.com will deliver healthcare services and products and provide timely access to reliable healthcare information through the utilization of advanced telecommunication technology.

Targeted purchasers of HealthyConnect.com on line applications are consumers, healthcare institutions, physicians and other healthcare providers and healthcare product suppliers. Consumers will benefit from 24-hour, 7-day a week access, via the internet and telephone, to Med-Emerg's healthcare service provider network. In addition, consumers will have multiple site secure access to their own and their family members' electronic medical records, access to a physician management health and wellness centre and convenient at-home shopping for healthcare products and services.

HealthyConnect.com's secure, 128-bit encrypted web browser system incorporates state-of-the-art security and privacy, and is fully compliant with healthcare industry guidelines. The web-based products have been field-tested over the past 3 months. HealthyConnect.com will enable physicians and other healthcare providers to access reliable information and provide them with additional support in delivering cost effective, high quality healthcare services. Benefits include 24-hour coverage for patients, access to a comprehensive physician medical reference database, online continuing medical education courses, tools for chronic disease management, and participation in clinical trials and web casting. HealthyConnect.com will link healthcare product and service suppliers with our clinical network family. Convenient and secure access and at home/office browsing and purchasing capabilities will facilitate direct sales opportunities for member suppliers. Healthcare product and service suppliers that may benefit from using HealthyConnect.com include pharmaceutical companies, insurance companies, employers, government, managed care organizations, physicians and hospitals.

HealthyConnect.com has assembled several key strategic partners that will provide health information content, end to end transaction processing capability and e-commerce goods and services to its customers. Two such partners are AstraTek, a software product development firm, who assisted in the development and launch of the HealthyConnect.com portal and Data General, a leading supplier of servers and storage systems, and services for information systems users worldwide who will provide a consolidated computing infrastructure to support HealthyConnect.com including hardware, software and network support.

CORPORATE INFORMATION

         Med-Emerg was incorporated in the Province of Ontario in January, 1996. Our offices are located at 2550 Argentia Road, Suite 205, Mississauga, Ontario L5N 5R1 Canada and our telephone number is (905) 858-1368.

LASER REJUVENATION CLINICS LTD.

         LRC was incorporated as 623200 ALBERTA LTD. under the laws of the province of Alberta on August 31, 1994. LRC amended its articles on June 12, 1996 to change its name to "Laser Rejuvenation Clinics Ltd." LRC began trading as a publicly listed company on January 12, 1998 on the Alberta Stock Exchange, now the Canadian Venture Exchange, under the symbol "ZAP.A". The registered office of LRC is located at 1000, 400 - 3rd Avenue S.W., Calgary, Alberta, T2P 4H2, and LRC's head office is located at 102, 4616 Valiant Drive N.W., Calgary, Alberta, T3A 0X9.

GENERAL OVERVIEW OF LRC

         LRC is a corporation that offers, through its own facilities and its relationship with medical and dental professionals, a variety of cosmetic treatments to individuals desiring to maintain a more youthful, attractive and healthy appearance. The primary technologies used are lasers with emphasis on the removal of body hair, wrinkles, age-related sunspots and sun damage and cosmetic surgery focused on liposuction and body contouring.

LRC, through its wholly owned subsidiaries, LRC (Calgary) Ltd., LRC (Toronto) Ltd., LRC (Winnipeg) Ltd., and LRC (Vancouver) Ltd, operates five clinics under the registered trade name Laser Rejuvenation Clinics servicing Calgary, Toronto, Oakville, Vancouver and Winnipeg. Each clinic has a common theme of offering full service customer-focused cosmetic procedures. However, the set-up and structure of each is unique for the requirements of the market and the goal of attracting appropriate medical personnel.

REASONS FOR THE TRANSACTION

         The Business Combination with LRC provides additional support for the launch of HealthyConnect.com. Please see "Reasons for the Transaction" for a more detailed description of the expected benefits of the Business Combination.

                               THE SPECIAL MEETING

MED-EMERG

         The special meeting of Med-Emerg's shareholders ("Med-Emerg Special Meeting") will be held at ___________________________ on ________ __, ____, starting at _______ a.m., local time. At the Med-Emerg Special Meeting on ___________ __, ____, Med-Emerg shareholders will be asked to approve the combination of the businesses of Med-Emerg and Laser Rejuvenation Clinics Ltd. ("LRC") through a tender offer by Med-Emerg for all of the outstanding securities of LRC and the issuance of securities of Med-Emerg in connection therewith. Shareholder approval of the business combination is required pursuant to the change of control and corporate governance rules of the NASDAQ Stock Market which generally require shareholder approval of issuances of over 20% of the then outstanding stock of a corporation. See "The Transaction".

         If you are a Med-Emerg common shareholder at the close of business on __________ __, ______ (the "Med-Emerg Record Date"), then you have the right to receive notice of, and to vote at, the Med-Emerg Special Meeting. On the Med-Emerg Record Date, there were approximately 5,267,188 shares of Med-Emerg Common Stock issued and outstanding and entitled to vote. Each share of Med-Emerg Common Stock ("Med-Emerg Common Share") outstanding on the Med-Emerg Record Date is entitled to one vote. The affirmative vote, in person or by proxy, of the holders of a majority of the shares present, in person or by proxy, at the Med-Emerg Special Meeting is required to approve the proposal to be voted upon at the Med-Emerg Special Meeting. Your proxy may be revoked by notice of revocation or a later signed and dated proxy or by attending the Med-Emerg Special Meeting and voting in person. Attendance at the Med-Emerg Special Meeting will not in itself constitute the revocation of a proxy.
See "The Special Meeting."

                                 THE TRANSACTION

         THE BUSINESS COMBINATION AGREEMENT IS ATTACHED AS APPENDIX I TO THIS JOINT PROSPECTUS/PROXY STATEMENT. WE ENCOURAGE YOU TO READ THE BUSINESS COMBINATION AGREEMENT AS IT IS THE LEGAL DOCUMENT THAT GOVERNS THIS TRANSACTION.

WHAT LRC SHAREHOLDERS WILL RECEIVE IN THE TRANSACTION

         If the transaction whereby the businesses of Med-Emerg and LRC are combined is approved, LRC shareholders will receive for each LRC Common Share,
0.07782 shares of Med-Emerg Common Shares and 0.02594 of a Med-Emerg Series C Warrant at $3.00US for a three (3) year period. The former holders of Med-Emerg Common Shares will collectively hold, on a diluted basis, approximately 86.2% of the issued and outstanding shares of Med-Emerg Common Shares and, on a diluted basis, the former holders of common stock and options of LRC will hold, on a diluted basis, approximately 13.8% of the equity interests in Med-Emerg upon consummation of the transaction. See "The Transaction."

RELATIVE EXCHANGE RATIOS AND CONSIDERATION

         The following table sets forth the market value of the shares of Med-Emerg Common Stock to be received upon the exchange calculated based on (i) the last sale price of shares of LRC Common Stock of Cdn$0.24 per share as reported on the Canadian Venture Exchange on February 16, 2000, the last trading date prior to the date the proposed business combination was announced, and (ii) the closing price of shares of LRC Common Stock of Cdn$0.18 per share as reported on the Canadian Venture Exchange on April 26, 2000, using the exchange ratio for each share of LRC of 0.07782 shares of Med-Emerg Common Stock based on Med-Emerg's closing price of US$2.25 on the most recent practicable date prior to the mailing of this Joint Prospectus/Proxy Statement.

                                                                                      MARKET VALUE               MARKET VALUE
                                                                                   (CLOSING PRICE ON          (CLOSING PRICE ON
                                                                                   FEBRUARY 16, 2000            APRIL 26, 2000
                                                                                   -----------------          -----------------
   LRC Common Stock.........................................................            Cdn$0.24                   Cdn$0.18
   Med-Emerg Exchange Securities
   Common Stock.............................................................            US$2.688                   US$2.25

         These values are shown for illustrative purposes only. Actual values received will be dependent upon the market value of Med-Emerg Common Stock. There can be no assurance that the values reflected in this table will be achieved or that the value of LRC Common Stock before the exchange will be indicative of the value of Med-Emerg Common Stock. See "The Transaction".

RECOMMENDATION OF LRC BOARD OF DIRECTORS

         The LRC Board of Directors (the "LRC Board"), by unanimous vote, has determined that the terms and provisions of the Business Combination Agreement are fair to, and in the best interests of, LRC and the holders of LRC Common Stock and recommends that holders of LRC Common Stock accept the terms of the offer whereby each outstanding share of the Common Stock of LRC will be exchanged for 0.07782 shares of Med-Emerg Common Stock and 0.02594 of a Med-Emerg Series C Warrant at $3.00US for a three (3) year period (the "Offer"). See "The Transaction - Recommendation of LRC Board".

         The combination of LRC and Med-Emerg will broaden the existing medical services of Med-Emerg to include a broad range of laser and cosmetic procedures. The LRC Board and Med-Emerg Board of Directors (the "Med-Emerg Board") believe that the Business Combination will provide opportunities to achieve substantial benefits for the respective shareholders of both companies. The Boards further believe that the combined entities will be better and more quickly able to capitalize on opportunities in the medical management industry, both domestically and internationally, and be better positioned to compete effectively in the rapidly changing industry than either of the entities on a stand-alone basis. For a more complete discussion of LRC's and Med-Emerg's reasons for the Transaction, See "The Transaction - Reasons for the Transaction".

BOARD OF DIRECTORS AND MANAGEMENT OF MED-EMERG

         Following the consummation of the Transaction, the Med-Emerg Board will remain the same, consisting of William Thomson, Carl Pahapill, Dr. Ramesh Zacharias, Jeffrey Lyons, Robert Rubin, Martin Scullion and Camille Chebeir.

         Following the consummation of the Transaction, Dr. Ramesh Zacharias will remain the Chief Executive Officer, Carl Pahapill will remain President and Chief Operating Officer, Kathryn Gamble will remain Chief Financial Officer, Vice-President of Finance and Secretary, Martin Scullion will remain General Manager of Clinical Operations and it is anticipated that Dr. Tom Woo will be the medical director for LRC.

ACCOUNTING TREATMENT

         We expect that the Business Combination will be accounted for using the purchase method of accounting. The purchase method of accounting allocates the consideration paid by Med-Emerg among the tangible and intangible assets and liabilities of LRC. See "The Transaction - Accounting Treatment". The unaudited pro forma financial information contained in this Joint Prospectus/Proxy Statement has been prepared using the purchase accounting method to account for the merger.

TERMINATION OF THE BUSINESS COMBINATION AGREEMENT

         The Business Combination Agreement may be terminated prior to the effective date of the transaction under certain circumstances. See "The Transaction - Business Combination Agreement".

COMPULSORY ACQUISITION

         Pursuant to the provisions of the OBCA, if the Offer is accepted by 90% of the LRC shareholders holding 90% or more of LRC shares subject to the Offer, Med-Emerg may compulsorily acquire any unacquired shares on the same terms subject to certain appraisal rights. In addition, Med-Emerg may acquire any unacquired shares, even if less than 90% of the shares are tendered, through other direct and indirect acquisition transactions. See "The Transaction - Compulsory Acquisition of LRC Shares".

                            MARKET PRICE INFORMATION

         LRC Common Shares are listed on the Canadian Venture Exchange under the trading symbol "ZAP.A". On February 16, 2000, the last full trading day prior to the public announcement of the proposed business combination, the closing price of LRC common stock on the Canadian Venture Exchange was Cdn$0.24 per share. On April 26, 2000, the closing price of LRC Common Shares on the Canadian Venture Exchange was Cdn$0.18 per share. Med-Emerg Common Shares and purchase warrants are listed for trading under the symbols "MDER" and "MDERW", respectively, on the NASDAQ Small Cap Market and under the symbols "MEI" and "MEIW", respectively, on the Boston Stock Exchange. On February 16, 2000, the last full trading day prior to the public announcement of the proposed Business Combination, the closing price of Med-Emerg Common Shares and purchase warrants were US$2.6875 and US$0.9375, respectively. On April 26, 2000, the closing price of Med-Emerg common stock and purchase warrants were US$2.25 and US$1.25, respectively. You are urged to obtain current market quotations of the Med-Emerg Common Shares prior to making any decision with respect to the Business Combination.

                                  RISK FACTORS

         MED-EMERG SECURITIES ARE HIGHLY SPECULATIVE. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS OTHER INFORMATION SET FORTH ELSEWHERE IN THIS JOINT PROSPECTUS/PROXY STATEMENT.

RISKS ASSOCIATED WITH THE BUSINESS COMBINATION

LRC SHAREHOLDERS WILL RECEIVE SHARES OF MED-EMERG COMMON SHARES BASED ON A FIXED EXCHANGE RATIO.

         The exchange ratios are expressed as fixed ratios in the Business Combination Agreement. We can not presently ascertain the value of the Med-Emerg Common Shares LRC shareholders will receive upon the consummation of the business combination which will depend upon the market price of Med-Emerg Common Shares, which in turn will be affected by, among other factors, the market price of LRC Common Stock and our common stock immediately prior to the closing of the business combination and the value our business and of the business of LRC. The exchange ratios were determined on February 16, 2000.

OUR ABILITY TO MANAGE RAPID EXPANSION AND THE INTEGRATION OF OUR BUSINESS AND LRC HAS NOT BEEN TESTED AND MAY NOT BE SUCCESSFUL.

         The proposed Business Combination involves the integration of two companies which will impose many risks on us, including risks associated with assimilating the operations, services, products and personnel of the two companies. There can be no assurance that we will not encounter significant difficulties in integrating the respective operations of our Company and LRC or that the benefits and revenue growth expected from such integration will be realized. The achievement of the benefits and revenue growth expected from such integration will require us to, among other things, access significant amounts of growth capital, introduce new products, as they become available and incur significant costs in connection with the integration of the two companies' operations, financial reporting and accounting systems, as well as other costs relating to transitional planning and implementation. The incurrence of any such costs, as well as any unexpected costs or delays in connection with such integration, could have a material adverse effect on our financial condition, results of operations and cash flow.

RISKS RELATED TO THE COMPANY

OUR RESOURCES MAY NOT BE SUFFICIENT TO MANAGE OUR EXPECTED GROWTH.

         We anticipate a period of rapid growth which we expect to place a strain on our administrative, financial and operational resources. Our ability to manage any staff and facilities growth effectively will require us to continue to improve our operational, financial and management controls, reporting systems and procedures, install new management information and control systems and train, motivate and manage our employees. There can be no assurance that we will install such management information and control systems in an efficient and timely manner or that the new systems will be adequate to support our future operations. If we are unable to manage growth effectively, maintain and service our products or if new employees are unable to achieve performance levels, our business, operating results and financial condition could be materially adversely affected.

WE HAVE INCURRED OPERATING LOSSES AND HAVE AN ACCUMULATED DEFICIT.

         We incurred a net loss of $1,012,663 (on revenues of $12,648,428) during the year ended December 31, 1999, as compared to a net loss of $224,009 (on revenues of $10,308,103) during the year ended December 31, 1998. As of December 31, 1999, we had an accumulated deficit of $3,322,903. There can be no assurance that we will operate profitably in the future. See "Summary Historical Financial Data of Med-Emerg International Inc." and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Med-Emerg."

WE DEPEND ON OUR CONTRACTS WITH HOSPITALS.

         We derive a significant portion of our revenues from contracts with hospitals. The standard hospital contract we have entered into provides for an initial one or two-year term. Generally, the contracts may be terminated by either party upon two or three months notice. The contracts, generally, automatically renew unless terminated on such notice. We have at times experienced a periodic reduction in the number of our hospital contracts. This reduction is the direct result of the Ontario Hospital's Restructuring Committee's reduction and/or amalgamation of the number of hospital emergency departments, the defined nature of the crisis management service for hospitals that we provide and the risk that a physician elects to remain in the community and work on a full time basis for the hospital thus eliminating the need for our services. In some contracts, the hospital has the right to terminate immediately if it pays two to three months of management fees. The loss of several hospital contracts would have a material adverse effect on our business.

WE CLASSIFY OUR PHYSICIANS AND NURSES AS INDEPENDENT CONTRACTORS WHICH MAY RESULT IN A TAX LIABILITY.

         We contract with physicians and nurses as independent contractors, rather than employees, to fulfill our contractual obligations to hospitals. Therefore, we have not historically, and do not currently, withhold income taxes, make unemployment insurance or Canada Pension Plan payments, or provide worker's compensation insurance with respect to such independent contractors. The payment of applicable taxes is regarded as the responsibility of such independent contractors. A determination by taxing authorities that we are required to treat the physicians and nurses as employees could have an adverse effect on our business.

PROVINCIAL LAWS REGARDING THE CORPORATE PRACTICE OF MEDICINE MAY ADVERSELY AFFECT OUR BUSINESS.

         Business corporations are legally prohibited in many Canadian provinces from providing or holding themselves out as providers of medical care. While we have structured our operations to comply with the corporate practice of medicine laws of Ontario and will seek to structure our operations in the future to comply with the laws of any province in which we plan to operate, there can be no assurance that, given varying and uncertain interpretations of such laws, we would be found to be in compliance with restrictions on the corporate practice of medicine in such province. If it is determined that we are in violation of applicable restrictions on the practice of medicine in any province in which we operate there could be a material adverse effect on our business if we were unable to restructure our operations to comply with the requirements of such province. Such regulations may limit the jurisdictions in which we can operate, thereby inhibiting our future expansion into potential markets in other jurisdictions.

OUR COMPANY IS EXPOSED TO PROFESSIONAL LIABILITY.

         Due to the nature of our business, we and the physicians and nurses who provide services on our behalf may be the subject of medical malpractice claims, with the attendant risk of substantial damage awards. The sources of potential liability in this regard include the alleged negligence of physicians and nurses under contract which we place at hospitals and liabilities in connection with medical services provided at the clinics. We currently maintain the following insurance policies related to professional liabilities: (i) CDN$10,000,000 with respect to general commercial liability; and (ii) CDN$10,000,000 with respect to errors and omissions caused by a negligent act, error or omission by us, or any person for whom we are legally liable, arising out of the conduct of our business. In addition, physicians staffed by us maintain their own malpractice insurance. To the extent such physicians may be regarded as agents of our company in the practice of medicine, there can be no assurance that a patient would not sue us for any negligence of such physicians. In addition, in the event that we become liable, there can be no assurance that our current insurance policy will be adequate to cover any such liabilities.

GOVERNMENT REGULATION.

         The provision of medical services in Canada is for the most part under provincial jurisdiction. Under the Health Insurance Act, the government of Ontario is responsible for paying physicians for the provision of insured services to residents of Ontario. Individual physicians' billings under Ontario Health Insurance Plan ("OHIP") are subject to threshold amounts, or soft caps. Once a physician reaches a prescribed level in the 12-month period beginning April 1 of each year, the government reduces payments to the physician by a prescribed fraction. Any changes in reimbursement regulations, policies, practices, interpretations or statutes that place material limitations on reimbursement amounts or practices could adversely affect the operations of the Company, absent, or prior to, satisfactory renegotiations of contracts with clients and arrangements with contracted physicians.

Under a combination of statutory provisions, both Federal and provincial, physicians are prohibited from billing their patients for fees in excess of those payable for services listed in the OHIP Schedule of Benefits. The Canada Health Act allows for cash contributions by the Federal government in respect of insured health services provided under provincial healthcare insurance plans. In order for a province to qualify for a full cash contribution, there is a requirement that the provincial healthcare insurance plan satisfy the criteria set out in the Canada Health Act. In addition, the provincial plan must ensure that no payments are permitted in respect of insured health services that have been subject to extra billing.

Continuing budgetary constraints at both the Federal and provincial level and the rapidly escalating costs of healthcare and reimbursement programs have led, and may continue to lead, to significant reductions in government and other third party reimbursements for certain medical charges. The Company's independent contracted physicians as well as the Company are subject to periodic audits by government reimbursement programs to determine the adequacy of coding procedures and reasonableness of charges.

Due to increasing government fiscal restraint, Ontario's health care system is currently undergoing a significant restructuring by the provincial government. Based on a determination that the Ontario public healthcare system was not fiscally efficient, in 1997 the Province of Ontario enacted the Savings and Restructuring Act, which gives its provincial government the ability to implement a health care system restructuring plan. The new legislation established the Health Services Restructuring Commission, which has broad decision making authority over every aspect of a public hospital's operations, including all aspects of operations, fiscal policy, public funding and even the continuance or cessation of a public hospital's existence. The objective of the legislation is to induce public hospitals' care delivery systems in the Ontario health care area to improve the quality of health care and particularly to install efficiencies of cost in the delivery of medical services to the 11 million person population of the Province of Ontario (37% of all of Canada). Inefficient hospitals run the risk of the loss of public funding if they fail to meet the objectives of the Commission. Accordingly, the incentives are in place to induce public hospitals to find solutions to achieve the desired efficiencies, including outsourcing available from and through private sector organizations, such as the Company.

The Health Services Restructuring Commission (HSRC), established under Bill 26, has the mandate and authority to facilitate and accelerate hospital restructuring in Ontario. This legislation contains measures intended to control public and private spending on healthcare as well as to provide universal public access to the healthcare system. The Company cannot predict what effect, if any, this and other healthcare legislation will have on its operations. Significant changes in Canada's healthcare system are likely to have a gradual but substantial impact on the manner in which the Company conducts its business and could have a material effect on its results of operations.

Despite pronouncements by the Ontario Minister of Health that managed care options, such as in the United States, are being considered, it is not evident that U.S. styled managed care will play a significant role in the fee-for-service sector of the publicly funded healthcare system. Management believes that government actions in the area of legislation to date indicate a present intent to let the healthcare system proceed without intervening directly in the management of patient care, although there can be no assurance thereof. In the future, greater emphasis may be placed on such managed care tools as utilization review, practice guidelines, and outcome measurement. The current move away from traditional fee-for-service mechanisms may have a similar effect as physicians attempt to minimize the risk they face and as the government strives for accountability and value-for-dollar assurances.

WE ARE DEPENDENT ON OUR KEY EMPLOYEES.

         Our success is largely dependent upon the efforts and abilities of Dr. Ramesh Zacharias, our Chief Executive Officer, Carl Pahapill, our President and Chief Operating Officer and Kathryn Gamble, our Chief Financial Officer. If we lost the services of any of Dr. Zacharias, Mr. Pahapill or Ms. Gamble, our business would be materially adversely affected. We have procured key-man life insurance in the amount of $1,000,000 for Mr. Pahapill, but do not have key-man life insurance for any other employee. See "Directors and Executive Officers of Med-Emerg".

CONTROL BY MANAGEMENT AND/OR EXISTING STOCKHOLDERS.

         Following completion of the Business Combination our officers and directors will own or have rights to acquire an aggregate of approximately 46.1% of the voting power of our capital stock. See "Ownership of Securities" and "Description of Securities". As a result, they will be in a position to exercise significant influence over the Company and the election of directors and otherwise essentially control the outcome of all matters requiring stockholder approval.

WE MAY EXPERIENCE ADDITIONAL LOSSES THROUGH THE FINANCING OF ACCOUNTS
RECEIVABLES.

         One of the services provided by our Physician and Nurse Recruitment Services Division is the collection of fees for services performed by the independent physician and nurse contractors. In event that we do not collect these fees by the time payment is due to the physicians and nurses, we are nevertheless obligated to pay the physicians and nurses for the duties they have fulfilled. In practice, we use our working capital to finance the accounts receivable and pay the physicians and nurses. Historically, bad debts are less than 1% of gross billings since substantially all of the physician services billed to OHIP are for Ontario residents who are automatically covered by OHIP for the medical services performed. However, there can be no assurance that accounts receivables will ultimately be collected from OHIP and the hospitals. Accordingly, there can be no assurance we will not experience significant losses due to unpaid accounts receivables which we have financed.

WE MAY NEED ADDITIONAL FINANCING TO ACHIEVE OUR GROWTH STRATEGY.

         We believe that we will need additional financing to continue to pursue our growth strategy. If we do not obtain additional financing when required, we may be required to modify, delay or abandon some or all of our expansion plans, which may have a material adverse effect on our business.


COMPETITION IN THE HEALTHCARE INDUSTRY MAY ADVERSELY AFFECT OUR REVENUES AND MARKET POSITION.

         The healthcare industry is highly competitive. We compete based on scope, quality and cost of services provided. Many of our existing and potential competitors have substantially greater financial resources available to them. While management believes that it competes on the basis of the quality of its services, the larger resources of its competitors may give them certain cost advantages over us (e.g., in the areas of malpractice insurance, cost, savings from internal billing and collection and a broader scope of services). We also compete with various local physician groups which provide hospitals with emergency staffing alternatives. The medical clinics compete with hospitals and other private physicians. The Urgent Care Centres compete with hospital emergency rooms. We may not be able to compete effectively.

RISK RELATED TO INVESTMENT IN A CANADIAN CORPORATION.

         We are a corporation incorporated under the OBCA and most of our directors, controlling persons and officers, as well as experts named herein, are residents of Canada. Moreover, substantial portions of our assets and the assets of such persons are located in Canada. As a result, it may be difficult to effect service of process within the United States upon our company or such persons or to enforce, in United States federal or state courts, judgments against them obtained in such courts and predicated on the civil liability provisions of the United States federal or state securities laws.

WE HAVE NOT, AND DO NOT INTEND TO, PAY CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

         We do not intend to pay any dividends on our common stock in the foreseeable future. We currently intend to retain any earnings to finance our operations. In addition, our preferred stock prohibits the payment of any dividends on the common stock until all accrued dividends have been paid on the preferred stock. Dividends on our preferred stock accrue at a rate of US$135,000 per year. See "Dividend Record and Policy" and "Description of Securities."

SHARES ELIGIBLE FOR FUTURE SALE.

         Of the 5,267,188 Med-Emerg Common Shares outstanding as of the date of this Joint Prospectus/Proxy Statement, 1,185,973 are "restricted securities", 1,488,487 of which are owned by "affiliates" of our company, as those terms are defined in Rule 144 promulgated under the US Securities Act (the "Act"). Absent registration under the Act, the sale of such shares is subject to Rule 144. In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including our affiliates, who have beneficially owned restricted shares of common stock for at least one year is entitled to sell in brokerage transactions, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or if the common stock is quoted on NASDAQ or listed on a stock exchange, the average weekly trading volume during the four calendar weeks preceding the sale. Rule 144 also permits a person who presently is not and who has not been an affiliate for at least three months immediately preceding the sale and who has beneficially owned the shares of common stock for at least two years to sell such shares without regard to any of the volume limitations described above. Robert Rubin, a director, holds options to purchase an aggregate of 641,667 shares of Med-Emerg Common Shares and on December 31, 1999 has exercised options for 58,333 Med-Emerg Common Shares. Upon Mr. Rubin exercising such options, the Med-Emerg Common Shares will be eligible for resale under Rule 144 commencing one year from the exercise of the options. The two principal shareholders of LRC have agreed not to sell or otherwise dispose of 2/3 of their shares of common stock for a period of 6 months (50% of 2/3 of their shares) and 18 months (50% of 2/3 of their shares), respectively, from the date the LRC shares are acquired by Med-Emerg. No prediction can be made as to the effect, if any, that sales of shares of Med-Emerg Common Shares or the availability of such shares for sale will have on the market prices of our securities prevailing from time to time. The possibility that substantial amounts of common stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital in the future through the sale of our equity securities.

OUR BOARD OF DIRECTORS MAY ISSUE PREFERRED STOCK AND COMMON STOCK WHICH COULD ADVERSELY AFFECT THE VALUE OF YOUR SECURITIES.

         Our certificate of incorporation authorizes the issuance of an unlimited number of shares of common stock and "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Med-Emerg Board. Accordingly, the Med-Emerg Board is empowered, without stockholder approval, to issue an unlimited number of shares of common stock for any purpose without stockholder approval or issue preferred stock with dividend, liquidation, conversion, voting or other rights which could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the relative voting power or other rights of the holders of Med-Emerg Common Shares. The issuance of the preferred stock or Med-Emerg
Common Shares may be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company.
Except for 500,000 shares of preferred stock currently held by Dr. Ramesh Zacharias and Victoria Zacharias, we have no present intention to issue any shares of our preferred stock. However, there can be no assurance that we will not issue shares of preferred stock or Med-Emerg Common Shares in the future. See "Certain Transactions" and "Description of Securities Preferred Stock".

RISKS RELATED TO THE MARKET

THERE IS A LIMITED PUBLIC MARKET FOR OUR SECURITIES AND THERE CAN BE NO ASSURANCE THAT A PUBLIC TRADING MARKET WILL CONTINUE.

         Med-Emerg Common Shares and Purchase Warrants are quoted on NASDAQ and listed on the BSE. Currently, there is no public trading market in Canada for our securities. There are no assurances that a public trading market for our securities in the United States will be maintained. In any event, because certain restrictions may be placed upon the sale of such securities, unless such securities qualify for an exemption from the "penny stock" rules (such as being listed on NASDAQ) some brokerage firms will not effect transactions in common stock and it is unlikely that any bank or financial institution will accept such securities as collateral, which could have a material adverse effect in developing or sustaining any market for such securities. Med-Emerg Series A Warrants and Med-Emerg Series B Warrants are not quoted or listed on Nasdaq or on any market.

         For continued quoting on NASDAQ, a company, among other things, must have (i) US$2,000,000 in net tangible assets, US$35,000,000 in market capitalization, or net income of US$500,000 in two of the last three years, (ii) US$1,000,000 in market value of public float, (iii) a minimum bid price of US$1.00 per share and (iv) a minimum of two (2) market makers. If we are unable to satisfy the requirements for continued quoting and trading, Med-Emerg Common Shares would be conducted in the "pink sheets" or on the NASDAQ OTC Bulletin Board.

PENNY STOCK REGULATION.

         Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the United States Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system provided that current prices and volume information with respect to transactions in such securities are provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

                                 THE TRANSACTION
GENERAL

         The purpose of the Offer is to enable Med-Emerg to acquire, directly or indirectly, all of the outstanding LRC Common Shares in exchange for Med-Emerg Common Shares and Series C Warrants in order to complete a Business Combination involving Med-Emerg and LRC.

         LRC entered into the Business Combination Agreement with Med-Emerg pursuant to which Med-Emerg agreed to make the Offer whereby the LRC Common Shares would be exchanged for the Med-Emerg Common Shares and Series C Warrants. Pursuant to a lock-up agreement, the LRC principal shareholders, holders of approximately 39% of the issued and outstanding LRC Common Shares, have agreed to tender such securities under the Exchange.

         If Med-Emerg takes up and pays for securities validly deposited under the Exchange and acquires not less than 90% of the issued and outstanding securities of any class which is subject of the Offer, Med-Emerg intends, to the extent possible, to acquire the remaining securities of any such class pursuant to the compulsory acquisition provisions of the OBCA. If Med-Emerg takes up and pays for securities validly deposited under the Offer and acquires less than such number thereof or the compulsory acquisition provisions of the OBCA are otherwise unavailable, Med-Emerg intends to consider other means of acquiring, directly or indirectly, all of the outstanding LRC Common Shares available in accordance with applicable law, including a subsequent acquisition transaction. If Med-Emerg acquires 66 2/3% of the LRC Common Shares under the Offer, Med-Emerg will own sufficient LRC Common Shares to effect such subsequent acquisition transaction. See "The Transaction - Compulsory Acquisition of LRC Shares".

BUSINESS COMBINATION AGREEMENT

         Pursuant to the Business Combination Agreement entered into between Med-Emerg and LRC, Med-Emerg agreed to make an offer on the terms set out therein to purchase all of the issued and outstanding LRC Common Shares on the basis of 0.07782 share of Med-Emerg Common Stock and 0.02594 of a Med-Emerg Series C Warrant at $3.00US (three (3) year period) for every LRC Common Share.

         As well, there shall be substituted for the right to acquire LRC Common Shares under the LRC Stock Option Plan the right to acquire Med-Emerg Common Shares on an exchange basis consistent with that of the share exchange under the Offer. Specifically, Med-Emerg will substitute for every 12.85 options to acquire LRC Common Shares under the LRC Stock Option Plan, the right to acquire one Med-Emerg Common Share at an exercise price of US$2.00 per share.

         The Business Combination Agreement also includes representations and warranties of Med-Emerg and LRC and its principal shareholders. Under the Business Combination Agreement, the Board of Directors of LRC agreed to support the Offer and recommend acceptance of the Offer by the LRC shareholders and to prepare, file and mail as required by applicable law a directors' circular recommending the Offer. The representations and warranties contained in the Business Combination Agreement and given by the principal shareholders of LRC to Med-Emerg, and given by Med-Emerg to the principal shareholders of LRC, shall in each case survive the completion of the transaction contemplated by the Offer for a period of 15 months.

RECOMMENDATION OF LRC BOARD

         THE LRC BOARD, BY UNANIMOUS VOTE, HAS DETERMINED THAT THE TERMS OF THE BUSINESS COMBINATION AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, LRC AND THE HOLDERS OF LRC COMMON STOCK AND RECOMMENDS THAT HOLDERS OF LRC COMMON STOCK ACCEPT THE OFFER.

         In reaching its determination to approve the Business Combination Agreement and the transactions contemplated thereby, the LRC Board consulted with LRC management and financial and legal advisors and considered the proposed terms of the Business Combination Agreement and the related agreements. In reaching its conclusions, the LRC Board also considered the strategic advantages of the Transaction described below under "Reasons for the Transaction," as well as, among other things the following: (i) information concerning the financial performance and condition, business operations, capital levels, asset quality and prospects of Med-Emerg and the projected future financial performance of LRC as a separate entity and of LRC and Med-Emerg on a combined basis; (ii) current industry, economic and market conditions and trends, including the likelihood of continuing consolidation and increasing competition in Med-Emerg's industry;
(iii) presentations by LRC management and its financial and legal advisors regarding Med-Emerg; (iv) the risks and benefits of completing the Business Combination with the exchange ratios; (v) the existing cash position of LRC and the recognition of the need for capital for LRC; (vi) expectations for revenue growth of the combined businesses and expectations for cost savings from termination of redundant operations; (vii) the synergies among the combined and complementary management teams; and (viii) the risks associated with the Transaction which, among other things, include the ability of the two businesses to manage change and to maintain operations during the merger process, the ability to integrate the business, the impact upon employees and customers, the need for capital to achieve the business plan of the combined organizations and competition.

REASONS FOR THE TRANSACTION

         Med-Emerg launched its internet healthcare technology business on March 22, 2000 which links participants, medical service providers, medical product suppliers and member healthcare consumers using an Internet based health portal.

         Changes in the healthcare sector, including the development of managed care and the emergence of new medical and pharmaceutical treatments, are placing increasing pressure on consumers to inform themselves of their healthcare options. In addition, the healthcare industry is experiencing consolidation and increased competition, pressuring hospitals and other healthcare organizations to find new ways to attract patients and deliver services more efficiently.

         One of the critical elements to improving efficiency in healthcare is improving and integrating the method of handling and integrating data and information. Most healthcare professionals are intensive users of administrative, communications and information services, such as electronic data interchange services, transcription services, after-hours answering services, paging, voice mail and medical references. These services often are provided by multiple vendors, are not integrated, require users to become familiar with multiple devices and are invoiced separately.

         It is becoming clear that the healthcare sector can benefit from the Internet's open, low cost, flexible technology for exchanging information and executing commercial transactions. The Internet has the potential to help healthcare providers and consumers quickly access relevant healthcare information, identify and communicate with hospitals, other doctors, patients and healthcare organizations and make better informed evaluations of treatment alternatives and healthcare products. The Internet is empowering consumers to educate themselves on health conditions and treatments, share experiences with other patients, and better manage their health.

         Through HealthyConnect.com, we see a significant opportunity emerging for healthcare organizations to use new web-based technologies to increase practice efficiency, achieve measurable cost savings and improve the quality of patient care.

         In this context, the business combination with LRC provides additional support for the launch of HealthyConnect.com. Some of the expected benefits from the business combination are set forth below:

1. Med-Emerg will be able to broaden its existing medical services offered to its 750,000 patient network to include a broad range of cosmetic and laser procedures.
2. The number of medical professionals, medical product suppliers and healthcare consumers will increase with this acquisition providing additional "backbone" to an internet-based health portal, HealthyConnect.com.
3. Through HealthyConnect.com, the combined services of Med-Emerg and LRC will provide internet visibility and connectivity to potential cosmetic service consumers.
4. The combined companies are expected to generate strong positive cashflow from operations by immediate rationalization of duplicate corporate overheads and aggressive cross marketing.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

         In considering the Business Combination and the recommendation of LRC's Board with respect to the transaction, the holders of LRC Common Shares and the holders of Med-Emerg Common Shares should be aware that certain members of the management of LRC and Med-Emerg have interests in the Business Combinaion that may be different from, or in addition to, the interests of the holders of LRC Common Shares and the holders of Med-Emerg Common Shares generally.

ACCOUNTING TREATMENT

         LRC and Med-Emerg expect that the Business Combination will be accounted for using the purchase method of accounting. The purchase method of accounting allocates the consideration paid by Med-Emerg among the tangible and intangible assets and liabilities of LRC. The purchase method of accounting differs from pooling of interest accounting which assumes that the combining companies were merged from inception and the historical financial statements for the periods prior to consummation of the merger are restated as though the companies had been combined from inception subject to certain adjustments. The unaudited pro forma financial information contained in this Joint Prospectus/Proxy Statement has been prepared using the purchase accounting method to account for the business combination. See "Unaudited Pro Forma Combined Condensed Financial Statements."

REGULATORY APPROVALS

         The Business Combination is not subject to any state or federal regulatory approvals.

US FEDERAL SECURITIES LAWS CONSEQUENCES

         All shares of Med-Emerg Common Stock received by holders of LRC Common Stock in the transaction will be freely transferable, under US Securities laws except that shares of Med-Emerg Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of LRC prior to the transaction may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Med-Emerg) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of LRC or Med-Emerg generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal shareholders of such party.

COMPULSORY ACQUISITION OF LRC SHARES

         If within 120 days after the date hereof, the offer has been accepted by holders of not less than 90% of any class of LRC Securities which are the subject of the offer, other than LRC Securities held on the date of the offer by or on behalf of Med-Emerg or its affiliates and associates, and Med-Emerg acquires such deposited securities, Med-Emerg intends, to the extent possible, to acquire the remainder of the securities of each class of LRC Securities on the same terms as securities of such class were acquired under the offer pursuant to the provisions of the OBCA.

         To exercise such statutory right, Med-Emerg must give notice (the "Offeror's Notice") to each holder of LRC Securities who did not accept the offer (and each person who subsequently acquires any such securities) (in each case a "Dissenting Offeree") and to the Director under the OBCA of such proposed acquisition on or before the earlier of 60 days from the termination of the Offer and 180 days from the termination of the Offer. Within 20 days of giving the Offeror's Notice, Med-Emerg must pay or transfer to LRC the consideration Med-Emerg would have had to pay or transfer to the Dissenting Offerees if they had elected to accept the offer, to be held in trust for the Dissenting Offerees. In accordance with section 188 of the OBCA, within 20 days after receipt of the Offeror's Notice, each Dissenting Offeree must send the certificates representing the applicable securities held by such Dissenting Offeree to LRC, and may, within 20 days after the date of Offeror's Notice, elect either to transfer such securities to Med-Emerg on the terms of Med-Emerg or to demand payment of the fair value of such securities held by such holder by so notifying Med-Emerg and by applying to a court having jurisdiction to hear an application to fix the fair value of such securities. If a Dissenting Offeree has elected to demand payment of the fair value of such securities, Med-Emerg may apply to a court having jurisdiction to hear an application to fix the fair value of such securities of that Dissenting Offeree within 20 days after it made the payment or transferred the consideration to LRC referred to above. If there is no such application by the Dissenting Offeree within the period referred to above, the Dissenting Offeree will be deemed to have elected to transfer such securities to Med-Emerg on the terms of the offer. Any judicial determination of the fair value of the securities could be more or less than the amount paid pursuant to the offer.

         The foregoing is a summary only. Reference is made to sections 187 to 190 of the OBCA. Such sections are complex and may require strict adherence to notice and timing provisions, failing which such rights may be lost or altered. Persons who wish to be better informed about these provisions should consult their legal advisors.

SUBSEQUENT ACQUISITIONS

         If the foregoing statutory right of compulsory acquisition is not available, Med-Emerg intends to consider other means of acquiring, directly or indirectly, all of the equity interest in LRC available in accordance with applicable law, including a Subsequent Acquisition. In order to effect a Subsequent Acquisition, Med-Emerg may seek to cause a special meeting of holders of LRC Commons Shares to be called to consider an amalgamation, statutory arrangement or other transaction involving Med-Emerg (or a wholly-owned subsidiary of Med-Emerg) and LRC and/or the shareholders for the purposes of LRC becoming, directly or indirectly, a wholly-owned subsidiary of Med-Emerg or effecting an amalgamation or merger of LRC's business and assets with or into Med-Emerg (or a wholly-owned subsidiary of Med-Emerg). Depending upon the nature and terms of the Subsequent Acquisition, the approval of at least 66 2/3% of the votes cast by holders of the outstanding LRC Common Shares may be required at a meeting duly called and held for the purpose of approving the Subsequent Acquisition. Med-Emerg would cause the LRC Common Shares acquired under the Offer to be voted in favour of such a transaction.

         The details of any Subsequent Acquisition, including the timing of its implementation and the consideration to be received by the other holders of LRC Common Shares would necessarily be subject to a number of considerations, including the number of LRC Common Shares acquired pursuant to the Offer. There can be no assurance that any such transaction will be proposed or, if proposed, effected.

                  DIRECTORS AND EXECUTIVE OFFICERS OF MED-EMERG

DIRECTORS AND OFFICERS

         It is expected that, following the consummation of the Business Combination, the Board of Directors of Med-Emerg will remain the same, consisting of William Thomson, Ramesh Zacharias, Carl Pahapill, Robert Rubin, Jeffrey Lyons, Martin Scullion and Camille Chebeir.

         Directors who are employees of Med-Emerg or its subsidiaries will not receive any compensation for service on the Med-Emerg Board, but will be reimbursed by Med-Emerg for expenses incurred in attending meetings of the Med-Emerg Board or any committees thereof.

         The directors and the senior management team of Med-Emerg are expected to be comprised of the following individuals:

NAME                                                                          AGE               POSITION
----                                                                          ---               ---------
   William Thomson, C.A....................................................      58 Chairman of the Board, Director
   Ramesh Zacharias, M.D., FRCSC...........................................      48 Chief Executive Officer, Director
   Carl W. Pahapill, C.A...................................................      41 Chief Operating Officer, President and Director
   Kathryn Gamble, C.A.....................................................      32 Vice President of Finance, Chief Financial
                                                                                    Officer, Secretary
   Stephen Fowler, M.D.....................................................      50 Executive Medical Director
   Martin Scullion.........................................................      54 General Manager, Director
   Donald Wilson, M.D......................................................      40 Executive Medical Director
   Robert M. Rubin.........................................................      58 Director
   Jeffery Lyons...........................................................      59 Director
   Camille Chebeir.........................................................      62 Director
   Alex Kalpaxis...........................................................      46 Chief Technology Officer
   Donald Ross.............................................................      48 Chair, Health Application
                                                                                    Development
   Tom Woo, M.D............................................................      44 Executive Medical Director (LRC)

WILLIAM E. THOMSON, C.A. Mr. William Thomson has been a Director of the Company since January 1996 and is currently the non-executive Chairman. Mr. Thomson is President of William E. Thomson Associates Inc., one of Canada's best known crisis management firms. Mr. Thomson has been a director since 1996.

Mr. Thomson has been President and Chief Executive Officer of Speedware Corporation, a TSE listed information technology company, since June 1998. Mr. Thomson is Chairman of Asia Media Group Corp. in Singapore, and Esna Technologies Ltd. In addition, Mr. Thomson acts as a director of the following companies: TPI Plastics Ltd., Elegant Communications Ltd., Imperial Plastech Corp., Electrical Contacts Ltd., The Aurora Fund and Media Groupings Far East Ptc Ltd.

RAMESH ZACHARIAS, M.D., FRCSC. Dr. Ramesh Zacharias is the founder and the Chief Executive Officer of Med-Emerg Inc. He is a surgeon and leading expert in the design and delivery of emergency care. He has provided consulting services regarding the delivery of emergency care in the Caribbean, Saipan and Malaysia and provided management consulting services regarding the operation of medical clinics in Canada, the United States and Russia. Dr. Zacharias provides medical leadership to the Company, including its on-line subsidiary, HealthyConnect.com, Inc.

CARL W. PAHAPILL, C.A. Mr. Carl Pahapill joined the Company as President in February 1996 and became a Director of the Company in October 1996. From 1994 to 1995, Mr. Pahapill was the Chief Operating Officer of Signature Brands Limited, a publicly traded food processing company (TSE). From 1984 to 1993, Mr. Pahapill was a Partner at BDO Dunwoody Chartered Accountants. Mr. Pahapill provides business strategy leadership for the company's operations, including its drive to deliver its web-based portal, HealthyConnect.com.

KATHRYN GAMBLE, C.A. Ms. Kathryn Gamble joined the Company in January 1996 serving as the Company's Vice President of Finance and became the Company's Chief Financial Officer in October 1996. From February 1995 to December 1995, Ms. Gamble was the Corporate Controller for Signature Brands Limited, a publicly traded food processing company listed on the TSE. From February 1993 to February 1995, Ms. Gamble was an Audit Analyst with Abitibi Price Inc., a publicly traded company (TSE, NYSE).

STEPHEN FOWLER, MD. Dr. Fowler functions as the Executive Medical Director and is responsible for medical oversight of the Company's operations. Dr. Fowler has over 20 years experience in the delivery of emergency medicine and primary care family services. He was formerly the Chief of Family Medicine at Credit Valley Hospital in Mississauga, Ontario, from 1985 to 1992 and then the Emergency Department Director at the same hospital 1991 to 1997. Dr. Fowler joined the Company in 1996 as Associate Medical Director.

MARTIN SCULLION. Mr. Scullion joined YFMC Healthcare Inc. in 1996 and served as its CEO from 1998 to 1999. From 1988 to 1995 he was president of PEL Plastics Ltd. From 1974 to 1988 Mr. Scullion was vice-president, marketing for FCA International Ltd., a publicly traded company listed on the Montreal Stock Exchange and Toronto Stock Exchange. Mr. Scullion is responsible for operations of the physician management services division.

DONALD WILSON, MD. Dr. Wilson founded YFMC Healthcare Inc. in 1992 and served as its president prior to joining Med-Emerg. He has practiced family medicine since 1988 and is licenced in Quebec and Ontario. Dr. Wilson is responsible for quality assurance and the integration of new services into the Company's clinic operations division.

ROBERT M. RUBIN. Mr. Rubin has served as a director of the Company since October 1996. Since June 1992, Mr. Rubin has served as a director of Diplomat Corporation, a publicly traded company involved in the sale of infant wear and babycare products through direct mail order catalogues.

Since November 20, 1992, Mr. Rubin has served as the Chairman of the Board of Directors of Western Power & Equipment Corp. ("WPEC"), a construction equipment distributor. Between October, 1990 and January 1, 1994, Mr. Rubin served as the Chairman of the Board and Chief Executive Officer of American United Global Inc., a technology and communication company and majority owner of WPEC ("AUGI") and since January 1, 1994, solely as Chairman of the Board of AUGI. Mr. Rubin was the founder, President, Chief Executive Officer and a Director of Superior Care, Inc. ("SCI") from its inception in 1976 until May 1986 and continued as a Director of SCI (now known as Olsten Corporation) until the latter part of 1987. Olsten, a New York Stock Exchange listed company, is engaged in providing home care and institutional staffing services and health care management services. Mr. Rubin is also a director and minority stockholder of Response USA, Inc., a public company engaged in the sale and distribution of personal emergency response systems.

JEFFERY LYONS, Q.C. Mr. Lyons practices municipal law, administrative law and public policy with Morrison, Brown, Sosnovitch, Barristers and Solicitors in Toronto, Ontario. He currently serves as the Vice Chair of the Toronto Police Services Board and as a Director of VIA Rail Canada Inc., CAMVEC Corporation, and Inforcorp Computer Solutions Ltd. He was the former Chairman of the Toronto Transit Commission and was on the governing body (Bencher) of the Law Society of Upper Canada from 1983-1991. Mr. Lyons is also a member of the Molson Indy Board of Trustees and Governor's Council of North York General Hospital.

CAMILLE CHEBEIR. Mr. Chebeir is President of Sedco Services, Inc., New York, which is responsible for a prominent Saudi family on its off-shore investments and overseeing management of its U.S. portfolio. Mr. Chebeir serves as a Managing Director of Metro West, a multipurpose Real Estate Development - Florida. He is a member of the boards of several U.S. and overseas companies within Sedco's business activities. Mr. Chebeir was previously with the National Commercial Bank, New York, serving from 1983 to 1989 as Vice President-Operations and from 1989 to 1992 as Executive Vice President managing its New York branch. Mr. Chebeir is a former President of Arab Bankers Association of North America. From 1960 to 1983, Mr. Chebeir held a number of executive positions with Citibank, N.A. offices in Beirut, Lebanon, Manama, Brahrain and Athens, Greece. Mr. Chebeir holds Degrees in Banking from St. Joseph University, Beirut, Lebanon.

ALEX KALPAXIS. Mr. Kalpaxis is currently the Chairman of AstraTek Inc. In his role as HealthyConnect.com's Chief Technology Officer, Mr. Kalpaxis is responsible for the technology vision, direction and proprietary product development of HealthyConnect.com. He is a recognized expert in advanced software technology. Recently speaking at the "Object Oriented Technology for Securities Industry" seminar sponsored by the Institute for International Research. Before founding AstraTek, he had a fourteen year career at Bankers Trust. As the Bank's Chief Technologist, he led projects in infrastructure development, LAN systems, databases and tools, object technology, and engineering. Mr. Kalpaxis is one of the key leaders who developed the global Bankers Trust Technical Architecture. This multi-year effort defined the strategies and standards for technology for the next five to ten years, including design, development, deployment and operation. Previously at Bankers Trust he managed the Micro Systems and Networks Group where he developed a number of innovative projects, including the original version of the BTAS security system, the PC version of the BIDDs trading system, the PC version of the FSDX publisher/subscriber system and a stream encryption driver for LANs. Before he joined Bankers Trust he was a research engineer for the Photonics Laser Institute at the City University of New York, a nationally renowned institute, were he obtained several patents related to electronics and optical fields. He has received several awards, including the Simon Sokin Medal for Excellence in Experimental Physics. Tadeo Holdings Inc. is a holding company, which recently acquired AstraTek, a wholly owned subsidiary. AstraTek is a software product development and professional services firm, delivering advanced technologies to Fortune 1000 companies and financial institutions. AstraTek's Visual Audit product for Excel are now part of Viasoft's (NASDAQ symbol VIAS) OnMark 2000 suite of software solutions for the Year 2000 problem.

DR. DONALD ROSS. Dr. Ross is an experienced health care executive specializing in regulatory, scientific and operational issues in not-for-profit public and private health care. Dr. Ross built a successful integrated health management company for a major international health care organization. Dr. Ross, with both academic and professional experience in quality assurance, utilization management, outcome research and clinical decision making, has spoken at numerous national and international conferences on trends and opportunities in healthcare and has created an extensive national and international network. In addition to his professional experience, Dr. Ross holds a Masters degree in Clinical Epidemiology, is a Doctor of Dental Medicine, and has an honors Bachelors degree in neurophysiology from the University of British Columbia. Currently, Don is completing a Masters in Business Administration. He is a member of the Canadian College of Health Service Executives as well as board member of First Canadian Health Inc.

DR. TOM WOO. Dr. Woo is a dermatologist with over fifteen years of experience in laser surgery, practicing in both Canada and the U.S.A. Dr. Woo is a world renowned expert in the area of laser hair removal. He has trained with the founders of the laser facial rejuvenation techniques in the U.S.A. Dr. Woo currently operates a successful dermatology practice in Calgary and is highly regarded in his field of expertise. Dr. Woo has multiple awards, scholarships, medical publication credits and teaching experiences, and has led numerous research initiatives in the areas of UVA/UVB exposure, skin cancer as well as several other studies in the field of dermatology.

EXECUTIVE COMPENSATION

         The following table sets forth the cash compensation, as well as certain other compensation paid or accrued to Med-Emerg's Chief Executive Officer Dr. Ramesh Zacharias and Chief Operating Officer and President Carl Pahapill (collectively, the "Named Executive Officers") for the fiscal years ended December 31, 1999, 1998 and 1997. No other executive officer received a total special salary and bonus of more than US$100,000 during the most recent completed year.

                                                                                                                  OTHER
NAME AND PRINCIPAL POSITION                                                               SALARY      BONUS    COMPENSATION
---------------------------                                                               -------   --------   ------------
                                                                                                         (US$)

Ramesh Zacharias...........................................................     1999      $179,048   $67,300    $4,938(1)
Chief Executive Officer                                                         1998      $151,088   $     0    $5,186(1)
                                                                                1997      $147,349   $     0    $9,436(1)
Carl Pahapill..............................................................     1999      $152,771   $67,730    $6,730
Chief Operating Officer and President                                           1998      $118,038   $16,863    $6,745
                                                                                1997      $126,403   $     0    $7,223

(1) In addition to being the Chief Executive Officer, Dr. Ramesh Zacharias occasionally covers physician assignments that Med-Emerg is otherwise unable to fill. For each assignment that Dr. Ramesh Zacharias covers, he is paid as an independent contracting physician. This amount represents fees paid to him for such services.


                  INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS

         As of December 31, 1999, the aggregate indebtedness outstanding to Med-Emerg or any of its subsidiaries of all officers, directors, employees and former officers, directors and employees of Med-Emerg or any of its subsidiaries, in connection with the purchase of securities of Med-Emerg or any of its subsidiaries, is equal to Cdn$60,000 (US$43,940). Such indebtedness is owing to Med-Emerg by Carl Pahapill.

NAME AND PRINCIPAL POSITION             INVOLVEMENT OF     LARGEST AMOUNT        AMOUNT           FINANCIALLY        SECURITY FOR
                                         MED-EMERG OR       OUTSTANDING     OUTSTANDING AS AT  ASSISTED SECURITY     INDEBTEDNESS
                                          SUBSIDIARY        DURING 1999     DECEMBER 31, 1999  PURCHASES DURING
                                                               (CDN$)             (CDN$)            1999 (#)
   Carl Pahapill, Chief Operating        Lender                $60,000           $60,000                Nil                None
      Officer and President...........


       AGGREGATED OPTION/SAR EXERCISES DURING THE MOST RECENTLY COMPLETED
            FINANCIAL YEAR AND FINANCIAL YEAR-END OPTIONS/SAR VALUES



NAME                                       SECURITIES        AGGREGATE VALUE     UNEXERCISED OPTIONS/SARS    VALUE OF UNEXERCISED
                                           ACQUIRED ON        REALIZED (US$)     AT DECEMBER 31, 1999 (#)        IN-THE-MONEY
                                           EXERCISE (#)                          EXERCISABLE/UNEXERCISABLE  OPTIONS/SARS AT DECEMBER
                                                                                                                31, 1999 (US$)
                                                                                                                 EXERCISABLE/
                                                                                                                 UNEXERCISABLE
Dr. Ramesh Zacharias..................         Nil                 nil              165,000/400,000                  nil/nil
Carl Pahapill.........................         Nil                 nil              165,000/400,000                  nil/nil


         An additional 400,000 options were granted to each of Dr. Ramesh Zacharias and Carl Pahapill on August 1, 1999. These options are exercisable upon the happening of certain events at an exercise price of US$1.50.


EMPLOYMENT AGREEMENTS

         The Company entered into employment agreements with both Dr. Zacharias and Mr. Pahapill. Dr. Zacharias' agreement provides that he will devote substantially the whole of his business time to the Company in consideration of an annual salary of US$225,000 effective August 1, 1999 and a bonus of US $67,300 based on performance. The annual salary increases to US$250,000 on the first anniversary. The agreement is for a term of three years, but may be terminated by the Company for cause, or without cause with six month's notice. Mr. Pahapill's agreement is for a term of three years, but may be terminated by the Company for cause or without cause with six month's notice. The agreement provides that Mr. Pahapill devote substantially the whole of his business time to the Company in consideration of an annual salary of US$200,000 effective August 1, 1999 and a bonus of US$67,300 based on performance. The annual salary increases to US$225,000 on the first anniversary.

STOCK OPTION PLAN

         In 1997, the Board of Directors and Shareholders adopted and approved the Company's Stock Option Plan (the "Plan"). The Plan was amended in November 1999. The Plan is to be administered by the Board of Directors or a committee appointed by the Board. Pursuant to the Plan, options to acquire an aggregate of 1,000,000 shares of Common Stock may be granted, 710,900 of which have been granted as of March 20, 2000. The Plan provides for grants of options to acquire Common Shares to employees, directors, service providers and consultants of the Company. During the fiscal 1999, Med-Emerg granted 440,000 options to eligible employees under the Plan at exercise prices between US$1.25 and US$1.87, and 800,000 options to the Named Executive Officers at an exercise price of US$1.50. No options were granted to eligible physicians during the year ended December 31, 1999.

OWNERSHIP OF MED-EMERG

         It is anticipated that, after giving effect to the Business Combination, approximately 6,434,731 shares of Med-Emerg Common Stock will be issued and outstanding and approximately 478,301 additional shares will be reserved for issuance upon the exercise of options and warrants to acquire Med-Emerg Common Stock being assumed in connection with the Business Combination.

         The following table sets forth information concerning the beneficial ownership of Med-Emerg Common Shares as of April 20, 2000, after giving effect to the business combination by (a) each person or group of persons known to LRC and Med-Emerg expected to beneficially own more than five percent (5%) of the outstanding shares of Med-Emerg Common Shares, (b) each person who is (or, upon consummation of the Business Combination, will be) an executive officer, director or director nominee of Med-Emerg and (c) all such executive officers and directors of Med-Emerg as a group. The information contained in this table with respect to beneficial ownership reflects "beneficial ownership" as defined in Rule 13d-3 under the U.S. Exchange Act, which means generally any person who, directly or indirectly, has or shares voting power or investment power with respect to a security. Med-Emerg Common Shares not outstanding but deemed beneficially owned by virtue of the right of an individual or group to acquire such shares within 60 days after April 20, 2000 are treated as outstanding only when determining the amount and percentage of Med-Emerg Common Shares owned by such individual or group. All information with respect to the beneficial ownership of any principal shareholder was furnished by such principal shareholder and Med-Emerg believes that, except as otherwise noted or pursuant to community property laws, each shareholder has sole voting and investment power with respect to the shares shown.

NAME AND ADDRESS(1)                                                                           NUMBER OF SHARES         PERCENTAGE
                                                                                              BENEFICIALLY OWNED
   Ramesh Zacharias, M.D., FRCSC(2)....................................................            1,607,544              22.3%
   1245841 Ontario Inc.(3).............................................................            1,042,544              14.4%
   William Thomson, C.A.(4)............................................................               70,000               1.0%
   Carl W. Pahapill, C.A(5)............................................................              665,000               9.2%
   Kathryn Gamble, C.A.(6).............................................................               95,000               1.3%
   Robert M. Rubin(7)..................................................................              750,000              10.4%
   Jeffrey Lyons(8)....................................................................               55,000                  *
   Hampton House.......................................................................              274,375               3.8%
   Donald Wilson, M.D.(9)..............................................................              570,450               7.9%
   Martin Scullion(10).................................................................              550,029               7.6%
   Camille Chebeir(11).................................................................               85,000               1.2%
   Tom Woo, M.D.(12)...................................................................              372,175               5.2%
   All Officers and Directors as a Group (10 persons)..................................            4,820,198              66.8%

-----------

*        Less than 1% of the outstanding shares of the class.

(1) Unless otherwise indicated, the address is c/o Med-Emerg International Inc., 2550 Argentia Road, Suite 205, Mississauga, Ontario L5N 5R1, Canada.

(2) Includes: (i) 292,544 shares owned by 1245841 Ontario Inc., which is owned by Dr. and Mrs. Zacharias; (ii) options to purchase up to 165,000 shares common stock; and (iii) 750,000 shares of common stock issuable upon the conversion of up to 500,000 shares of convertible preferred stock, such preferred stock currently held by 1245841 Ontario Inc., which is owned by Dr. and Mrs. Zacharias. For a period of ten years from issuance, each share of preferred stock is convertible into 1.5 shares of common stock and thereafter into such number of shares of common stock as is equal to US$4,500,000 divided by the then current market price of the common stock on the date of conversion. For purposes of the above chart, the number of shares of common stock issuable upon conversion of the preferred stock was calculated by assuming a one for one and one-half conversion. See "Description of Securities."

(3) 1245841 Ontario Inc. is an Ontario company in which the beneficial ownership is held by Ramesh and Victoria Zacharias.

(4) Includes 70,000 shares of common stock issuable upon the exercise of options.

(5) Includes 165,000 shares of common stock issuable upon the exercise of options.

(6) Includes 55,000 shares of common stock issuable upon the exercise of options.

(7) Includes 700,000 shares of common stock issuable upon the exercise of options.

(8) Includes 30,000 shares of common stock issuable upon the exercise of options.

(9) Includes: (i) 580,283 shares owned by 977675 Ontario Inc., which is beneficially owned by Donald Wilson; (ii) 25,000 shares of common stock issuable upon the exercise of options.

(10) Includes: (i) 535,061 shares owned by Page Raymond & Associates, which is beneficially owned by Martin Scullion; (ii) 25,000 shares of common stock issuable upon the exercise of options.

(11) Includes 25,000 shares of common stock issuable upon the exercise of options.

(12) Includes: (i) 308,119 shares upon the closing of the offer; (ii) 21,556 shares of common stock issuable upon the exercise of options.

                            EXCHANGE RATE DATA

         Med-Emerg International Inc. maintains its books of account in Canadian dollars.

         The following table sets forth, for the periods indicated, certain exchange rates based on the noon buying rate in New York City for cable transfers in Canadian dollars. Such rates are the number of United States dollars per one Canadian dollar and are the inverse of rates quoted by the Federal Reserve Bank of New York for Canadian dollars per US$1.00. The average exchange rate is based on the average of the exchange rates on the last day of each month during such periods. On December 31, 1999, the exchange rate was US$1.00 per Cdn$1.44.

YEAR ENDED DECEMBER 31,                                                    1995        1996         1997        1998        1999
-----------------------                                                    ----        ----         ----        ----        ----
   RATE AT END OF PERIOD.............................................     $0.7353     $0.7299      $0.6991     $0.6532     $0.6929
   AVERAGE RATE DURING PERIOD........................................      0.7299      0.7353       0.7223      0.6745      0.6730
   HIGH..............................................................      0.7009      0.7212       0.6945      0.6376      0.6462
   LOW...............................................................      0.7533      0.7526       0.7493      0.7061      0.6935


                       COMPARATIVE PER SHARE MARKET PRICE

         LRC Common Stock is listed on the Canadian Venture Exchange under the symbol "ZAP.A". Following the Business Combination LRC Common Stock will not trade on any market. Med-Emerg Common Stock and Purchase Warrants are listed on the NASDAQ SmallCap Market under the symbols "MDER" and "MDERW" respectively and under the symbols "MEI" and "MEIW" respectively on the Boston Stock Exchange.

         The following table sets forth for the period indicated the high and low per share and per warrant closing prices for Med-Emerg and LRC's securities on their respective exchanges.

                                                                             HIGH      LOW        HIGH       LOW      HIGH     LOW
                                                                            MED-EMERG COMMON    MED-EMERG PURCHASE     LRC COMMON
                                                                                STOCK US$          WARRANTS US$        STOCK CDN$
                                                                                                 CLOSING PRICE
   1998
   First Quarter (from 2/12/98 for Med-Emerg, from (1/12/98 for LRC).....      4.75      3.375     1.4375        .50    1.80     .60
   Second Quarter........................................................      4.00     2.8125        .50      .4375    1.76    1.00
   Third Quarter.........................................................      3.25     1.6875      .6563        .25    1.15     .60
   Fourth Quarter........................................................      2.00       1.00       .375      .1563     .70     .40
   1999
   First Quarter.........................................................      2.25      1.031      .5938        .25     .75     .40
   Second Quarter........................................................      2.50     1.0625       .875        .25     .60     .34
   Third Quarter.........................................................     2.063       1.50       .688       .375     .50     .30
   Fourth Quarter........................................................     2.688      1.125       .688        .50     .40     .16
   2000
   First Quarter.........................................................      5.00      1.563       2.00       .625     .36     .16

         THE QUOTATIONS IN THE ABOVE TABLES REFLECT INTER-DEALER PRICES WITHOUT RETAIL MARK-UP, MARK-DOWN OR COMMISSIONS AND MAY NOT REPRESENT ACTUAL TRANSACTIONS.

         On February 16, 2000, the last full trading day prior to the public announcement of the proposed business combination, the price of the Med-Emerg Common Shares on NASDAQ was US$2.6875 and of the Med-Emerg Purchase Warrants on NASDAQ was US$0.9375.

         There were 37 holders of record of Med-Emerg Common Shares and 2 holders of record of the Med-Emerg Purchase Warrants as of April 20, 2000. Med-Emerg has not declared any dividends on the Med-Emerg Common Shares in the last two fiscal years.

         There were no unregistered sales of Med-Emerg Securities during the last fiscal year.

        SUMMARY HISTORICAL FINANCIAL DATA OF MED-EMERG INTERNATIONAL INC.

         Set forth below is a summary of certain consolidated financial information with respect to Med-Emerg and its subsidiaries as at and for the years ended December 31, 1999, 1998, 1997, 1996, and 1995, excerpted from documents filed with the Commission, except for earnings before interest, taxes, depreciation and amortization ("EBITDA"). More comprehensive financial information is included in such statements and reports and other documents filed by Med-Emerg with the Commission, and the financial information summary set forth below is qualified in its entirety by reference to, and should be read in conjunction with, such reports and other documents, and all the financial statements, including the notes thereto.

STATEMENT OF OPERATIONS DATA:                                                 US $
                                                                    YEAR ENDED DECEMBER 31,
                                             -----------------------------------------------------------------------
                                                  1999           1998          1997           1996            1995
                                             --------------- ------------- ------------- --------------- --------------
STATEMENT OF OPERATIONS DATA:
     Revenue                                   $ 12,648,428   $10,308,103    $8,358,937     $ 7,953,775    $  8,016,895
     Physician Fees and Other Direct Costs        8,877,139     7,984,116     6,319,934       6,290,047       6,136,000
     Gross Profit                                 3,771,289     2,323,987     2,039,004       1,663,728       1,880,895

     Operating Expenses before Depreciation
     and Amortization (1) and
     HealthyConnect.com
         -- Canadian GAAP                         3,707,127     2,246,225     1,995,439       4,315,983       2,052,150
         -- U.S. GAAP                             3,680,332     2,422,974     2,101,456       4,359,053       2,052,150
     Depreciation and Amortization                  361,332       124,239        92,548          57,632          36,015
     HealthyConnect.com                             798,943        84,530             -               -              -
     Operating Income (Loss)
         -- Canadian GAAP                        (1,096,113)     (131,007)      (48,983)     (2,709,887)       (207,270)
         -- U.S. GAAP                            (1,069,318)     (307,756)     (155,001)     (2,752,957)       (207,270)
     Other Income (Expense)                         (44,494)      (12,584)     (321,335)        (40,780)         40,093
     Provision for Income Taxes (Recovery)         (262,138)      (37,333)      (29,332)       (107,761)         52,149
     Net Income (Loss)
         -- Canadian GAAP                          (878,469)     (106,258)     (340,987)     (2,642,906)       (219,325)
         -- U.S. GAAP                              (851,675)     (283,007)     (447,004)     (2,685,976)       (219,325)
     Net Income (Loss) per Common Share (2)
         -- Canadian GAAP                         $   (0.26)    $   (0.04)    $   (0.18)      $   (0.87)     $    (0.09)
     Basic and Diluted Income (Loss) per
     Common Share (2)
         -- Canadian GAAP                         $   (0.30)    $   (0.08)    $   (0.18)      $   (0.87)     $    (0.09)
     Primary and Diluted Income (Loss) per
     Common Share
         -- U.S. GAAP                             $   (0.25)    $   (0.10)    $   (0.23)      $   (0.88)     $    (0.09)
BALANCE SHEET DATA:
     Working Capital                              $(882,232)    $1,499,329  $(1,349,530)      $ (870,509)    $ (353,293)
     Total Assets                                10,066,936      5,455,832    3,636,418        2,583,717      1,984,846
      Long-term Debt                                518,338         66,837       55,475                -              -
     Shareholders' Equity                         5,230,931      3,703,504        9,760          196,335       (227,845)
OTHER DATA:
     EBITDA (3)
         -- Canadian GAAP                        $ (734,781)    $  (6,768)    $  43,565       $(2,652,255)    $(234,628)
         -- U.S. GAAP                            $ (707,986)   $ (183,517)   $  (62,452)      $(2,695,325)    $(234,628)


(1) At December 31, 1997, operating expenses included stock compensation expense of $100,400 for shares issued to a director. At December 31, 1996, operating expenses included stock compensation expenses of $1,271,214 for shares issued to a shareholder and $934,033 for the issuance of stock options to a director.

(2) Net income (loss) per common share reflects net income (loss) before preferred share dividends divided by the weighted average number of common shares outstanding. Basic and fully diluted income (loss) per common share reflects net income (loss) available to common shareholders divided by the weighted average number of common shares outstanding.
(3) EBITDA is the sum of income (loss) before interest, taxes, depreciation and amortization expense. EBITDA should not be considered as an alternative to net income (loss) or to cash flows from operating activities (all as determined in accordance with generally accepted accounting principles). EBITDA is presented because it is a widely used financial indicator of a company's ability to service indebtedness and other factors.


           SELECTED HISTORICAL DATA OF LASER REJUVENATION CLINICS LTD.

         Set forth below is a summary of certain consolidated financial information with respect to Laser Rejuvenation Clinics Ltd. and its subsidiaries as at and for the six months ended December 31, 1999 and 1998 and as at and for the years ended June 30, 1999, 1998 and 1997. More comprehensive financial information is available in the financial statements and related documents of Laser Rejuvenation Clinics Ltd., and the financial information is qualified in its entirety by reference to, and should be read in conjunction with, such financial statements and related documents, including the notes thereto.

                                                 1999         1998          1999         1998          1997(2)
                                                 SIX MONTHS ENDED                    YEAR ENDED JUNE 30
                                                  DECEMBER 31 (1)
                                                   IN U.S. $ (4)                        IN U.S. $ (4)
STATEMENT OF OPERATIONS DATA:
Gross Revemue                                  $2,124,423   $1,577,304   $3,164,292   $1,395,243   $  497,531
Physician Remittances                             537,826      298,050      728,031      204,339       57,926
                                               ----------   ----------   ----------   ----------   ----------
Net Revenue                                     1,586,597    1,279,254    2,436,261    1,190,904      439,605
Operating Expenses before Dep'n & Amortization  1,755,559    1,228,530    2,716,293    1,446,760      383,730
Depreciation & Amortization                       270,479      238,893      481,084      251,464       53,580
                                               ----------   ----------   ----------   ----------   ----------
Operating Income                                 (439,441)    (188,169)    (761,116)    (507,320)       2,295
Other income (expense)                             16,980       26,300       38,196       31,287        4,321
Provision for Income Taxes                              -            -            -            -            -
Non-Controlling Interest                           38,067       27,371       86,543       13,807            -
                                               ----------   ----------   ----------   ----------   ----------
Net Income (Loss)                                (384,394)    (134,498)    (636,377)    (462,226)       6,616
Basic and Diluted Income per Common Share           (0.03)       (0.01)       (0.05)       (0.05)           -

BALANCE SHEET DATA:
Working Capital                                  (364,658)     314,808     (177,205)   1,155,283       570,838
Total Assets                                    3,139,056    3,729,819    3,533,915    3,155,422     1,538,315
Long-Term Debt                                    320,434      364,503      324,854      140,137        20,095
Shareholder's Equity                            1,780,536    2,668,422    2,165,451    2,621,199     1,341,159

OTHER DATA:
EPITDA(3)                                        (89,585)     117,441      (120,157)    (206,456)       61,029

-----------

(1)      Unaudited.

(2)      Business commenced on September 10, 1996.

(3) EBITDA is the sum of income before interest, taxes, depreciation and amortization expense. EBITDA should not be considered as an alternative to net income (loss) or to cash flows from operating activities (all as determined in accordance with generally accepted accounting principles). EBITDA is presented because it is a widely used financial indicator of a company's ability to service indebtedness and other factors.

(4) These consolidated statements have historically been expressed in Canadian dollars, which is the functional currency of LRC. These consolidated statements have been translated into U.S. dollars using the foreign exchange ratios of December 31, 1999 of 1.4433 (the translation of convenience method).

            UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION OF
                          MED-EMERG INTERNATIONAL INC.

         The following unaudited pro forma consolidated financial information of Med-Emerg was prepared to illustrate the estimated effects of the LRC transaction for balance sheet purposes as at December 31, 1999 and for purposes of the results of operations for the year ended December 31, 1999.

         Based upon the terms of the Business Combination Agreement, and the resulting attributes of the transaction, the pro forma statements have been prepared in accordance with Canadian GAAP using the purchase method of accounting for the transaction which is consistent in all material respects with the method expected to be used under U.S. GAAP, except as indicated in
Note 1. The unaudited pro forma consolidated financial information of Med-Emerg presented is derived from a combination of LRC financial information and Med-Emerg financial information, both of which are prepared in accordance with Canadian GAAP.

         The balance sheets and statements of operations of Med-Emerg and LRC have been summarized and reclassified so that they may be presented on a consistent basis for purposes of the unaudited pro forma consolidated financial information of Med-Emerg. The pro forma consolidated balance sheet as at December 31, 1999 gives effect to the transactions set out in the Business Combination Agreement, more fully described in Note 2, as though they had occurred on December 31, 1999. The pro forma consolidated statements of operations for the year ended December 31, 1999 give effect to these transactions as if they had occurred on January 1, 1999.

         The allocation of the aggregate purchase price reflected in the unaudited pro forma consolidated financial information of Med-Emerg is preliminary. The actual purchase price allocation to reflect the fair values of assets acquired and liabilities assumed will be based upon management's evaluation of such assets and liabilities following the effective date of the transaction and, accordingly, the adjustments that have been included will change based upon the final allocation of the total purchase price (including any purchase price adjustment). Such allocation may differ significantly from the preliminary allocation included herein.

                        MED-EMERG INTERNATIONAL INC.
                   PRO FORMA CONSOLIDATED BALANCE SHEET
                               (UNAUDITED)
                         AS AT DECEMBER 31, 1999
                              STATED IN $US

                                                                                                Proforma
                                                                                              Adjustments
                                                                                                Purchase     Pro forma
                                            Notes     Med-Emerg        LRC         Subtotal       Price     Consolidated
                                            ----------------------------------------------------------------------------
ASSETS

CURRENT ASSETS
    Cash                                     2.3     $   229,966   $   127,789   $   357,755   $  (170,000)  $   187,755
    Accounts receivable                                2,453,700       502,178     2,955,878                   2,955,878
    Note receivable from director                           -             -             -                           -
    Prepaid and other                                    281,385       171,249       452,634                     452,634
                                                     -------------------------------------------------------------------
                                                       2,965,051       801,216     3,766,267      (170,000)    3,596,267

LOANS AND ADVANCES                                          -             -             -                           -
CAPITAL ASSETS                                         2,329,847     1,651,440     3,981,287          -        3,981,287
OTHER ASSETS                                 2.4       4,005,768       160,608     4,166,376      (160,608)    4,005,768
GOODWILL                                     2.8            -          653,581       653,581      (156,051)    2,964,960
                                             2.4                                        -         (653,581)
                                             2.7                                                 3,121,011
DEFERRED INCOME TAXES                        2.4         766,270          -          766,270        22,095       788,365
                                                     -------------------------------------------------------------------
                                                     $10,066,936   $ 3,266,845   $13,333,781   $ 2,002,866   $15,336,647

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
    Bank indebtedness                                $ 1,401,096   $   228,654   $ 1,629,750                 $ 1,629,750
    Accounts payable and accrued liabilities           1,917,153       299,411     2,216,564                   2,216,564
    Deferred revenue                                        -          444,552       444,552                     444,552
    Restructuring reserve                                356,889          -          356,889                     356,889
    Current portion of obligations under
      capital lease                                         -          172,471       172,471                     172,471
    Current portion of long-term debt                    172,145        20,786       192,931                     192,931
                                                     -------------------------------------------------------------------
                                                       3,847,283     1,165,874     5,013,157          -        5,013,157

DEFERRED TAX CREDIT                                      470,384          -          470,384                     470,384
LONG TERM DEBT                                           518,338        77,369       595,707                     595,707
OBLIGATIONS UNDER CAPITAL LEASE                             -          182,158       182,158                     182,158
RELATED PARTY LOAN                                          -           60,908        60,908                      60,908
DUE TO MINORITY SHAREHOLDERS                                -             -             -                           -
                                                     -------------------------------------------------------------------
                                                       4,836,005     1,486,309     6,322,314          -        6,322,314

MINORITY INTEREST                                           -             -             -                           -

SHAREHOLDERS' EQUITY
    Capital Stock                            2.1       8,251,290     3,256,919    11,508,209     3,138,355    11,219,645
                                             2.3                                                  (170,000)
                                             2.6                                                (3,256,919)
    Convertible debenture                                405,371          -          405,371                     405,371
    Contributed surplus                      2.2       1,022,100          -        1,022,100       971,098     1,993,198
    Retained Earnings/(Deficit)              2.6      (4,335,566)   (1,476,383)   (5,811,949)    2,268,477    (4,335,566)
                                             2.4                                                  (792,094)
    Cumulative translation adjustment                   (112,264)         -         (112,264)                   (112,264)
                                                     -------------------------------------------------------------------
                                                       5,230,931     1,780,536     7,011,467     2,158,917     9,170,384
                                                     -------------------------------------------------------------------
                                                     $10,066,936   $ 3,266,845    $13,333,781  $ 2,158,917   $15,492,698
                                                     ===================================================================

                       MED-EMERG INTERNATIONAL INC.
                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                              (UNAUDITED)
                    FOR THE YEAR ENDED DECEMBER 31, 1999
                             STATED IN US$

                                                                                                Proforma
                                                                                              Adjustments
                                                                                                Purchase     Pro forma
                                            Notes     Med-Emerg        LRC         Subtotal       Price     Consolidated
                                            ----------------------------------------------------------------------------
Revenue                                              $12,648,428   $ 3,740,288   $16,388,716                $16,388,716
Physician fees and other direct costs                  8,877,139     1,250,282    10,127,421                 10,127,421
                                                     ------------------------------------------------------------------
Gross Margin                                           3,771,289     2,490,006     6,261,295          -       6,261,295
                                                     ------------------------------------------------------------------
Operating Expenses
    Salaries and benefits                              1,838,276     1,129,179     2,967,455                  2,967,455
    General and administration                           493,541        94,673       588,214                    588,214
    Occupancy costs and supplies                         872,109       872,006     1,744,115                  1,744,115
    Public company costs                                 301,591        79,894       381,485                    381,485
    Travel and marketing                                 201,610       738,676       940,286                    940,286
    HealthyConnect.com development costs                 798,943          -          798,943                    798,943
                                                     ------------------------------------------------------------------
                                                       4,506,070     2,914,428     7,420,498          -       7,420,498

EARNINGS (LOSS) FROM OPERATIONS                         (734,781)     (424,422)   (1,159,203)         -      (1,159,203)

    Interest and financing expense                        44,494        46,422        90,916                     90,916
    Depreciation expense                     2.8         194,097       460,095       654,192       156,051      810,243
                                                     ------------------------------------------------------------------
NET INCOME BEFORE TAXES                                 (973,372)     (930,939)   (1,904,311)     (156,051)  (2,060,362)

    Income tax recovery (expense)                        262,138                     262,138          -         262,138
                                                     ------------------------------------------------------------------
NET INCOME (LOSS) BEFORE GOODWILL AMORTIZATION          (711,234)     (930,939)   (1,642,173)     (156,051)  (1,798,224)

    Goodwill amortization                                167,235        52,575       219,810                    219,810
                                                     ------------------------------------------------------------------
NET INCOME (LOSS) BEFORE MINORITY INTEREST           $  (878,469)  $  (983,514)  $(1,861,983)   $ (156,051) $(2,018,034)

    Minority Interest                                $      -      $    97,239   $    97,239    $     -     $    97,239
                                                     ------------------------------------------------------------------
NET INCOME (LOSS) BEFORE PREFERRED SHARE DIVIDENDS   $  (878,469)  $  (886,275)  $(1,764,744)   $ (156,051) $(1,920,795)

    Preferred Dividends                              $  (134,194)  $      -      $  (134,194)   $     -     $  (134,194)
                                                     ------------------------------------------------------------------
NET INCOME (LOSS)                                    $ (1,012,663) $  (886,275)  $(1,898,938)   $ (156,051) $(2,054,989)
                                                     ==================================================================

NET LOSS BEFORE PREFERRED SHARE DIVIDEND,
    PER COMMON SHARE                                 $      (0.26)                                          $     (0.42)

PREFERRED SHARE DIVIDENDS, PER SHARE                        (0.04)                                                (0.03)
                                                     ------------                                           -----------
BASIC AND FULLY DILUTED LOSS, PER SHARE              $      (0.30)                                          $     (0.45)
                                                     ============                                           ===========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES                3,371,322                                1,167,543    4,538,865
                                                     ============                                ======================

                          MED-EMERG INTERNATIONAL INC.

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                                   (UNAUDITED)

1.       BASIS OF PRESENTATION

         The pro forma statements have been prepared using the purchase method of accounting for the transaction. The total purchase price will be allocated to the assets acquired and liabilities assumed, based on their respective fair values. The allocation of the aggregate purchase price reflected in the pro forma statements is preliminary and is based upon the Med-Emerg share price on February 16, 2000. The actual purchase allocation to reflect the fair values of the assets acquired and liabilities assumed will be based upon management's evaluation of such assets and liabilities and, accordingly, the adjustments that have been included in the pro forma statements will change based upon the final allocation of the total purchase price (including any purchase price adjustment). Such allocation may differ significantly from the preliminary allocation included herein. In addition, a significant difference between the Canadian GAAP and the U.S. GAAP calculation of the total purchase price may result. Under Canadian GAAP, the purchase price will be determined based on Med-Emerg's stock price on the date of the transaction (which cannot be determined at this time). Under U.S. GAAP, the purchase price is determined based on the period surrounding the announcement date.

         The accompanying pro forma statements have been prepared by management of Med-Emerg based on the audited consolidated financial statements of Med-Emerg as at and for the year ended December 31, 1999, respectively, and the unaudited consolidated financial statements of LRC as at and for the year ended December 31, 1999, respectively, adjusted to reflect classifications consistent with the presentation adopted by Med-Emerg. The accounting policies used in the preparation of the pro forma statements are those disclosed in Med-Emerg's audited consolidated financial statements. The pro forma adjustments include those adjustments necessary to conform the LRC financial statements with the accounting policies used by Med-Emerg in the preparation of its consolidated financial statements, except as described in note 4.

         In the opinion of the management of Med-Emerg, these pro forma statements include all adjustments necessary for a fair presentation of pro forma financial statements.

         The pro forma statements also are not necessarily indicative of the results that actually would have been achieved if the transactions reflected therein had been completed on the dates indicated or the results which may be obtained in the future. In preparing these pro forma statements, no adjustments have been made to reflect transactions which have occurred since the dates indicated or to reflect the operating benefits and general and administrative cost savings expected to result from combining the operations of Med-Emerg and LRC.

         The pro forma statements should be read in conjunction with the description of the transaction in this Prospectus, the audited consolidated financial statements of Med-Emerg as at and for the year ended December 31, 1999, and notes thereto, incorporated by reference in this Prospectus, and the unaudited consolidated financial statements for LRC as at and for the six months ended December 31, 1999, the consolidated financial statements for LRC as at and for the year ended June 30, 1999, and notes thereto, also incorporated by reference in this Prospectus.

2.       PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

         The pro forma statements incorporate the following assumptions:

         1.       Completion of the transactions contemplated by the Business

                  Combination Agreement, as more fully described elsewhere herein, resulting in the combination of the business of Med-Emerg and LRC.

         1.1 Absence of any material transactions by, or changes in operations of, Med-Emerg and LRC subsequent to December 31, 1999 other than as described elsewhere in this Prospectus.

         These pro forma statements give effect to the following assumptions and adjustments (as if they had occurred on December 31, 1999 in respect of the pro forma consolidated balance sheet for the year ended December 31, 1999, and on January 1, 1999 in respect of the pro forma consolidated statements of operations):

         TRANSACTIONS GIVING EFFECT TO THE BUSINESS COMBINATION AND AGREEMENTS RELATED THERETO

         2.1 The issuance by Med-Emerg of 1,167,543 Common Shares at $2.688 per share, and 389,181 Med Emeg Series C Warrants, exercisable at $3.00 with a life of three years from date of issue, in exchange for 15,003,122 outstanding shares of LRC Common Shares, as of February 16, 2000, on the basis of an exchange ratio of one share of Med-Emerg Common Shares for every 12.85 shares of LRC- Common Shares. $770,578 was recorded as contributed surplus to reflect the cost to Med-Emerg of issuing the Series C Warrants as part of the transaction.

         2.2      LRC STOCK OPTIONS

                  To record $200,520 as contributed surplus to reflect the cost to Med-Emerg of assuming LRC stock options. A total of 89,120 Med-Emerg stock options were issued to replace 1,145,200 LRC stock options.

                  The fair values attributed to the above-mentioned Med-Emerg instruments were estimated using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 6.71%, expected life based on the expiry date of each instrument, and expected volatility of 127%.

         2.3 To record the estimated costs of $170,000 associated with the transaction, which will be reflected as a reduction in the share capital, consistent with Med-Emerg's policy.

         2.4 To eliminate LRC's goodwill prior to allocation of the purchase price by Med-Emerg.

         CONFORMING ADJUSTMENTS

         2.5 There are no conforming adjustments required, but LRC has made limited reclassifications to approximate Med-Emerg's accounting policies.

         ADJUSTMENTS TO RECORD THE PURCHASE

         2.6 To eliminate on consolidation the shareholders' equity attributable to LRC Common Shares after taking into consideration the adjustment described in 2.4.

         2.7 To allocate the aggregate purchase price to LRC's net assets, in accordance with the purchase method of accounting as follows:


                                                                                     DECEMBER 31,
                                                                                         1999
                                                                                     -----------
         Fair value of the shares to be issued....................................   $3,138,355
         Cost of warrants and options.............................................      971,098
                                                                                     ----------
         Total purchase price.....................................................   $4,109,453

         Common shareholders' equity acquired before adjustment described in 2.4..   $1,780,536

         Deduct effect of goodwill adjustment described in 2.4....................     (653,581)
                                                                                     ----------
         Pro forma book value of net tangible assets acquired.....................    1,126,955
                                                                                     ----------
         Deferred tax asset.......................................................       22,095
         Deferred Development Costs...............................................     (160,608)
         Goodwill.................................................................    3,121,011
                                                                                     ----------
         Total purchase price                                                        $4,109,453


         2.8 To record amortization of goodwill as a result of the purchase price allocation as reflected above.

         The above amortization adjustments are preliminary and could vary significantly based upon the final allocation of the total purchase price (including any purchase price adjustment).

3.        CAPITAL STOCK AND COMMON SHARES

         The number of pro forma common shares outstanding after giving effect to the transaction are:

Med-Emerg shares outstanding at February 16, 2000.............................. 4,912,434
LRC shares outstanding at February 16,2000 converted
  to equivalent Med-Emerg shares (15,003,122 * 0.007782)......................  1,167,543
                                                                                ---------
Pro forma common shares outstanding............................................ 6,079,977
                                                                                ---------

4.       ITEMS NOT ADJUSTED

         The pro forma statements do not reflect any operating efficiencies, cost savings and other benefits or expenses related to the Business Combination anticipated by Med-Emerg's management. Those benefits include potential opportunities for increased revenue that arise from an increased number of clinic facilities forming the foundation for Med-Emerg's internet-based network and expanding into the areas of cosmetic laser treatments.

5.       PER SHARE INFORMATION

         The pro forma net loss per common share, basic and diluted, was calculated after deducting dividends on preferred shares from the net loss and was based on the weighted average number of common shares outstanding during the period as calculated below:

                                                          FOR THE YEAR ENDED
                                                          DECEMBER 31, 1999
                                                          ------------------
   Med-Emerg average shares outstanding..................      3,371,322
   Med-Emerg shares issued in exchange for LRC shares....      1,167,543
                                                               ---------
   Total.................................................      4,538,865
                                                               ---------

6.        CANADIAN AND UNITED STATES ACCOUNTING POLICY DIFFERENCES

These proforma consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"), which conform in all material respects applicable to the Company, with those in the United States ("U.S. GAAP") for the year ended December 31, 1999 except with respect to the following:

If United States GAAP were employed, net loss for the period would be adjusted as follows:

Net loss based on Canadian GAAP            (1,920,795)
Start-up costs amortized/(deferred)           77,543
Goodwill amortization                         (8,925)
                                          -------------
Net loss based on United States GAAP      $(1,852,177)
                                          -------------
Primary loss per share                    $    (0.41)
                                          =============

If United States GAAP were employed, deficit, other assets, deferred start-up costs, and total liabilities would be adjusted as follows:

Deficit based on Canadian GAAP                                    $(4,335,566)
Start-up costs deferred                                              (255,040)
Goodwill amortization                                                  (8,925)
                                                                  -----------
                                                                  $(4,599,531)
                                                                  ===========

Other assets based on Canadian GAAP                               $ 4,005,768
Start-up costs deferred                                              (255,040)
Goodwill on purchase of YFMC Healthcare Inc.                        1,087,872
                                                                  -----------
                                                                  $ 4,838,600
                                                                  ===========
Total liabilities based on Canadian GAAP                          $ 6,194,525
Convertible debenture                                                 405,371
                                                                  -----------
                                                                  $ 6,599,896
                                                                  ===========

(a)      Deferred Income Taxes

Under U.S. GAAP, the Company is required to follow Statement of Financial Accounting Standards (SFAS No. 109) "Accounting for Income Taxes", which requires the use of the "asset and liability method" of accounting for deferred income taxes, which gives recognition to deferred taxes on all "temporary differences" (differences between accounting basis and tax basis of the Company's assets and liabilities, such as the non-deductible values attributed to assets in a business combination) using current enacted tax rates. In addition, SFAS No. 109 requires the Company to record all deferred tax assets, including future tax benefits of capital losses carried forward, and to record a "valuation allowance" for any deferred tax assets where it is more likely than not that the asset will not be realized. The Company has followed this method under Canadian GAAP.

(b)      Deferred Start-up Costs

Under Canadian GAAP, development and start-up costs, which meet certain criteria, are deferred and amortized. Under United States GAAP, development and start-up costs are expensed as incurred.

(c)      Convertible Debenture

Under U.S. GAAP, convertible debentures are presented as liabilities, regardless of the attributes of the convertible debenture, and transferred to equity upon conversion, whereas, under Canadian GAAP, the likelihood of conversion to equity is considered in determining the classification between liability or equity.

(d)      Earnings Per Share

U.S. GAAP requires common shares and warrants to purchase common shares, issued or exercisable at prices below the initial public offering ("I.P.O.") price and which were issued within one year prior to the initial filing of the registration statement relating to the I.P.O., to be treated as if the common shares were outstanding from the beginning of the period in the calculation of weighted average number of common shares outstanding and loss per share, even where such inclusion is anti-dilutive. Primary earnings per common share is determined using the weighted average number of shares outstanding during the year, adjusted to reflect the application of the treasury stock method for outstanding options and warrants in accordance with U.S. GAAP.

(e)     Stock Compensation

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), was issued by the Financial Accounting Standards Board in October 1995. SFAS 123 establishes financial accounting and reporting standards for transactions in which an entity issues its equity instruments to acquire goods or services from non-employees, as well as stock-based employee compensation plans. All transactions in which goods or services are the consideration received for the issuance of equity instruments are to be accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

For those transactions described in note 9 and under SFAS 123:

* the issuance of 125,000 common shares to promissory note holders resulted in a charge to income (finance expense) over the term of the related promissory note payable, at $2.05 per share equal to $256,250 of which $196,943 has been charged to earnings in the year ended December 31, 1997 and $50,470 has been charged to earnings in the year ended December 31, 1998.

* the issuance of 50,000 shares to a director for services rendered resulted in a charge to income at $2.05 per share equal to $100,400 in the year ended December 31, 1997.

* the issuance of an option on November 1, 1996 to a director to acquire 700,000 shares (note 9) has resulted in a charge to income equal to $934,033 in 1996 based on $2.05 per share, and the "minimum value" method of calculation permitted under SFAS 123 for non-public entities.

As allowed by SFAS 123, the Company has decided to continue to use Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" in accounting for the Company's Stock Option Plan (the "Plan") for U.S. GAAP purposes, pursuant to which there is no significant difference between U.S. and Canadian GAAP in the accounting for the granting of options under the Plan.

(f)      Goodwill

Under U.S. GAAP, the purchase price of an acquisition involving the issuance of shares is determined based on the share price for the period surrounding the announcement date of the acquisition. The share price used for the YFMC Healthcare Inc. acquisition under U.S. GAAP was $1.859. Under Canadian GAAP, the purchase price is determined based on the share price on the date the transaction is consummated. The share price used for the YFMC Healthcare Inc. acquisition under Canadian GAAP was $1.25.

(g)      Shareholders' Equity

Under U.S. GAAP, loans issued to officers to acquire stock are presented as a deduction from shareholders' equity (deficit).

Under Canadian GAAP, the detachable stock purchase warrants issued in conjunction with the private stock offering on January 22, 1996 and subsequently surrendered have been given no recognition in the financial statements.

Under U.S. GAAP, detachable stock purchase warrants are given separate recognition from the primary security issued. Upon initial recognition, the carrying amount of the two securities is allocated based on the relative fair values at the date of issuance. Under U.S. GAAP, based on an ascribed fair value of $0.364 for each of the 1,000,000 share warrants issued, share capital would be lower by $36,406 and, given that the stock purchase warrants were cancelled during the year, the carrying amount of contributed surplus would be increased by $36,406.

The effect on shareholders' equity would be as follows:

Capital stock (as previously shown)                            $11,219,645
Captial stock issued on purchase of YFMC Healthcare Inc.         1,087,872
Ascribed fair value of share purchase warrants issued              (36,406)
                                                               -----------
Capital stock - U.S. GAAP                                       12,271,111
Share purchase loan to officer                                     (44,978)
                                                               -----------
Net capital stock - U.S. GAAP                                  $12,226,133
                                                               -----------

Convertible debenture (as previously shown)                    $   405,371
Convertible debenture included in long-term debt                  (405,371)
                                                               -----------
Convertible debenture - U.S. GAAP                              $      -
                                                               -----------

Contributed surplus (as previously shown)                      $ 1,993,198
Share purchase warrants                                             36,406
                                                               -----------
Contributed surplus - U.S. GAAP                                $ 2,029,604
                                                               -----------
Deficit - U.S. GAAP                                            $(4,599,531)
                                                               -----------
Shareholders equity (deficit) - U.S. GAAP                      $ 9,656,206
                                                               ===========

(h)      Comprehensive Income

Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130), was issued by the Financial Accounting Standards Board in June 1997. SFAS 123 establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier period provided for comparative purposes is required.

Net income (loss) (US GAAP)                                    $(1,852,177)
Foreign currency translation adjustment                             (4,565)
                                                               -----------
Comprehensive income                                           $(1,856,742)
                                                               ===========

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS OF MED-EMERG

         OVERVIEW

Med-Emerg International Inc. ("Med-Emerg" or the "Company"), based in Ontario, Canada, is a provider of a broad range of quality healthcare management services. Established in 1983, the Company specializes in the coordination and contract staffing of emergency physicians for hospitals and clinics in Canada. Though emergency-related services are still an important component of the Company's business, Med-Emerg has expanded to offer a wide variety of medical services including recruitment, nurse staffing, physician management services and an internet-based healthcare network.

Med-Emerg is positioned to establish industry leadership by providing integrated professional management services in the delivery of healthcare to the healthcare consumer. The Company's operations are divided into three divisions: Physician and Nurse Recruitment Services, Physician Management Services and an internet based healthcare network called HealthyConnect.com. Med-Emerg's strategy is to remain focussed on these three divisions while continuing to broaden its consolidation of physicians over a wider geographic base. Med-Emerg believes that it is well positioned to benefit from the aging of the baby boomer population, to capitalize on recent developments within the North American healthcare environment and to integrate opportunities available through internet technology. Specifically, the Company's strategy is to leverage its 15 years of physician recruitment experience in becoming a dominant player in Physician Management Services and to develop an internet-based healthcare network that connects physicians, patients, third party payors and consumers to a "virtual world" of healthcare products, services and health information.

The Company continues to promote its medical manpower staffing services throughout Canada. Demand for emergency care has grown significantly over the past ten years, notwithstanding the small proportion of physicians focusing on emergency medicine. Moreover, recruitment of experienced emergency medicine practitioners by hospitals in other countries is intense and such demand is expected to continue for some time. Given the uncertainties associated with patient volumes in several Ontario hospital emergency departments, the pool of available physicians willing to practice emergency medicine has been declining.

The Company's ability to provide solutions and source physicians and highly skilled nurses will be enhanced by its success in developing its dominant status in the Physician Management Services Organization (PMSO) sector. The Company's business strategy is to integrate and through its physicians program offer the family physician a comprehensive practice opportunity. Management believes that the creation of a dominant PMSO status will significantly contribute to the Company's efforts in growing its emergency services recruitment division.

On March 22, 2000, the Company launched HealthyConnect.com, an internet-based e-commerce health portal. HealthyConnect.com has been strategically designed to provide an end to end solution for the information needs of the healthcare sector. The Company will pursue both a business to business and business to consumer e-commerce strategy connecting physicians, hospitals, third-party payors and consumers and will allow all participants to access and exchange healthcare related information, purchase healthcare products and services, and communicate more cost-effectively with one another. HealthyConnect.com will deliver healthcare services and products and provide timely access to reliable healthcare information through the utilization of advanced telecommunication technology.

Targeted purchasers of HealthyConnect.com on line applications are consumers, healthcare institutions, physicians and other healthcare providers and healthcare product suppliers. Consumers will benefit from 24-hour, 7-day a week access, via the internet and telephone, to Med-Emerg's healthcare service provider network. In addition, consumers will have multiple site secure access to their own and their family members' electronic medical records, access to a physician management health and wellness centre and convenient at-home shopping for healthcare products and services.

HealthyConnect.com will enable physicians and other healthcare providers to access reliable information and provide them with additional support in delivering cost effective, high quality healthcare services. Benefits include 24-hour coverage for patients, access to a comprehensive physician medical reference database, online continuing medical education courses, tools for chronic disease management, and participation in clinical trials and web casting. HealthyConnect.com will link healthcare product and service suppliers with our clinical network family. Convenient and secure access and at home/office browsing and purchasing capabilities will facilitate direct sales opportunities for member suppliers. Healthcare product and service suppliers that may benefit from using HealthyConnect.com include pharmaceutical companies, insurance companies, employers, government, managed care organizations, physicians and hospitals.

HealthyConnect.com has assembled several key strategic partners that will provide health information content, end to end transaction processing capability and e-commerce goods and services to its customers. HealthyConnect.com has negotiated, amongst others, a relationship with AstraTek, a software product development firm, delivering advanced technologies to Fortune 1000 companies and financial institutions and Data General, a leading supplier of servers and storage systems, and services for information systems users worldwide. AstraTek assisted in the development and launch of the HealthyConnect.com portal. Data General will provide a consolidated computing infrastructure to support HealthyConnect.com including hardware, software and network support.

Management of Med-Emerg sees HealthyConnect.com as a significant opportunity to create a profitable business line while providing healthcare organizations with new web-based technologies to increase practice efficiency, achieve measurable cost savings and improve the quality of care.

On February 18, 2000, the Company announced the signing of a Business Combination Agreement to purchase all of the issued and outstanding shares of Laser Rejuvenation Clinics Ltd. ("LRC") on the basis of one Med-Emerg common share and 1/3 of a warrant to purchase a Med-Emerg common share at a price of US$3.00 per share for every 12.85 shares of LRC. The closing of the transaction is subject to regulatory and shareholders approval. LRC is a publicly listed company on the Canadian Venture Exchange that offers a full range of laser cosmetic procedures in its clinic operations located in the provinces of Ontario, Alberta and British Columbia.

On November 5, 1999, the shareholders of the Company approved the issuance of up to 1,799,502 additional common shares in connection with the take over bid by the Company for all the issued and outstanding securities of YFMC Healthcare Inc. ("YFMC"), a Canadian physician management services organization that owns and manages 22 medical clinics. Pursuant to the business combination agreement, dated August 10, 1999, the Company mailed a take-over bid circular on November 5, 1999 to all YFMC shareholders making an offer to purchase all the issued and outstanding securities of YFMC on the following basis:

In the case of holders of YFMC Common Shares, one Med-Emerg Common Share for every 6 7/8 shares of YFMC

In the case of holders of YFMC Series A Warrants, one Med-Emerg Series A Warrant for every 8 warrants of YFMC In the case of holders of YFMC Series B Warrants, one Med-Emerg Series B Warrant for every 8 warrants of YFMC

In the case of holders of YFMC Preferred Shares, one Med-Emerg Common
Share, subject to certain conditions, one Med-Emerg Common Shares for every 10 YFMC First Preferred Shares.

The Company issued 1,758,556 Common Shares to complete the transaction. In addition, Med-Emerg substituted for every eight options to acquire YFMC Common Shares under the YFMC Stock Option Plan, the right to acquire one Med-Emerg Common Share at an exercise price of US$1.75.

In March 1999, the Company purchased 51% of the outstanding capital of Caremedics (Elmvale) Inc. ("Elmvale"), a multi-physician primary healthcare clinic located in Ottawa, Canada. The Company entered into a five-year management services agreement to manage the clinic for a monthly fee based on revenues generated by the clinic.

In February 1999, the Company became party to a lease for the clinic located within York University ("York Lanes") in Toronto, Canada. The Company has entered into a five-year management services agreement to manage the clinic for a monthly fee based on revenues generated by the clinic. The Company has a 51% interest in the company that owns the clinic.

In January 1999, the Company acquired a 45% interest in an Urgent Care Centre, Medical Urgent Care Inc. ("MUCI"). The Company developed and opened its first Urgent Care Centre in September 1997. The Urgent Care Centre concept consists of a group of emergency trained physicians, a medical laboratory, a diagnostic radiology service, and a pharmacy, each of which must be present for the others to co-exist, and each of which is provided by a separately owned company. The Company manages the clinic component of the Urgent Care Centre and provides the support staff for this component. Ownership of Medical Urgent Care Inc. is shared with the group of emergency trained physicians that provides the medical service in the clinic component.

RESULTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 1999 COMPARED TO DECEMBER 31, 1998

REVENUES. Revenues increased by $2,340,325 or 22.7% from $10,308,103 in 1998 to $12,648,428 in 1999. The revenue growth is attributable to the acquisition of YFMC, the acquisitions of MUCI, York Lanes and Elmvale, growth in existing clinic business and growth in nurse staffing.

Revenues generated by Physician Management Services increased by $2,317,822 or 92.8% from $2,498,898 in 1998 to $4,816,720 during 1999. The three acquisitions that were completed in the second and third quarters of 1998 contributed $685,188 additional revenue to 1999. The three acquisitions that were completed during the first quarter of 1999 contributed $562,615 additional revenue to 1999. The acquisition of YFMC Healthcare Inc. added total revenue of $547,141 for the two months of operations included in the consolidated results of the Company. The Dundas Urgent Care Centre was a start-up operation in 1998. In 1999, this Centre contributed $395,746 to revenue. The remaining increase in Physician Management Services revenue is a result of increased patient volumes and additional physicians working in the family practice and walk-in clinics.

Revenues from Physician and Nurse Recruiting increased by $25,559 to $7,831,708 during 1999 from $7,806,149 during 1998. Revenues from contracts in the Physician Recruiting decreased $582,650 due to a net decrease in the number of physician staffing contracts from 16 contracts to 12. The decrease in Physician Recruiting revenue was offset by revenue of $294,790 generated from a one-time short-term contract with Customs and Immigration Canada for the provision of physicians and nurses to Bosnia refugees. In addition, the nurse staffing component of this division contributed an additional $270,740 to revenue in 1999 as compared to 1998. This increase came from a significant increase in the provision of services to one hospital under an existing contract plus the net addition of five contracts.

PHYSICIAN FEES AND OTHER DIRECT COSTS. Physician fees and direct costs, which primarily represents fees to contract physicians, increased $893,023 or 11.2% from $7,984,116 in 1998 to $8,877,139 in 1999. Physician fees and other direct costs decreased as a percent of revenue, representing 70.2% of revenues for 1999 and 77.5% of revenues for 1998. The decrease as a percent of revenue is largely due to the mix of revenue between Physician & Nurse Recruiting and Physician Management Services. As the Physician Management Services revenues increase, the larger gross margin related to Physician Management Services results in a decrease in physician fees and other direct costs as a percent of revenue.

OPERATING EXPENSES. Operating expenses in 1999 include $798,943 of expenses relating to the development of HealthyConnect.com, an internet based e-commerce health portal. Operating expenses before HealthyConnect.com have increased by $1,376,373 or 59.1% from $2,246,199 in 1998. There are several factors contributing to the increase in operating expenses, including the clinic acquisitions in 1998 and 1999, and the operations of the Dundas Urgent Care Centre.

During the second and third quarters of 1998, the company completed the acquisitions of two companies, JC Medical Management Inc. and Doctors On Call

Ltd., and acquired the remaining two-thirds of the Glenderry Medical Walk-in Clinic. These acquisitions added $133,438 to operating expenses in 1999. During the first quarter of 1999, the company completed the acquisition of a controlling interest in three other companies, all of which operate medical clinics, adding a total of $542,830 to operating expenses. The acquisition of YFMC Healthcare Inc. in the fourth quarter of 1999 added $349,740 to operating expenses.

During the first ten months of 1998, the Dundas Urgent Care Centre was considered a start-up operation. During 1999, this Urgent Care Centre added $169,170 to operating expenses. The remaining increase in operating expenses of $265,749 for 1999 compared to 1998 relates to an increase in general overhead costs.

NET LOSS. As a result of the above items, the Company reported a net loss of $878,469 for 1999 as compared to net loss of $106,257 for 1998. The company's effective tax rate increased to approximately 44% in 1999 from approximately 26% in 1998 due to the change in status under Canadian taxation rules from a privately-held company to a company with shares that are publicly traded.

Under U.S GAAP, the Company reported a net loss before preferred share dividends of $878,469 for the year ended December 31, 1999 as compared to a net loss of $106,257 for the year ended December 31, 1998.


FOR THE YEAR ENDED DECEMBER 31, 1998 COMPARED TO DECEMBER 31, 1997

NET SERVICE REVENUES. Revenues increased by $1,949,166 or 23.3% from $8,358,937 for the year ended December 31, 1997 to $10,308,103 for the comparable period in 1998. The increase is due to: (i) revenue generated from the acquisitions of JC Medical Management Inc. and Doctors on Call Ltd., (ii) additional revenue recorded on the increase in ownership of Glenderry Walk-in Clinic from 33 1/3% to 100%, (iii) revenue generated from the emergency nurse staffing service launched in 1998, and (iv) general increase in patient volumes in both the physician staffing service and clinic operations.

For the year ended December 31, 1998, revenues of Physician and Nurse Recruitment division increased by $1,238,831 or 18.9% to $7,806,149 from $6,567,318 for the year ended December 31, 1997. The launch of the nurse staffing service in April 1998 contributed $299,633 to the increase in revenue during 1998. Revenue from the physician staffing service increased as a result of: (i) a significant increase in the amount of physician coverage provided under two hospital contracts, (ii) two new hospital contracts during 1998 and two contracts that commenced during the fourth quarter of 1997 and continued throughout 1998, (iii) three new hospital contracts under which the Company provided coverage for the summer months only. The increase in revenue was offset by the termination of one large and four smaller hospital contracts, the one-time consulting fee that was received in 1997 and a one-time overseas physician placement for the Canadian government during the fourth quarter of 1997.

For the year ended December 31, 1998, operating income from the Physician and Nurse Recruiting division increased by $246 to $814,022 from income of $813,776 for the year ended December 31, 1997. During 1997, operating income of $229,194 was earned on a one-time consulting fee. This decrease in income was offset in 1998 by the operating income of $52,746 earned from the nurse staffing service launched in April 1998 and the gross margin realized on the increased revenue from physician staffing contracts.

For the year ended December 31, 1998, revenues of the Physician Management Services division increased by $707,279 or 39.5% to $2,498,898 from $1,791,619 for the year ended December 31, 1997. The acquisitions of JC Medical Management Inc. in June 1998 and Doctors on Call Ltd. in September 1998 contributed $303,458 and 38,473, respectively, to the increase in revenue. In addition, the consolidation of Glenderry Medical Walk-in Clinic at 100% since August 1998 versus 33 1/3% in 1997, resulted in an increase in revenue of $163,939. In September 1997, the Company opened its first Urgent Care Centre. During the start-up period, no revenue was recognized from the operations of this Urgent Care Centre. Upon completion of the start-up period, the Company recognized $74,375 in revenue in 1998 from the Urgent Care Centre. In addition, the services provided to the two clinics at the Lester B. Pearson International Airport were increased in April 1998, resulting in additional revenue of $79,239.

The remaining increase in revenue is attributable to increased patient volumes in 1998 compared to 1997 at the Pond Mills and Central clinics.

For the year ended December 31, 1998, operating income for the Physician Management Services division decreased by $6,027 to $341,159 from $347,186 for the year ended December 31, 1997. The decrease was due to the increase in operating income from the acquisitions of JC Medical Management Inc., Doctors on Call Ltd. and Glenderry Medical Walk-in Clinic, which was offset by increased head office costs for salaries and general overhead related to the overall management of the clinics.

PHYSICIAN FEES AND OTHER DIRECT COSTS. Physician fees, which represent fees to contract physicians, represent the largest single variable expense. These fees are earned primarily through the Company's Physician and Nurse Recruiting services to the hospital emergency department contracts. Physician fees and other direct costs for the year ended December 31 increased by $1,664,182 or 26.3% from $6,319,934 in 1997 to $7,984,116 in 1998. Physician fees and other direct costs represented 75.6% of net revenues for the year ended December 31, 1997 and 77.5% of net revenues for the year ended December 31, 1998. In 1997 other direct costs include travel, marketing and consulting costs related to international projects, representing 2.4% of net revenues for the year. The 1997 costs relate to the undertaking of a consulting project in the Northwest Territories, Canada.

OPERATING EXPENSES. In 1998, operating expenses increased by $335,315 or 16.8% from $1,995,439 for the year ended December 31, 1997 to $2,330,754 for the year ended December 31, 1998. Operating costs include general operating expenses and stock compensation expense. The general operating expenses, excluding stock compensation expense, represents 22.6% of net revenues for the year ended December 31, 1998 and 22.7% of net revenues for the year ended December 31, 1997. The stock compensation expense of $100,400 in 1997 represents shares issued to a director.

Under U.S. GAAP, operating expenses for the period ending December 31, 1998 includes additional charges of $179,749 for development and start-up costs as compared to $106,017 at December 31, 1997. For U.S. GAAP, the start-up costs of $145,520 at December 31, 1998 and $106,017 at December 31, 1997 are expensed as incurred whereas under Canadian GAAP these costs are deferred and amortized over a prescribed benefit period.

OTHER EXPENSE. Other expense decreased by $308,751 or 96.1% from $321,335 to $12,584 for the year ended December 31, 1997 and 1998 respectively. In 1998, other expense includes interest expense for less than two months on the bridge promissory notes. In 1997, other expense is due primarily to interest on increased bank borrowings, interest charged on the bridge promissory notes, foreign exchange loss on the U.S. dollar promissory notes and the amortization of deferred financing charges relating to the bridge shares issued in January 1997.

NET LOSS. As a result of the above items, the Company had a net loss of $106,257 for the year ended December 31, 1998 as compared to a net loss of $340,987 for the year ended December 31, 1997.

Under U.S. GAAP, the Company reported net loss of $283,007 for the year ended December 31, 1998 as compared to a net loss of $447,044 for the year ended December 31, 1997.


LIQUIDITY AND CAPITAL RESOURCES

Through its acquisitions completed in the first quarter of 1999, the Company assumed bank term loans with current balances totaling $526,711. Approximately $148,903 was loaned to a subsidiary of the Company under the Small Business Investment Loans program in which the Canadian government guarantees 90% of the principal balance of the loan. The remaining balance consists of capital loans for asset purchases and clinic acquisitions.

As at December 31, 1999, the company's working capital deficit totaled $882,234. The company has available credit facilities for up to approximately CDN$4,500,000 (US$3,117,855). The Company established credit facilities that provide operating lines of credit amounting to CDN$2,600,000 (US$1,801,427), bearing interest at the bank's prime lending rate plus 0.5% to 1.0% per annum with interest payable monthly, and capital lines of credit amounting to CDN$850,000 (US$588,928). The capital lines of credit bear varying interest rates from the bank's prime lending rate plus 0.75% to 9.65% per annum. As at December 31, 1999, the Company has drawn approximately CDN$2,022,202 (US$1,401,096) against the operating facility and CDN$381,744 (US$264,494) against the capital facility. Subsequent to year end, the Company has drawn an additional CDN$85,137 (US$58,988) against a capital facility.

On March 1, 2000, the Company issued a Private Placement Memorandum for equity financing. The Company currently is in the process of raising gross proceeds of US$1,700,000 for the issuance of 935,000 common shares. As at April 20, 2000, US$500,000 has been raised.

In order to provide the financing necessary for the further development of HealthyConnect.com and the continued pursuit of the company's long-term acquisition strategy, the company expects to issue equity and debt securities, the availability and terms of which will depend upon market and other conditions. There can be no assurance that such additional financing will be available on terms acceptable to the company.

Forward-looking statements of Med-Emerg International Inc. included herein or incorporated by reference including, but not limited to, those regarding future business prospects, the acquisition of additional clinics, the adequacy of capital resources and other statements regarding trends relating to various revenue and expense items, could be affected by a number of uncertainties and other factors beyond management's control.

            MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                        AND RESULTS OF OPERATIONS OF LRC

The discussion and analysis of the financial condition of Laser Rejuvenation Clinics Ltd. and the results of operation should be read in conjunction with the financial statements and the related notes.

OVERVIEW

         Laser Rejuvenation Clinics Ltd. (the "Company") became a listed on The Alberta Stock Exchange, now the Canadian Venture Exchange in January 1998 and is trading under the symbol ZAP.A.

RESULTS OF OPERATIONS (STATED IN U.S. DOLLARS)

SIX MONTHS ENDED DECEMBER 31, 1999 COMPARED WITH SIX MONTHS ENDED DECEMBER 31, 1998

FINANCIAL

Procedure Sales Contracts and Revenues:

During the six month period ended December 31, 1999 net revenues increased from $1,279,254 in 1998 to $1,586,597 in 1999, an increase of 24 percent. This increase is attributable to sales contracts increasing by 28 percent to 10,884 for the six-months ended December 31, 1999. The increase in sales contracts was attributable to both internal growth and excellent results from the Oakville, Ontario acquisition completed in September 1998. The comparable six-month period last year only included four months of Oakville's contribution.

Operations:

The net loss for the six months ended December 31, 1999 increased to $384,394 or $0.03 per share compared to a loss of $134,498 or $0.01 per share for the comparable period in 1998.

Clinic operating costs and general and administrative expenses as a percentage of gross revenues stayed consistent at 62 percent and 12 percent respectively, compared to the comparable period last year.

Depreciation and amortization expense increased to $270,479, an increase of $31,586 over the comparable period in 1998, or 13 percent. The increase is a result of a full six months of depreciation and amortization of goodwill associated with the Oakville facilities.

Management is still focused on improving profitability at the Company's newest startup locations, in Vancouver and Winnipeg. Particular emphasis will be placed on growing net facility revenue at Vancouver in the coming months. Analysis of this startup operation has shown that expanded attention needs to be directed toward marketing a broader range of procedures than has been the case and that this should improve overall results going forward.


YEAR ENDED JUNE 30, 1999 COMPARED WITH YEAR ENDED JUNE 30, 1998

FINANCIAL

Procedure Sales Contracts:

Sales contracts increased 130 percent over the prior year, to 20,837. The mature clinics operations in Calgary and Toronto reflected same store growth in procedure contracts rising 15% to 9,494 in fiscal 1999, up from 8,240 in the prior year. Start up locations in Vancouver and Winnipeg showed a strong ramp up of procedure contracts during the year, with Q4 procedures of 2,124 representing 193% of Q1 procedure contracts.

The acquisition of the Vein and Laser Centres Inc. at August 31, 1998 has been responsible for approximately 50 percent of the incremental growth in procedure contracts for fiscal 1999. LRC has successfully implemented a full service concept at this facility in Oakville, which is reflected in the growth in procedure contracts ramping up to 2,517 for Q4, an increase of 80% from the first complete quarter of operations after the acquisition took place.

Revenues:

Gross revenues are determined as the total physician and facility procedure fees. Net revenues include only the facility fee component which is exclusive of amounts retained by affiliated physicians.

The expanded number of procedures contracted for in fiscal 1999 resulted in gross revenues of $3.2 million or $2.4 million in net revenues. This represents an increase of 105% in net revenues over the prior year.

During the year more than 45 percent of the Company's net revenues were derived from laser hair removal procedures, 9 percent from hair transplants and 6 percent for each of laser resurfacing and liposuction.

Operations:

The net loss for fiscal 1999 rose to $636,377 or $0.05 per share compared to a loss of $462,226 or $0.05 per share in fiscal 1998. The loss is attributable to the following:

- As expected, two start-up clinic locations in Vancouver and Winnipeg had not fully established their revenue stream. These clinics are expected to fully ramp up over the course of fiscal 2000 and become cash-flow positive.

- An increase in overhead associated with the company building infrastructure to allow for the consolidation and acquisition of cosmetic clinics in Canada and the USA over the course of the next year.

- Interest on long term debt increased as additional locations were equipped and acquired.

- Depreciation and amortization increased 91 percent primarily associated with the Oakville acquisition.

Clinic operating costs as a percentage of gross revenues decreased from 76 percent in 1998 compared to 65 percent in 1999. The decrease in attributable to the four start-up clinics maturing in their markets and achieving higher revenues for a larger portion of the year, as compared to the prior year.

General and administrative expenses as a percentage of gross revenue decreased from 24 percent in 1998 to 14 percent of gross revenues for fiscal 1999. This was a direct result of the growth in revenue experienced across five clinic locations absorbing the Company's head office overhead and public company costs.

The net increase of general and administrative expenses by $106,925 over the prior year was due to the Company continuing to build its management and systems infrastructure for the implementation of its consolidation strategy. In addition, the costs associated with being a public company rose by approximately $51,964 over the prior year, when the company was only public for several months.

Interest expense rose by $30,830 over the prior year, in direct correlation to the increase in obligations under the capital leases which rose by more the $250,000, or 136 percent compared to the prior year. The majority of the increase in the leases were assumed through the acquisition of the Oakville location.

Depreciation and amortization expense increased to $481,084, an increase of $229,620 over the prior year, or 91 percent. Approximately $168,000 of this increase is a result of a full year of depreciation on the facilities and start-up costs associated with Vancouver, Winnipeg, and the Oakville locations. In addition, amortization of goodwill was $60,601 associated with the Vein and Laser Centres Inc. purchase during the year. Goodwill is amortized on a straight-line basis over 10 years.

LIQUIDITY AND CAPITAL RESOURCES

During fiscal 1999, LRC became operationally self-supporting, and reached positive EBITDA prior to the effect of an accounting change in estimate in revenue recognition, reflected through the third and fourth quarters. The Company has financed its operations to date through cashflow, the issuance of Common Shares and borrowings and capital lease financing. During the year, $1.1 million in Special Warrant financing raised in fiscal 1998 was used to fund the Oakville acquisition and invest in leading edge technology. The warrants converted to Common Shares on April 30, 1999 without additional consideration. No additional share capital was issued during the year.

Working capital decreased to negative $177,205 compared to positive $1,155,283 from the prior year due to the investment of the special warrant financing into clinic acquisition and the financing of additional technology and expansion of facilities. In addition, a large portion of working capital and short-term lending facilities were re-invested in information technology infrastructure during the year.

Net cash used from operations decreased to $71,688, compared to a use of cash of $278,066 in the prior year. This position will continue to improve as LRC continues to acquire cash-flow positive clinics and further ramp up the Vancouver and Winnipeg locations. Cash resources from operations were used to finance existing operations and invest in the infrastructure required for future expansion efforts.

The Company re-negotiated its credit facilities with a Canadian commercial bank to borrow up to Cnd$400,000 in operating lines of credit and a Cnd$200,000 term demand facility.

YEAR ENDED JUNE 30, 1998 COMPARED WITH YEAR ENDED JUNE 30, 1997

FINANCIAL

Revenues:

LRC concluded fiscal 1998 with gross revenues from all clinics of $1,395,243 compared to $497,531 for fiscal 1997, a ten-month period of operations. This represents an increase of 180 percent in gross sales revenue. The growth in revenue during the year is attributable to:

- the increase in gross revenues from the opening of two additional operational clinic sites during the year,

-        the increase in the number of procedures contracted for, and

-        the introduction of new services into the marketplace.

The Company's Calgary clinic concluded its first full year of operation and showed increases in net revenues and profitability. Net revenues increased by 100 percent to $878,000 in fiscal 1998 and results show a steady increase of procedure sales contracts. Total sales contracts during the fourth quarter of fiscal 1998 rose to 1,823, an increase of 31 percent over the third quarter of fiscal 1998.

The Toronto location began operations in July 1997. It experienced level quarterly results during the first nine months of start-up and is now profitable in a very competitive market. The clinic turned a profit in the last month of fiscal 1998. Net revenues for the year were $224,000. Fourth quarter procedure contracts rose by 147 percent to 1,020 procedures, compared to the third quarter of fiscal 1998 at 413 procedure contracts.

The Vancouver and Winnipeg clinics were formed with physician equity partners. Vancouver began operations in mid-march 1998 and showed net revenues of $89,000 during the initial start-up months. Winnipeg is now fully equipped and will become operational during the second quarter of fiscal 1999.

Overall, consolidated net revenues were $1,190,904 for the year, compared to $439,605 for the 10-month period prior. This is a direct result of the number of procedures contracted increasing by 304 percent to 9,064 from 2,244 in the prior fiscal year. Of these contracts, net revenues were derived primarily from two sources: hair removal facility fees ($788,000-1998, $331,000 - 1997) and skin resurfacing facility fees ($114,000-1998, $63,000 - 1997). The introduction of additional services such as Endermologie-TM- and ultrasonic liposuction during the third quarter provided increased volumes in additional profit centres. The volume of procedures done is anticipated to increase dramatically over the next year as growth in these new services begins to mature in all locations.

Operations:

Clinic operating expenses have increased to $1,066,306 from $242,641 in fiscal 1997. The increase resulted from added fixed costs associated with the opening of two additional clinic sites in the year; higher variable expenses associated with a 304 percent increase in the number of procedures contracted for over the prior year; and increased marketing costs related to new clinic locations. The major cost components include salaries and wages, clinic leasing costs and marketing and promotion.

General and administrative expenses increased by 189 percent to $338,301 in fiscal 1998 due to the building of infrastructure to focus on the Company's growth strategy to open and support new clinics.

Depreciation and amortization increased from $53,580 to $251,464 as capital expenditures increased dramatically with the preparation of three additional clinic sites in the year. In addition, deferred development costs continue to be written down. Both depreciation and interest expense are anticipated to increase as additional clinics are opened.

As anticipated, the start up of the Toronto and Vancouver clinics during fiscal 1998 and the overheads associated with the expansion of the corporate infrastructure to prepare for the opening and support of new clinic locations resulted in a consolidated net loss of $462,226 or $0.05 per share, compared to a marginal profit of $6,616 in fiscal 1997. EBITDA was negative $206,456 as the majority of clinics were entering their markets. Management estimates that typically it takes up to 12 to 18 months for a new start-up clinic to become operationally profitable.

LIQUIDITY AND CAPITAL RESOURCES

The June 30, 1998 consolidated balance sheet of LRC reflects a strong financial position. The strong working capital position is primarily due to the gross proceeds from the Company's private placement of Special Warrants completed in April 1998 for $1,154,819. The capital will be used to fund acquisitions in fiscal 1999 and invest in leading edge technology. During the year the Company also raised $831,428 from its initial public offering of Class A Common Shares on December 22, 1997. These funds were utilized to fund the capital requirement to complete the Vancouver clinic and begin developing the Winnipeg location. The Company used cash from operations of $278,066, compared to cash used from operations of $9,200 in fiscal 1997.

LRC will continue to fund clinic expansions and asset purchases through a combination of lease financing and the use of other long-term debt facilities. The Company believes is working capital is adequate to fund expansion plans in fiscal 1999.


BUSINESS ENVIRONMENT AND RISKS

COMPETITION AND NEW TECHNOLOGY

The equipment utilized by the Company may be subject to obsolescence and restrictive regulatory guidelines and the Company may be required to incur additional costs from time to time as new technology becomes available or as new regulations are enforced. The availability of the Company's financing alternatives, including leasing arrangements, allows LRC to continue to maintain state-of- the-art technology in all locations.

The industry the Company is engaged in is subject to market forces, including competition and changes in technology. LRC differentiates itself from its competitors by having the ability to offer full service cosmetic and dermatology procedures in an up-scale, client focused setting. In addition, through the specialized knowledge of Dr. Tom Woo, National Medical Director, the Company continues to provide clients with state-of-the-art technology and exceptional service.

REGULATORY ENVIRONMENT

The Company provides medical and cosmetic treatments that are subject to the regulatory guidelines and oversight of the College of Physicians and Surgeons in each of the provinces where LRC operates. Adverse impacts could arise through requirements for additional certified personnel. Policies or their application may be subject to amendment for change in a manner that may adversely affect the business of LRC. Currently, no regulatory changes that would be significantly detrimental to LRC's business are foreseen.

PROFESSIONAL LIABILITY

While the technology used by LRC is modern, accurate and precise, as with any medical procedure, there is an attendant risk to certain treatments provided by the Company. The Company maintains insurance to help protect itself from these risks and the physicians retained by the Company are also required to maintain their own insurance for such events. Both company and physician policies are reviewed by the Board of Directors of the Company to ensure prudent levels of coverage are maintained.

OUTLOOK/RECENT DEVELOPMENTS

LRC has proven its ability to grow revenue from clinical development and acquisition in Canada. The Company's future growth and profitability are affected by the extent of LRC's ability to raise capital and strategically select acquisitions which will allow it to further penetrate the Canadian market and effectively move into the USA.

The Company will continue to focus on creating shareholder value through the development and consolidation of patient focused full service cosmetic facilities. Expansion efforts are currently focused on establishing its co-management referral networks through strategic initiatives with general practice management organizations with a large concentration of patient lives or clients under management and physician resources. These co-management networks with practice management organizations will also provide opportunities for LRC to boutique into clinic facilities in advance of entering a new market with a full-service clinic hub.

Other developments include the expansion of services offered at LRC clinics. The Vancouver clinic has been a pilot site in fiscal 1999 for laser dentistry, with the intent to partner with our affiliate dentists in expanding this service to other locations.

               INFORMATION REGARDING MED-EMERG INTERNATIONAL INC.
                              HISTORY AND BUSINESS

         Med-Emerg was incorporated under the OBCA. Med-Emerg, directly or indirectly through its subsidiaries, owns all of the outstanding shares of Med-Emerg Urgent Care Centres Inc., Med-Emerg Family Health Centre Inc., JC Medical Management Inc., 927563 Ontario Inc., 927564 Ontario Inc., Med-Emerg Inc., Med-Plus Health Centres Ltd., YFMC Healthcare Inc., HealthyConnect.com, Inc. (incorporated in the state of Delaware) and HealthyConnect.com Inc. (incorporated under the OBCA). Med-Emerg, directly or indirectly, also has an ownership interest in the following:

         (i)      a 75% interest in Doctors on Call Ltd.;

         (ii)     a 45% interest in Medical Urgent Care Inc.;

         (iii)    a 51% interest in Caremedics (Elmvale) Inc.; and

         (iv)     a 51% interest in York Lanes Health Centres Inc.

         As used herein, unless otherwise indicated or the context otherwise requires, Med-Emerg or the Company refers to Med-Emerg International Inc. its wholly-owned subsidiaries as listed above and its ownership interests as listed above.

         Med-Emerg's head office is located at 2550 Argentia Road, Suite 205, Mississauga, Ontario L5N 5R1.

         BUSINESS

         Med-Emerg is a provider of a broad range of quality healthcare management services and specializes in the coordination and contract staffing of emergency physicians for hospitals and clinics in Canada. The healthcare services provided by Med-Emerg include physician and nurse staffing, physician management services and the maintenance of an internet-based healthcare network. Med-Emerg's operations are divided into three divisions:

         (i)      the Physician and Nurse Recruitment Services division;

         (ii)     the Physician Management Services division; and

         (iii) the internet-based healthcare network HealthyConnect.com division.

         Our strategy is to remain focused on these three divisions while continuing to broaden our consolidation of physicians over a wider geographic base. We believe that we are well positioned to benefit from the aging of the baby boomer population and to capitalize on recent developments within the North American healthcare environment and internet technology. Specifically, our strategy is to leverage our 16 years of physician recruitment experience to become a dominant player in Physician Management Services and to develop an internet-based healthcare network that connects physicians, patients, third party payors and consumers to a "virtual world" of healthcare products and services.

         Using the secure web-enabled technology of HealthyConnect.com, we will be uniquely positioned as the premier provider of health care information, connectivity and e-commerce for health education and triage, home health monitoring, drug trials and compliance programs and health industry management. Through HealthyConnect.com we intend to capture significant market share through our ability to enhance, expedite and provide better access to health care services in cooperation with health organizations and our partner clients.


PHYSICIAN AND NURSE RECRUITMENT SERVICES DIVISION

         Competitive pressures have focused the attention of many healthcare administrators, in the public sector on the need for better staffing of their medical professionals. Hospitals have increasingly turned to contract staffing firms with specialized skills to help solve physician contract and scheduling problems.

The Physician and Nurse Recruitment Division was established in 1983 as a medical staffing and recruitment business. The Company provides physician staffing, nurse staffing and administrative support to emergency departments and physician recruitment services to Canadian hospitals and physician groups. The administrative services include billing, maintenance of records and coordinating with third party payors. Under its contracts with hospitals, the Company provides emergency department physician coverage. The Company also coordinates the scheduling of staff physicians which provides emergency department coverage and assists the hospital's administrative and medical staff in such areas as quality assurance, risk management, departmental accreditation and marketing.

The Company's hospital physician staffing services are reimbursed either based on a monthly fee payable by the hospital or on a per shift basis. As of February 29, 2000, the Company had 14 hospital physician contracts, of which 10 were contracted to pay monthly administration fees, two were contracted to pay on a per-shift basis and two were contracted to pay based on a percentage of billings generated by the physicians on each shift. As of February 29, 2000, the Company was providing physician coverage for a total of approximately 550 shifts per month, representing over 6,300 hours per month.

The Company's nurse staffing services are reimbursed at a fixed rate per hour of coverage provided. The Company had six hospital nursing contracts as at February 29, 2000, which provided a total of approximately 1,648 hours in the month of February.

CONTRACTUAL ARRANGEMENTS

MANAGEMENT CONTRACTS WITH PHYSICIANS. The Company identifies, recruits and screens potential candidates to serve as emergency room physicians in hospitals that have contracted for the Company's contract staffing services. The Company then enters into contracts with physicians who meet its qualifications and provides those physicians as candidates for admission to the hospital's medical staff. The Company requires all physicians to be currently licensed to practice medicine in the Province of Ontario and to be Advanced Cardiac Life Support ("ACLS") or Advanced Trauma Life Support ("ATLS") certified before entering into a contract for the physician's services.

The terms and conditions of the Company's contracts with physicians generally provide that the Company, on a best efforts basis, will place the physician in a functioning facility and the Company will collect all fees due to the physician for rendering services. The Company then pays the physician for the medical services provided based on the terms of the contract between the Company and the physician. These contracts contain the following provisions: each physician is not an employee of the Company but is instead an independent contractor of services to various medical facilities under contract with the Company; each physician must remain in good standing with the College of Physicians & Surgeons of the Province of Ontario and be licensed to practice medicine in the Province of Ontario and each physician must remain in good standing with the Canadian Medical Protective Association ("CMPA") and have appropriate CMPA coverage to provide physician services to patients while under contract with the Company. Physicians are bound by a non-competition restriction not to provide services at any hospital where the Company has a contract for one year following the contract term. Each Physician full-time contract has a term of twelve months and renews automatically for an additional twelve months.

CONTRACTS WITH HOSPITALS FOR PHYSICIAN STAFFING. The Company coordinates the scheduling of staff physicians to provide coverage on a negotiated basis to a hospital's emergency department.

The Company generally provides contract physician staffing services to hospitals on the following arrangements: fee-for-service contracts and physicians per shift that the Company provides to the hospital. In addition, physicians under contract to the Company authorize the Company to bill and collect fees. Depending upon the hospital patient volume, the Company may receive a subsidy from the hospital. Pursuant to such contracts, the Company assumes responsibility for billing and collection and assumes risks of administrative error and subsequent non-payment. All of these factors are taken into consideration by the Company in arriving at appropriate contractual arrangements with healthcare institutions and professionals. Generally, the contracts may be terminated by either party upon two or three months notice. The contracts, generally, automatically renew unless terminated on such notice.

When determining the split arrangement to be used in the physician compensation model for the Company's fee-for-service contracts, the Company considers a hospital's emergency room patient volume, the monthly gross margin targets set by the Company, the location of the hospital in relation to the supply of physicians, and shift coverage offered or required by the hospital.

When determining the fixed administrative fee to be charged to the hospital, the Company considers several factors including location of the hospital in relation to the availability of physicians, number of physicians from which to draw, the number of physician shifts required, and patient volumes.

For the majority of the hospital staffing contracts, the Company's monthly fee is due on the 1st of the month for which shift coverage is being provided. For a few of the Company's contracts, the fee is not due until the end of the month for which shift coverage was provided. For all of the Company's hospital staffing contracts (fee-for-service and fixed fee) the physicians are paid on the 15th of each month for services rendered up to the 15th of the prior month.

CONTRACTS WITH NURSES. The Company identifies, recruits and screens potential candidates to serve as emergency room nurses in hospitals that have contracted for the Company's staffing services. The Company then enters into contracts with nurses who meet its qualifications. The Company requires all nurses to be Basic Life Support ("BLS") certified and prefers Advanced Cardiac Life Support ("ACLS") certification. Nurses must have a minimum of two years' experience in emergency departments and pass a written examination that tests their skills as a critical care nurse.

The Company bills a fixed hourly rate to the hospital for each hour of service provided by a nurse under contract with the Company. The nurses are paid a lower fixed hourly rate on the 15th and 30th of each month.

CONTRACTS WITH HOSPITALS FOR NURSE STAFFING. The Company provides nursing coverage to hospital emergency departments on a shift-by-shift basis. The Company charges a fixed hourly rate for every hour of nursing coverage provided. Generally, the contracts may be terminated by either party upon two or three months notice. The contracts, generally, automatically renew unless terminated on such notice.

THE PHYSICIAN AND NURSE RECRUITMENT DIVISION'S OPERATIONS

The principal operating activities of the Physician and Nurse Recruitment Division include the following:

RECRUITMENT AND CREDENTIALS. Med-Emerg has developed into one of the larger providers of physician recruitment and placement services to many communities and hospitals across Canada. Services include the complete assessment of a community's needs, practice opportunities, the development of a recruitment strategy and implementation process.

The recruitment and certifying of credentials of qualified independent contract physicians is a central aspect of the Company's operations. Full-time employees of the Company are dedicated to recruiting and certifying credentials of the independent contract physicians for the Company. The Company recruits physicians from three groups. The first group is recruited directly from postgraduate training programs. Seminars are currently held in most of the teaching hospitals in Ontario, with plans to provide seminars across Canada to educate all the residents in family medicine and other specialties about career opportunities in the Company. The second and third groups recruited are established family physicians with an interest in emergency medicine and full-time emergentologists. The Company has developed a database that tracks the physicians during their medical career. This database enhances the Company's ability to maximize the medical service contribution of each physician. In the Canadian healthcare environment where there exists a significant shortage of qualified physicians, one measure of value of a physician management organization, such as the Company, is its ability to access in a timely manner the quantity of physicians in an organization's database. As part of its recruiting strategy, the Company has established a stock option plan and group benefits plan in which its contracted physicians can participate. The Company believes that this will encourage physicians to make long-term commitments.

Qualified independent contract nurses are recruited through advertising, word-of-mouth and trade shows. Nurses must have two years of experience in critical care nursing and possess Basic Life Support ("BLS") training and preferably Advanced Cardiac Life Support ("ACLS") training.

QUALITY ASSURANCE. The Company maintains a Quality Assurance program designed to ensure consistency in clinical practice performance. These systems are subject to review and examination by independent hospital credential and regulatory agencies. As part of the Company's quality assurance program, all physicians are required to have ACLS and ATLS certification, provide a Certificate of Professional Conduct from the College of Physicians and Surgeons of Ontario, be approved by the credentialing committee in their respective hospitals that are governed by the Public Hospital Act, maintain adequate malpractice coverage, and maintain continuing medical education credits. Principally, quality assurance is the responsibility of Dr. Stephen Fowler, the Company's Executive Medical Director. The efficiency of these systems, and the performance of the Company's contract physicians, are critical to maintaining a good relationship with the hospitals, as well as minimizing the exposure of the Company to liability claims.

TIME SCHEDULING. The scheduling of physician hours and nurse hours is performed monthly. For physician services, hospitals are provided a monthly physician coverage schedule prior to the first of each month. Under some of the hospital contracts, multiple physician coverage is required during certain periods. For nursing services, hospitals contact the Company with their shift requirements. Because of varying other demands on the contract nurses and physicians, the scheduling process is complex and requires significant management attention.

BILLING AND COLLECTION OF SERVICES. Fees generated by emergency department coverage of physicians are comprised of two elements: (i) hospital administrative fees; and (ii) physician services. Under each hospital contract, the Company has the responsibility for the billing and collection of physician fees. The Company's bad debt experience in collection of physician fees has historically been less than 1% of allowable billings. In addition, the Company charges each hospital a fee for its recruiting and staffing services either on a fixed fee or fee-for-service basis.

PERSONNEL ADMINISTRATION. The Company assists the contracted physicians in personnel administration, which includes the administration of physician fee reimbursement. In addition, the Company provides for the administration of fringe benefit programs, which may include but are not limited to life insurance, health insurance, professional dues and disability insurance.

CONSULTING AND HEALTHCARE MANAGEMENT SERVICES. Hospitals have increasingly turned to consulting specialists with specialized skills to strengthen the management of their professional medical staff and specific clinical departments, to better control costs, and to assist hospitals in meeting their healthcare coverage needs and obligations to patients who are indigent, uninsured or unassigned to a referring physician. In the past few years, consulting contracts have been conducted with Hotel-Dieu Grace Hospital in Windsor, Canada and The Wellesley Hospital in Toronto, Canada. In 1998, a consulting contract was completed for the Chatham-Kent Health Alliance and the Company is currently working on a consulting contract with Northumberland Health Care Corporation.

The Company has also conducted several international consulting assignments for healthcare clients in Saipan, the Cayman Islands, Malaysia and India, including feasibility studies, identification of medical service needs, planning of healthcare delivery systems and developing marketing strategies. In 1997, the Company completed a consulting assignment to provide an integrated strategic plan for the delivery of health and social services in the Northwest Territories in Canada, the costs of which were funded by the Northwest Territory Provincial government.

The Company expects to continue its growth through staffing additional hospital contracts. In particular, the Company intends to both strategically target hospitals and physician groups. Management actively seeks opportunities to competitively bid for hospital contracts.

In addition, the Company intends to take advantage of the government's plans to restructure the delivery of Canadian medical care through fewer but more efficient hospitals and hospital groups. Management expects that hospitals will increasingly look to outsourcing from third party providers. Specifically, the Company expects that hospitals will seek opportunities for emergency care specialists not only to staff the emergency departments but also to administer and operate all aspects of those departments.


PHYSICIAN MANAGEMENT SERVICES DIVISION

         As of March 31, 2000, the Company has an ownership interest in and manages 28 clinics in Canada.

The Company's clinics offer both family practice and walk-in services for patients. Other services that may be provided at the clinics are travel medicine, chiropractic, massage therapy, nutrition, footcare, weight loss program, internal medicine, paediatrics, haemotology and professional family counseling. The Company manages the clinics by providing scheduling, staffing, recruiting, billing, collections and accounting services to the clinic. In the clinics where the Company does not own 100% of the outstanding capital stock, the Company has entered into a 5 year management services contract whereby the Company receives a monthly management fee to provide the management services.

In August 1996, the Company acquired the assets and physician contracts of St. George Medical Clinic, a Health Services Organization (HSO), and merged the operations into the Central Clinic. The clinic is funded under a contractual agreement with the Ministry of Health to provide primary care at a clinic for a specified number of registered patients. The Ministry allocates a specific payment for each patient on a monthly basis, whether the services are used or not. The monthly fee is determined by the age and sex of the patient and is referred to as the capitation rate. As at December 31, 1999, the average monthly capitation rate was $12.83 CAD per patient with approximately 5,444 patients enrolled under the HSO program. Under the fee-for-service model, a fee is billed to the Ministry only when a patient visits the clinic and a service is performed. The fee-for-service rates are set by the Ministry and vary depending on the type of medical service performed. The locations of the Company's clinics are set forth below under "Real Property Locations".

In addition to family practice and walk-in clinics, the Company has an ownership interest in and manages two Urgent Care Centres through which it offers on-site, one-stop medical care comparable to the services provided in a traditional emergency department. The Urgent Care Centre concept consists of a group of emergency trained physicians, a medical laboratory, a diagnostic radiology service, and a pharmacy, each of which must be present for the others to co-exist, and each of which is provided by a separately owned company. The Company operates the clinic component of the Urgent Care Centre. The Company provides emergency medical services, including emergency physician staffing, emergency nurse staffing, receptionist staffing, physician billing services, all financial services, inventory control, Medical Directorship and other operational components such as quality improvement and risk management initiatives.

The Company opened its first Urgent Care Centre on September 19, 1997. In January 1999, the Company acquired a 45% interest in Medical Urgent Care Inc., a company that operates the Britannia Urgent Care Centre. The Company has a 5 year agreement to provide management services to the Britannia Urgent Care Centre for a percentage of the revenues generated by the clinic component.


HEALTHYCONNECT.COM DIVISION

         HealthyConnect.com, an internet-based e-commerce health portal, was launched on March 22, 2000. HealthyConnect.com has been strategically designed to provide an end to end solution for the information needs of the healthcare sector. We will pursue both a business to business and business to consumer e-commerce strategy connecting physicians, hospitals, third-party payors and consumers and will allow all participants to access and exchange healthcare related information, purchase healthcare products and services, and communicate more cost-effectively with one another. HealthyConnect.com will deliver healthcare services and products and provide timely access to reliable healthcare information through the utilization of advanced telecommunication technology.

Targeted purchasers of HealthyConnect.com on line applications, are consumers, healthcare institutions, physicians and other healthcare providers and healthcare product suppliers. Consumers will benefit from 24-hour, 7-day a week access, via the internet and telephone, to Med-Emerg's healthcare service provider network. In addition, consumers will have multiple site secure access to their own and their family members' electronic medical records, access to a physician management health and wellness centre and convenient at-home shopping for healthcare products and services.

HealthyConnect.com's secure, 128-bit encrypted web browser system incorporates state-of-the-art security and privacy, and is fully compliant with healthcare industry guidelines. The web-based products have been field-tested over the past 3 months. HealthyConnect.com will enable physicians and other healthcare providers to access reliable information and provide them with additional support in delivering cost effective, high quality healthcare services. Benefits include 24-hour coverage for patients, access to a comprehensive physician medical reference database, online continuing medical education courses, tools for chronic disease management, and participation in clinical trials and web casting. HealthyConnect.com will link healthcare product and service suppliers with our clinical network family. Convenient and secure access and at home/office browsing and purchasing capabilities will facilitate direct sales opportunities for member suppliers. Healthcare product and service suppliers that may benefit from using HealthyConnect.com include pharmaceutical companies, insurance companies, employers, government, managed care organizations, physicians and hospitals.

HealthyConnect.com has assembled several key strategic partners that will provide health information content, end to end transaction processing capability and e-commerce goods and services to its customers. HealthyConnect.com has negotiated a relationship with AstraTek, headquartered in New York, N.Y. AstraTek is a software product development firm, delivering advanced technologies to Fortune 1000 companies and financial institutions. AstraTek provides mission critical computing such as distributed computing, multi-tier client-server systems, and object-oriented technology. The core proficiencies at AstraTek include Windows NT development from driver level to application level, using Visual C++, Visual Basic, MFC, ATL and OLE automation. AstraTek assisted in the development and launch of the HealthyConnect.com portal. HealthyConnect.com has also negotiated a relationship with Data General, headquartered in Westborough, Massachusetts. Data General is a leading supplier of servers and storage systems, and services for information systems users worldwide. Data General designs, manufactures, markets, and supports two major families of open systems, AViion-Registered Trademark- servers and CLARiion-Registered Trademark- mass storage products, which represent over 90 percent of current product revenues. Data General and its subsidiaries, distributors and representatives serve customers in more than 70 countries. Data General works closely with leading software and services suppliers who understand specific customer problems and provide effective and affordable business solutions. Data General will provide a consolidated computing infrastructure to support HealthyConnect.com including hardware, software and network support.

GOVERNMENT REGULATION

         The provision of medical services in Canada is for the most part under provincial jurisdiction. Under the Health Insurance Act, the government of Ontario is responsible for paying physicians for the provision of insured services to residents of Ontario. Individual physicians' billings under OHIP are subject to threshold amounts, or soft caps. Once a physician reaches a prescribed level in the 12-month period beginning April 1 of each year, the government reduces payments to the physician by a prescribed fraction. Any changes in reimbursement regulations, policies, practices, interpretations or statutes that place material limitations on reimbursement amounts or practices could adversely affect the operations of the Company, absent, or prior to, satisfactory renegotiations of contracts with clients and arrangements with contracted physicians.

Under a combination of statutory provisions, both Federal and provincial, physicians are prohibited from billing their patients for fees in excess of those payable for services listed in the OHIP Schedule of Benefits. The Canada Health Act allows for cash contributions by the Federal government in respect of insured health services provided under provincial healthcare insurance plans. In order for a province to qualify for a full cash contribution, there is a requirement that the provincial healthcare insurance plan satisfy the criteria set out in the Canada Health Act. In addition, the provincial plan must ensure that no payments are permitted in respect of insured health services that have been subject to extra billing.

Continuing budgetary constraints at both the Federal and provincial level and the rapidly escalating costs of healthcare and reimbursement programs have led, and may continue to lead, to significant reductions in government and other third party reimbursements for certain medical charges. The Company's independent contracted physicians as well as the Company are subject to periodic audits by government reimbursement programs to determine the adequacy of coding procedures and reasonableness of charges.

Business corporations are legally prohibited from providing, or holding themselves out as providers of, medical care in many provinces. While the Company will seek to structure its operations to comply with the corporate practice of medicine laws of each province in which it operates, there can be no assurance that, given varying and uncertain interpretations of such laws, the Company would be found in compliance with restrictions on the corporate practice of medicine in all provinces. A determination that the Company is in violation of applicable restrictions on the practice of medicine in any province in which it operates or could operate could have a material adverse effect on the Company if the Company were unable to restructure its operations to comply with the requirements of such province.

Due to increasing government fiscal restraint, Ontario's health care system is currently undergoing a significant restructuring by the provincial government. Based on a determination that the Ontario public healthcare system was not fiscally efficient, in 1997 the Province of Ontario enacted the Savings and Restructuring Act, which gives its provincial government the ability to implement a health care system restructuring plan. The new legislation established the Health Services Restructuring Commission, which has broad decision making authority over every aspect of a public hospital's operations, including all aspects of operations, fiscal policy, public funding and even the continuance or cessation of a public hospital's existence. The objective of the legislation is to induce public hospitals' care delivery systems in the Ontario health care area to improve the quality of health care and particularly to install efficiencies of cost in the delivery of medical services to the 11 million person population of the Province of Ontario (37% of all of Canada). Inefficient hospitals run the risk of the loss of public funding if they fail to meet the objectives of the Commission. Accordingly, the incentives are in place to induce public hospitals to find solutions to achieve the desired efficiencies, including outsourcing available from and through private sector organizations, such as the Company.

HEALTHCARE LEGISLATION

         The Health Services Restructuring Commission (HSRC), established under Bill 26, has the mandate and authority to facilitate and accelerate hospital restructuring in Ontario. This legislation contains measures intended to control public and private spending on healthcare as well as to provide universal public access to the healthcare system. The Company cannot predict what effect, if any, this and other healthcare legislation will have on its operations. Significant changes in Canada's healthcare system are likely to have a gradual but substantial impact on the manner in which the Company conducts its business and could have a material effect on its results of operations.

         Despite pronouncements by the Ontario Minister of Health that managed care options, such as in the United States, are being considered, it is not evident that U.S. styled managed care will play a significant role in the fee-for-service sector of the publicly funded healthcare system. Management believes that government actions in the area of legislation to date indicate a present intent to let the healthcare system proceed without intervening directly in the management of patient care, although there can be no assurance thereof. In the future, greater emphasis may be placed on such managed care tools as utilization review, practice guidelines, and outcome measurement. The current move away from traditional fee-for-service mechanisms may have a similar effect as physicians attempt to minimize the risk they face and as the government strives for accountability and value-for-dollar assurances.

COMPETITION

         Competition in the industry is based on the scope, quality and cost of services provided. Certain of the Company's current and potential competitors have substantially greater financial resources than the Company. While management believes that it competes on the basis of the quality of its services, the larger resources of its competitors may give them certain cost advantages over the Company (e.g., in the areas of malpractice insurance, cost savings from internal billing and collection and a broader scope of services). The clinics operated by the Physician Management Services Division compete with hospitals and other private physicians. The Urgent Care Centre competes with hospital emergency rooms. The Company believes that the varied physician practice alternatives coupled with competitive remuneration plans create a significant incentive for physicians to provide patient services through the Company.

EMPLOYEES

         As of March 31, 2000, the Company had 94 full-time employees, of whom 4 were employed in general executive positions, 29 were employed in administration and 61 were employed in the Company's clinics. In addition, as of such date, approximately 310 physicians and 40 nurses were actively working as independent contractors of the Company. These physicians and nurses are not employees of the Company.

REAL PROPERTY LOCATIONS

         Med-Emerg's head office is located at 2550 Argentia Road, Suite 205, Mississauga, Ontario. The head office occupies approximately 5,560 square feet of space under a lease that expires in February, 2001 at an average annual rental rate of approximately Cdn$105,700.

         The Central Clinic is located at 458 Central Avenue, London, Ontario. The Clinic occupies approximately 6,400 square feet of space under a lease that expires December 31, 2002 at an average annual rental rate of approximately Cdn$94,900.

         The Pond Mills clinic is located at 1166 Commissioners Road East, London, Ontario, N5Z 4R3. The Clinic occupies approximately 3,000 square feet of space under a lease that expires October, 2004 at an annual rental rate of approximately Cdn$61,300.

         The Glenderry Clinic is located at 2760 Derry Road West, Mississauga, Ontario, L5N 3N5. The Clinic occupies approximately 2,600 square feet at an annual rental rate of approximately Cdn$69,200.

         The St. Clair Medical Centre is located at 50 St. Clair Avenue East, Toronto, Ontario. The Clinic occupies approximately 2,000 square feet at a annual rental rate of approximately Cdn$29,200. The lease expires in December, 2005.

         The Dundas Urgent Care Centre is located at 801 Dundas Street East, Mississauga, Ontario. Med-Emerg occupies approximate 2,700 square feet of the Urgent Care Centre and pays an annual rental rate of approximately Cdn$41,775. The lease expires in September, 2002.

         The Britannia Urgent Care Centre is located at 1201 Britannia Road West, Mississauga, Ontario. The Urgent Care Centre occupies approximately 11,000 square feet at an annual rental rate of approximately Cdn$78,500. The lease expires February 28, 2008. A total of 3,000 square feet is subleased by Med-Emerg to service providers, such as pharmacy, radiology, laboratory and physiotherapy and rehabilitation services. The service providers contribute approximately Cdn$141,000 in annual rent and the subleases expire in March and May, 2003.

         The Elmvale Clinic is located at 1910 St. Laurent Boulevard, Ottawa, Ontario. Annual rent totals approximately Cdn$46,000 for 2,936 square feet. The lease expires in June, 2003.

         The York Lanes Clinic is located within York University at Unit #28, 4700 Keele Street, Toronto, Ontario. The annual rent is approximately Cdn$142,000 for 4,693 square feet. The lease expires in February, 2004. Approximately 671 square feet is subleased by Med-Emerg to a dentist who contributes approximately Cdn$76,000 in annual rent and the sublease expires May, 2001.

         The Beacon Hill Family Medical Centre is located at 2339 Ogilvie Road, Ottawa, Ontario. Annual rent totals approximately Cdn$43,368 for 1,807 square feet. The lease expires in December 2001.

         The Clinique Medicale Place du Centre is located at 200 Promenade du Portage, Hull, Quebec. Annual rent totals approximately Cdn$20,700 for 1,100 square feet. This lease is currently on a month to month basis.

         The Elgin Family Medical Centre is located at 270 Elgin Street, Ottawa, Ontario. Annual rent totals approximately Cdn$39,000 for 1,800 square feet. The lease expires in April, 2003.

         The Fisher Family Medical Centre is located at 1896 Prince of Wales Drive, Ottawa, Ontario. Annual rent totals approximately Cdn$28,098 for 1,364 square feet. The lease expires in January, 2001.

         The Greenbank Family Medical Centre is located at 250 Greenbank Road, Ottawa, Ontario. Annual rent totals approximately Cdn$28,566 for 2,400 square feet. The lease expires in August 2002.

         The Herongate Family Medical Centre is located at 1670 Heron Road, Ottawa, Ontario. Annual rent totals approximately Cdn$46,550 for 1,862 square feet. The lease expires in July 2002.

         The Kanata Family Medical Centre is located at 300 Earl Grey Drive, Kanata, Ontario. Annual rent totals approximately Cdn$44,620 for 1,940 square feet. The lease expires in June 2001.

         The Minto Place Family Medical Centre is located at 344 Slater Street, Ottawa, Ontario. Annual rent totals approximately Cdn$55,021 for 1,834 square feet. The lease expires in October 2002.

         The Rosemount Family Medical Centre is located at 11 Rosemount Avenue, Ottawa, Ontario. Annual rent totals approximately Cdn$21,777 for 1,281 square feet. The lease expires in April 2003.

         The Vanier Family Medical Centre is located at 150 Montreal Road, Ottawa, Ontario. Annual rent totals approximately Cdn$28,116 for 2,090 square feet. The lease expires in November 2002.

         The Westgate Family Medical Centre is located at 1309 Carling Avenue, Ottawa, Ontario. Annual rent totals approximately Cdn$55,500 for 2,000 square feet. The lease expires in February 2002.

         PSA & Associates is located at 2301 Carling Avenue, Ottawa, Ontario. Annual rent totals approximately Cdn$17,790 for 1,368 square feet. The lease expires in May 2002.

         Care Source Physiotherapy & Rehabilitation is located at 888 Meadowlands Drive, Ottawa, Ontario. Annual rent totals approximately Cdn$18,746 for 1,339 square feet. The lease expires in July 2003.

         Spirotech Health Services Inc. is located at 4004 Kent Street, Ottawa, Ontario. Annual rent totals approximately Cdn$6,432 for 318 square feet. This lease is currently on a month to month basis.

         The Jasper Avenue Medical Clinic is located at 11464 Jasper Avenue, Edmonton, Alberta. Annual rent totals approximately Cdn$32,864 for 2,528 square feet. The lease expires in March 2004.

         The McKnight Village Medical Centre is located at 5408 Falsbridge Drive, N.E., Calgary, Alberta. Annual rent totals approximately Cdn$30,315 for 1,290 square feet. The lease expires in August 2002.

         The Medical Centre West Edmonton Mall is located at 8770-170 Street, Edmonton, Alberta. Annual rent totals approximately Cdn$74,400 for 1,764 square feet. The lease expires in April 2009.

         The Martindale Medical Centre is located at 200-126 Martindale Drive, Calgary, Alberta. Annual rent totals approximately Cdn$24,180 for 1,860 square feet. The lease expires in May 2004.

         The Orleans Gardens Family Health Centre is located at 1615 Orleans Blvd., Ottawa, Ontario. Annual rent totals approximately Cdn$52,080 for 2,170 square feet. The lease expires in July 2003.

         YFMC Healthcare Inc., the corporate offices, are located at 441 MacLaren Street, Ottawa, Ontario. Annual rent totals approximately Cdn$14,400 for 1,800 square feet. The lease expires in July 2004.

LEGAL PROCEEDINGS

         Med-Emerg is presently party to one legal proceeding that was commenced on July 4, 1997 in the General Division of the Ontario Court. This proceeding relates to the recapitalization of Med-Emerg, which occurred in November, 1996, in which the Estate of Dr. Donald Munro ("Estate") contributed 75,000 of its 150,000 Med-Emerg Common Shares to the capital of Med-Emerg. The Estate, the applicant in the proceeding, has taken the position that it continues to be the beneficial owner of 150,000 shares of Med-Emerg Common Shares. Med-Emerg disagrees with the Estate's position and intends to defend this action vigorously. However, in the event that Med-Emerg is unsuccessful in its action, Med-Emerg may be required to return to the Estate the 75,000 Med-Emerg Common Shares which were previously surrendered. There has been no action with respect to this claim since 1997.

         In addition, in the future, Med-Emerg could be subject to claims arising from its contracts with hospitals or other institutions or professional associations to which it provides services.

RECENT EVENTS

         In January 2000, Med-Emerg acquired all of the outstanding capital stock in YFMC Healthcare Inc. YFMC Healthcare Inc., a physician practice management company operates and manages primary care facilities, in-clinic paramedical services, clinical psychology and physiotherapy. The clinics owned and/or operated are Beacon Hill Family Medical Centre, Clinique Medicale Place du Centre, Elgin Family Medical Centre, Fisher Family Medical Centre, Greenbank Family Medical Centre, Herongate Family Medical Centre, Kanata Family Medical Centre, Minto Place Family Medical Centre, Rosemount Family Medical Centre, Vanier Family Medical Centre, Westgate Family Medical Centre, PSA & Associates, Care Source Physiotherapy & Rehabilitation, Spirotech Health Services Inc., Kensington House Family Health Centre, Jasper Avenue Medical Clinic, McKnight Village Medical Centre and Medical Centre West Edmonton Mall.

         During the first quarter of 1999, Med-Emerg acquired a 45% interest in Medical Urgent Care Inc., a 51% interest in Caremedics (Elmvale) Inc. and a 51% interest in York Lanes Health Centres Inc., and also entered into management service agreements with these three companies. Medical Urgent Care Inc. operates the Britannia Urgent Care Centre in Mississauga, Ontario. Caremedics (Elmvale) Inc. operates the Elmvale Clinic in Ottawa, Ontario. York Lanes Health Centres Inc. operates the York Lanes Clinic in Toronto, Ontario.


                           DIVIDEND RECORD AND POLICY

         Med-Emerg has not paid any dividends on the Med-Emerg Common Shares and has no present intention of paying dividends on such shares. Currently, Med-Emerg intends to retain any earnings to finance its operations. The future payment of dividends will be dependent upon the financial requirements of Med-Emerg to fund future operations and growth, Med-Emerg's financial condition and other factors the Med-Emerg Board of Directors may consider appropriate in the circumstances. In addition, the terms and conditions of the Med-Emerg Preference Shares prohibit the payment of any dividends on Med-Emerg Common Shares until all accrued dividends on Med-Emerg Preferred Shares have been paid. Dividends on Med-Emerg Preference Shares accrue at a rate of US$135,000 per year.

                 INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

         On November 1, 1996, the Company effected a recapitalization whereby Dr. Zacharias, the Company's Chief Executive Officer and Director, and Victoria Zacharias, Dr. Zacharias' wife, converted an aggregate of 2,203,333 shares of Common Stock into an aggregate of 500,000 shares of preferred stock. In 1997, the shares were transferred to 1245841 Ontario Inc., a company owned by Dr. and Mrs. Zacharias.

         On November 1, 1996, the Company granted Robert Rubin, a director, an option to purchase 700,000 shares of Common Stock at US$.75 per share and approved the issuance of 50,000 shares of Common Stock, all of which shares were issued in 1997 in consideration of services rendered to the Company as director. On December 31, 1999, Mr. Rubin exercised options for 58,333 common shares. Under a US $800,000 line of credit previously established between Mr. Rubin and the Company, Mr. Rubin advanced an aggregate of US $250,000 from July 1997 to January 1998.

         In connection with the Bridge Financing in January 1997, the Company issued 8% promissory notes in the principal amount of US$500,000 and an aggregate of 125,000 shares of Common Stock to four investors for gross proceeds of US$500,000. Robert Rubin, a director of the Company, purchased a promissory note in the principal amount of US$150,000 and 37,500 shares of Common Stock. To comply with the National Association of Securities Dealers, Inc., Mr. Rubin and the another investor agreed to surrender to the Company for cancellation without consideration an aggregate of 62,500 shares of Common Stock obtained in the Bridge Financing. The Company remained obligated to repay the promissory notes issued to the two investors in the aggregate principal amount of US$250,000, upon the closing of the Initial Public Offering.

         On February 25, 2000, HealthyConnect.com, Inc. issued to each of Carl Pahapill and Dr. Ramesh Zacharias 500,000 fully vested non-escrowed shares of HealthyConnect.com, Inc. and an additional 500,000 shares of HealthyConnect.com, Inc. which are escrowed and which will be released upon meeting certain conditions.

         The Company presents all proposed transactions with affiliated parties to the Board of Directors for its consideration and approval. Any such transaction will be approved by a majority of the disinterested directors.

                            INFORMATION REGARDING LRC

LRC was incorporated as 623200 ALBERTA LTD. under the laws of the province of Alberta on August 31, 1994. LRC amended its articles on June 12, 1996 to change its name to "Laser Rejuvenation Clinics Ltd." LRC began trading as a publicly listed company on January 12, 1998 on the Alberta Stock Exchange, now the Canadian Venture Exchange, under the symbol "ZAP.A". The registered office of LRC is located at 1000, 400 - 3rd Avenue S.W., Calgary, Alberta, T2P 4H2, and LRC's head office is located at 102, 4616 Valiant Drive N.W., Calgary, Alberta, T3A 0X9.

GENERAL OVERVIEW

LRC is a corporation that offers, through its own facilities and its relationship with medical and dental professionals, a variety of cosmetic treatments to individuals desiring to maintain a more youthful, attractive and healthy appearance. The primary technologies used are lasers with emphasis on the removal of body hair, wrinkles, age-related sunspots and sun damage and cosmetic surgery focused on liposuction and body contouring.

LRC, through its wholly owned subsidiaries, LRC (Calgary) Ltd., LRC (Toronto) Ltd., LRC (Winnipeg) Ltd., and LRC (Vancouver) Ltd, operates five clinics under the registered trade name Laser Rejuvenation Clinics servicing Calgary, Toronto, Oakville, Vancouver and Winnipeg. Each clinic has a common theme of offering full service customer-focused cosmetic procedures. However, the set-up and structure of each is unique for the requirements of the market and the goal of attracting appropriate medical personnel.

                         BUSINESS AND OPERATIONS OF LRC

PRODUCTS AND SERVICES OFFERED

         LRC offers an extensive array of outpatient cosmetic procedures. These include both physician and non-physician dependant services. LRC provides its clients with both major "surgical" procedures, such as liposuction, skin resurfacing and hair transplants along with minor procedures such as laser hair removal, cosmetic dermatology and vein treatment, cellulite reduction and body contouring and spa services and products. The following is a more detailed description of these and other services provided by LRC through its five facilities.

LIPOSUCTION

         Liposuction provides for the permanent removal of fat from the body. LRC uses the tumescent liposuction technique, which involves injecting large volumes of dilute local anaesthesia beneath the skin. The fluid expands the fat, pushing it away from the nerves and blood vessels, thereby reducing the chance of damage and encouraging a pain free procedures. A small tube called a canula is connected to a gentle vacuum machine and inserted into the fatty tissues through tiny incisions. Some of LRC's clinics now incorporate a refinement to this procedure, being ultrasonic liposuction which further reduces pain and bruising.

SKIN RESURFACING (WRINKLE REMOVAL) AND BLEPHAROPLASTY (EYELID LIFTS)

         Laser resurfacing removes old layers of the skin, thereby stimulating collagen formation and elastin contraction, resulting in a smoother, rejuvenated "youthful" appearance. LRC uses such resurfacing lasers including carbon dioxide and Erbium Yag lasers. Laser-assisted blepharoplasty is a technique to remove saggy, puffy skin around the eyes with minimal bruising and discomfort, due to the use of laser during the procedure.

HAIR TRANSPLANTS

         Hair transplants are an effective way to permanently restore hair lost through balding. During the procedure, a "donor strip" of hair is removed with a scalpel and cut into tiny grafts that are re-inserted into small slits made in the balding area of the scalp. Like transplanted trees, these grafts will grow as normal hair. This technique leaves very minimal to no scarring, if any, and eliminates the "ugly-plug look" of the early transplants.

LASER HAIR REMOVAL

         Selective photothermolysis, the process used to remove the hair from the follicle, involves selecting the intended target - in this case the melanin pigment present in all hair follicles. A laser or pulsed-light device uses a wavelength of light specific to the melanin, which is absorbed by the melanin in the hair follicle, thereby damaging the hair follicle, without damaging the skin. Treatment can be specifically tailored to different skin types and hair colours in any area of the body.

COSMETIC DERMATOLOGY AND VEIN TREATMENT

         Intense pulsed light from laser technologies is an effective treatment for most leg or face spider veins because the wavelength of light that penetrates the skin has a selective affinity for blood vessels. With the thermo-kinetic selectivity of the laser, the blood vessels are treated with slow-pulsed-width energy that has a chance to accumulate, or heat, in the blood vessel, causing it to seal. For larger blood vessels, greater than two millimetres in diameter, sclerotheraphy (injections) remains the treatment of choice. A variety of laser technologies allows specialized cosmetic procedures, such as the removal of age spots, moles, warts and tattoos.

ENDERMOLOGIE-TM- (CELLULITE REDUCTION AND BODY CONTOURING)

         Endermologie-TM-, a new technology developed in France, is the latest in solutions for cellulite. The technology uses a gentle vacuum-like massage action to stretch the shrunken, shortened fibres in the connective tissues that have caused the dimpling appearance of cellulite. The procedure has the sensation of a deep tissue massage and has benefits of stimulating circulation in the lymphatic system.

INJECTABLES

         Collagen and Hylaform injections, Softform-permanent facial implants and Botox therapy are all alternatives to fine line and wrinkle reduction using implants to augment soft tissue, allowing easy and immediate correction of wrinkles, scars, folds, and in the case of Collagen and Hylaform, lip augmentation.

SPA SERVICES AND PRODUCTS

         LRC offers a wide array of personalized skincare services and products. Well-trained staff, supervised by dermatologists, are available to help clients achieve and maintain skin health.

FACILITIES AND CLINIC OPERATIONS

         LRC, through its wholly owned subsidiaries, LRC (Calgary) Ltd., LRC (Toronto) Ltd., LRC (Vancouver) Ltd. and LRC (Winnipeg) Ltd., operates clinics under the trade name Laser Rejuvenation Clinics in Calgary (the "Calgary Clinic") at Suite 150, 10601 Southport Road S.W., Calgary, Alberta, in Toronto (the "Toronto Clinic") at 87 Avenue Road, Toronto, Ontario, in Oakville (the "Oakville Clinic") at Suite 208 435 Reynolds Street, Oakville, Ontario, in Vancouver (the "Vancouver Clinic") at 1010 Mainland Street, Vancouver, British Columbia, and in Winnipeg (the "Winnipeg Clinic") at 205 Edmonton Street, Winnipeg, Manitoba. The Calgary Clinic began operations November 1996, followed by the Toronto Clinic in July 1997, the Vancouver Clinic in March 1998 and the Winnipeg Clinic in November 1998. The Oakville Clinic was acquired effective August 31, 1998.

         Each clinic has a common theme of services. However, the set-up and structure of each is unique for the requirements of the market and the goal of attracting appropriate medical personnel. Each clinic has a local medical director who is responsible for providing overall medical support and local protocol setting, along with supplemental training to nursing staff. Generally, the local medical director will have priority as the "surgical" physician in the facility. LRC encourages the use of the facilities by other affiliated physicians, in addition to the local medical director, particularly if the medical director is not trained to perform a procedure LRC would be offering. Each physician is responsible for any procedures that they perform or delegate to nursing staff at the facility. LRC's policy is that all physicians carry CMPA (Canadian Medical Protective Association) liability insurance, or its equivalent. In addition, LRC carries an additional $5 million in professional liability insurance which covers it and all of its professional employees.

         Revenue is generated in all clinics by a facility fee received from medical procedures, such as laser resurfacing or liposuction (the physician charges a physician fee) and a fee for a number of non-physician dependant procedures such as laser hair removal or Endermologie-TM-.

                        DESCRIPTION OF SHARE CAPITAL

         The authorized share capital of LRC consists of an unlimited number of Class A Common Shares, Class B Common Shares and Class C Common Shares (collectively, the "Common Shares") and an unlimited number of preferred shares ("Preferred Shares").

COMMON SHARES

The Class A Common Shares and the Class B Common Shares are entitled to notice of and to vote at all meetings of shareholders (except meetings at which only holders of a specified class or series of shares are entitled to vote) and are entitled to one vote per share. The Class C Common Shares are non voting shares, and do not entitle the holder to the normal rights privileges and restrictions normally attached to Common Shares. The holders of each class of Common Shares are entitled to receive such dividends as the Board of Directors declare and, upon liquidation, to receive such assets of LRC as are distributable to holders of Common Shares.

As of the date hereof, there were 15,003,122 issued and outstanding Class A Common Shares. No Class B Common Shares or Class C Common Shares are presently issued and outstanding.

PREFERRED SHARES

The Board of Directors of LRC may from time to time, and at any time, issue the Preferred Shares in one or more series, each series to consist of such number of shares as may before issuance thereof be determined by the directors.

The Board of Directors of LRC may, by resolution (subject as hereinafter provided) from time to time fix before issuance, the designation, rights, restrictions, conditions and limitations to attach to the Preferred Shares of each series, including, without limiting the generality of the foregoing, the rate of preferential dividends, the dates of payment thereof, the redemption price and terms and conditions of redemption, any voting rights and conversion rights, and any sinking fund, purchase fund or other provisions attaching to the Preferred Shares of such series, provided however, that no shares of any series shall be issued until the Board of Directors have filed articles of amendment.

The Preferred Shares are entitled to preference over the Common Shares of LRC and any other shares of LRC ranking junior to the Preferred Shares with respect to the payment of dividends, if any, and may also be given such other preferences over the Common Shares of LRC and any other shares of LRC ranking junior to the Preferred Shares as may be fixed by the resolution of the Board of Directors as to the respective series authorized to be issued.

The Preferred Shares are entitled to preference over the Common Shares of LRC and any other shares of LRC ranking junior to the Preferred Shares with respect to the priority and payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding up of LRC, whether voluntary or involuntary.

There are no Preferred Shares presently issued and outstanding.

                          DIRECTORS AND OFFICERS

         The following are the names and municipalities of residence of the directors and officers of LRC, their position and offices with LRC and their principal occupations during the last five years:

NAME AND MUNICIPALITY
OF RESIDENCE                      OFFICE                                  PRINCIPAL OCCUPATION
---------------------             ------                                  --------------------
Tom Y. Woo, M.D. F.R.C.P.(C)      Chairman of the Board, President and    Certified Dermatologist owning a private
Calgary, Alberta                  Director                                dermatology clinic.

Howard J. Coren(1)                Director, Secretary-Treasurer and       Chief Executive Officer with LRC from inception
Calgary, Alberta                  Chief Executive Officer (office         to February 18, 2000 and prior thereto, Director
                                  terminated February 18, 2000)           of Corporate Affairs of Nathanial Captioning
                                                                          Enterprises Inc.

Hank Swartout(1)                  Director                                Chief Executive Officer of Precision Drilling.
Calgary, Alberta

Fred Peacock(1)                   Director                                Retired Businessman.  Prior to 1990, Agent
Calgary, Alberta                                                          General for the Asia Pacific Rim Area for the
                                                                          Government of Alberta.

Karen Wall                        Chief Financial Officer                 Chartered Accountant, Chief Financial Officer of
Calgary, Alberta                                                          LRC from October 1997 to April 4, 2000 and prior
                                                                          thereto, a public practitioner in the Independent
                                                                          Business Advisory Services Assurance Practice
                                                                          Group with KPMG, LLP from 1993 to October 1997.

Lori Maguire                      Chief Operations Officer                Administration, Chief Operations Officer of LRC
Oakville, Ontario                                                         from March 1998 to March 17, 2000. Prior
                                                                          thereto, General Manager of Logistics for Bell
                                                                          Canada.

NOTE:

(1)  Member of the Audit Committee.

As of the date hereof, the directors and officers of LRC, as a group, owned, directly or indirectly, 7,250,074 Class A Common Shares or approximately 48% of the issued and outstanding Class A Common Shares.

                          EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table provides a summary of compensation paid to the Chief Executive Officer. None of LRC's other executive officers had a total salary and bonus which exceeded $100,000CND. LRC paid its five executive officers aggregate cash compensation of $259,542CND during the year ended June 30, 1999. The five executive officers have options to purchase an aggregate of 884,000 Class A Common Shares at prices varying from $0.15CND to $0.86CND. All options were granted at the market price in effect on the date of the granting of the respective options or at the allowed maximum discount per securities regulations.

                                                                                        Long-Term
                                                     Annual Compensation            Compensation Awards
Name and                                               (Canadian Funds)              Securities Under
Principal Position              Year          Salary         Bonus         Other      Options Granted
                                                ($)           ($)           ($)            (#)
--------------------------------------------------------------------------------------------------------
Howard Coren                    1999          95,625           -             -           (60,000)
Chief Executive Officer         1998          75,000           -             -              -
                                1997          30,000           -             -           337,000

Tom Woo, M.D.                   1999             -             -           35,853        (60,000)
President                       1998             -             -          101,197           -
                                1997             -             -             -           337,000

ESCROWED SECURITIES

         As at the date hereof, the following table sets out securities of LRC held in escrow:

Designation of Class       Number of Securities Held in Escrow      Percentage of Class
Class A Shares                  3,477,855 Class A Shares                    23%

All the securities presently held in escrow are held by the current officers and directors of LRC and were placed in escrow pursuant to an Escrow Agreement dated December 2, 1997 with Montreal Trust Corporation of Canada acting as the Trustee. Pursuant to the terms of the Escrow Agreement, 993,673 of the totalled escrow securities will be released from escrow on September 9, 2000 and September 9, 2001, with the remaining 1,490,509 Class A Shares being released on September 9, 2002.

The following table sets forth the options which are outstanding as of the date hereof:

NAME                     NUMBER OF CLASS A COMMON   DATE OF GRANT              EXERCISE PRICE   EXPIRY DATE
                         SHARES UNDER OPTION
Executive Officers       554,000                    December 9, 1997           $0.60            December 9, 2002
                          60,000                    December 9, 1997           $0.60            December 31, 2002
                         100,000                    February 13, 1998          $0.86            March 31, 2003
                          50,000                    March 15, 1999             $0.58            March 15, 2004
                          60,000                    October 19, 1999           $0.23            October 19, 2004
                          60,000                    December 1, 1999           $0.15            December 1, 2004

Directors (other than    140,000                    December 9, 1997           $0.60            December 9, 2002
Executive officers)

Employees and             20,000                    February 26, 1998          $0.90            February 26, 2003
Consultants               10,000                    March 17, 1999             $0.58            March 17, 2004
                          41,000                    July 19, 1999              $0.50            July 19, 2004
                          21,000                    December 3, 1998           $0.59            December 3,2003
                           5,000                    September 14, 1999         $0.85            September 14,2003
                          16,000                    December 9, 1997           $0.60            December 31, 2002
                           2,500                    October 19, 1999           $0.30            October 19, 1999
                           2,250                    September 30, 1998         $0.79            September 30, 2003
                           3,450                    March 31, 1998             $1.38            March 31, 2003

TOTAL                  1,145,200

                  INDEBTEDNESS OF DIRECTORS AND SENIOR OFFICERS

         No director or senior officer, or any associate or affiliate of any director or senior officer, is or has been indebted to LRC.

           INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

The directors, officers and principal shareholders of LRC (and the affiliates of such persons) have had no direct or indirect interest in any material transaction involving LRC during the 24 months preceding the date of this prospectus not otherwise disclosed herein.

                             PRINCIPAL SHAREHOLDERS

To the knowledge of the directors and senior officers of LRC, the only persons owning or exercising control or direction over Class A Common Shares representing more than 10% of the voting rights attached to all outstanding securities of LRC as at the date hereof are as follows:

NAME AND ADDRESS                         TYPE OF OWNERSHIP               NUMBER OF SECURITIES        CLASS A COMMON SHARES
                                                                                                     OUTSTANDING
-------------------------------------    ----------------------------    ------------------------    ------------------------
Tom Y. Woo, M.D., F.R.C.P.               Direct/Beneficial               3,959,333                   26%
Calgary, Alberta

Howard J. Coren                          Direct/Beneficial               1,967,667                   13%
Calgary, Alberta

As at the date hereof, the number of voting shares beneficially owned, directly or indirectly, by all directors, promoters and senior officers of LRC and their associates, as a group, was 7,250,074 Class A Common Shares, being approximately 48% of the issued and outstanding Class A Common Shares of LRC. See "PRIOR SALES".

                                 DIVIDEND RECORD

LRC has not declared or paid any dividends. The payment of dividends in the future will depend, among other factors, on LRC's earnings, capital requirements, operating and financial position and general business conditions. LRC anticipates that earnings will be retained to finance future growth of its business and operations, including further additional services and clinic locations, and that no dividends will be paid on the Class A Common Shares or any other shares in the foreseeable future.

                                   PRIOR SALES

During the 12 months prior to the date of this prospectus, LRC issued Class A Common Shares as set forth below:

DATE OF ISSUE           NUMBER OF             ISSUE PRICE         AGGREGATE
                        CLASS A COMMON        PER SHARE           ISSUE PRICE
                        SHARES
-------------           --------------        -----------         -----------
August 31, 1998          73,529               $1.02               $75,000

February 24, 1000       612,745               $1.02               $625,000

                             THE SPECIAL MEETING

GENERAL

         MED-EMERG. This Joint Prospectus/Proxy Statement is being furnished to holders of Med-Emerg Common Stock in connection with the solicitation of proxies by the Med-Emerg Management for use at the Med-Emerg Special Meeting to consider and vote, upon the Business Combination Agreement and the approval of the issuance of Med-Emerg shares and warrants in the aggregate number of 1,556,724 shares and 89,120 options pursuant thereto. The costs of solicitation will be borne by the Company. This solicitation will be made primarily by mail and may also be made by personal contact or by other means of communication by directors, officers and employees of the Company, who will not receive special compensation therefor.

         The Med-Emerg board has unanimously approved the above proposal and unanimously recommends that the holders of Med-Emerg Common Stock vote for the approval of each of the above proposal. Except for the NASDAQ rules, shareholder approval of the Business Combination Agreement and the stock issuance related thereto would not be required. Accordingly, Med-Emerg shareholders have no appraisal or dissent rights.

RECORD DATE

         MED-EMERG. The Med-Emerg Board has fixed the close of business on __________ ___, ____ as the Med-Emerg Record Date for the determination of the holders of Med-Emerg Common Stock entitled to receive notice of, and to vote at, the Med-Emerg Special Meeting.

TIMES AND PLACES; PURPOSES

         MED-EMERG. The Med-Emerg Special Meeting will be held at
__________________________________________, starting at 10:00 a.m. local time. At the Med-Emerg Special Meeting, the holders of Med-Emerg Common Stock will be asked to consider and vote upon the Business Combination Agreement and the stock issuance related thereto.

VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

         MED-EMERG. Only holders of record of shares of Med-Emerg Voting Stock on the Med-Emerg Record Date are entitled to notice of and to vote at the Med-Emerg Special Meeting. in accordance with Med-Emerg's by-laws, the directors have determined that only a person holding Common Shares of record as of the record date shall be entitled to vote at the Meeting, except to the extent that the person has transferred the ownership of his or her Common Shares after the record date and the transferee of those Common Shares establishes that he or she owns the Common Shares and demands not later than 10 days before the Meeting that his or her name be included in the list of those entitled to vote at the Meeting, in which case the transferee shall be entitled to vote those Common Shares at the Meeting. On the Med-Emerg Record Date, there were 5,267,188 shares of Med-Emerg Common Stock outstanding and entitled to vote at the Med-Emerg Special Meeting.

         Each holder of Med-Emerg Common Stock, as of the Med-Emerg Record Date, is entitled to cast one vote per share. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Med-Emerg Common Stock entitled to vote is necessary to constitute a quorum at the Med-Emerg Special Meeting. The affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of Med-Emerg Common Stock present in person or by proxy, at the meeting entitled to vote thereon is required to approve each of the proposals to be voted on. The affirmative vote of the holders of a majority of the Med-Emerg Common Stock represented in person or by proxy at the Med-Emerg Special Meeting, at which a quorum is not present, is required to approve an adjournment of the Special Meeting. Proxies may be revoked by notice of revocation or a later signed and dated proxy or by attending the Med-Emerg Special Meeting and voting in person. Attendance at the Med-Emerg Special Meeting will not in itself constitute the revocation of a proxy.

PROXIES

         All shares of Med-Emerg Common Stock represented by properly executed proxies received prior to or at the Med-Emerg Special Meeting and not subsequently revoked will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated on a properly executed and returned proxy, such proxy will be voted FOR the proposal to be voted on. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the applicable Special Meeting, will not be voted.

         The persons named in the enclosed form of proxy are directors and officers of the Company. A shareholder submitting a form of proxy has the right to appoint a person (who need not be a shareholder) to represent him or her at the Special Meeting. To exercise this right, the shareholder should legibly insert the name of the desired representative in the blank space provided in the form of proxy and strike out the other names, or submit another appropriate proxy. The instrument appointing a proxy must be in writing and must be executed by the shareholder or his or her attorney authorized in writing or, if the shareholder is a corporation, under its corporate seal by an officer or attorney thereof duly authorized.

         To be voted at the Special Meeting, proxies must be delivered no less than 48 hours (excluding Saturdays and holidays) before the time for holding the Meeting or any adjournment thereof. The Chairman of the meeting may, in his discretion, refuse to consider any proxies received after such time. In addition to revocation in any other manner permitted by law, a shareholder who has given a proxy may revoke it as any matter on which a vote has not already been cast pursuant to the authority conferred by it, by instrument in writing executed by the Shareholder or his attorney authorized in writing or, if the Shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized, and deposited either at the head office of Med-Emerg at any time up to and including the last business day before the Meeting, or any adjournment thereof, at which the proxy is to be used, or with the Chairman of the Meeting on the day of the Meeting, or any adjournment thereof, and upon either of such deposits, the proxy is revoked.

         The persons appointed under the form of proxy accompanying this Statement are conferred with discretionary authority with respect to amendments or variations of those matters specified in the form of proxy and Notice of Meeting and with respect to any other matters which may properly be brought before the Meeting or any adjournment thereof. At the time of printing this Joint Prospectus/Proxy Statement, management knows of no such amendment, variation, or other matter. If any such amendment variation or other matter properly comes before the Meeting, the instrument of proxy will be voted regarding such other matters in accordance with the best judgment of the person voting the proxy.

         Holders of Med-Emerg Common Stock will not be entitled to present any matter for consideration at the Special Meeting. A holder of Med-Emerg Common Stock may revoke his or her proxy at any time prior to the voting of the proxy by delivering to the Secretary of Med-Emerg a signed notice of revocation or a later dated signed proxy or by attending the applicable Special Meeting and voting in person. Attendance at the Med-Emerg Special Meeting will not itself constitute the revocation of a proxy. The cost of solicitation of proxies will be paid by Med-Emerg. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners, and Med-Emerg will, upon request, reimburse them for their reasonable expenses in so doing.

                       THE BUSINESS COMBINATION AGREEMENT

         Pursuant to the Business Combination Agreement entered into between Med-Emerg and LRC, Med-Emerg agreed to make an offer on the terms set out therein to purchase all of the issued and outstanding LRC Securities on the basis of 0.07782 of one Med-Emerg share of common stock for every LRC share of common stock and 0.02594 of a Med-Emerg Series C Warrant at $3.00US (three
(3) year period) for every LRC share of common stock.

         As well, for each of the outstanding options to acquire LRC Common shares under the LRC Stock Option Plan, there shall be substituted for every
12.85 LRC options to acquire one (1) Med-Emerg Common Share at an exercise price of US$2.00 per share.

         The Business Combination Agreement also includes representations and warranties of both Med-Emerg and LRC.

                        COMPARISON OF SHAREHOLDER RIGHTS

         Upon completion of the Business Combination, LRC Shareholders will receive shares of Med-Emerg Common Stock, and the rights of such shareholders will be governed by the laws of the Province of Ontario, the Certificate of Incorporation of Med-Emerg and the By-laws of Med-Emerg. LRC is incorporated under the laws of the Province of Alberta. As the corporate legislation in Ontario is similar to that of Alberta, LRC shareholders will continue to be afforded substantially the same shareholder rights after the Business Combination upon the receipt of Med-Emerg Common Stock.

                            DESCRIPTION OF SECURITIES

         The following summary description of Med-Emerg's securities is qualified in its entirety by reference to Med-Emerg's Certificate of Incorporation, as amended, and its By-laws, copies of which have been filed as Exhibits to the Registration Statement of which this Joint
Proxy/Prospectus is a part.

         The total authorized capital stock of the Company consists of an unlimited number of shares of Common Stock, with no par value, and unlimited number of Preferred Stock, with no par value per share. The following descriptions contain all material terms and features of the Securities of the Company, are qualified in all respects by reference to the Certificate of Incorporation and Bylaws of the Company.

COMMON SHARES

         The holders of outstanding shares of Common Shares are entitled to share ratably on a share-for-share basis with respect to any dividends when, as an if declared by the Board of Directors out of funds legally available therefor. Each holder of Common Shares is entitled to one vote for each share held of record and are not entitled to cumulative voting rights. The Common Shares is not entitled to conversion or preemptive rights and is not subject to redemption. There are no limitations on the right of nonresident or foreign owners to hold or vote the Company's Common Shares. Upon liquidation, dissolution or winding up of the Company, the holders of Common Shares are entitled to share ratably in the net assets legally available for distribution to Shareholders after payment of all obligations of the Company and after provision has been made with respect to each class of Shares, if any, having preference over the Common Shares. Holders of shares of Common Shares do not have subscription rights. The shares of Common Shares presently outstanding are, and the shares of Common Shares offered hereby will be, upon issuance and payment therefor, validly issued, fully paid and non-assessable. All outstanding shares of Common Shares are, and the shares of Common Shares offered hereby will upon issuance be, fully paid and non-assessable.

PREFERRED SHARES

         The Company has 500,000 shares of Preferred Shares outstanding, all of which are held in the name of 1245841 Ontario Inc., which is owned by Ramesh and Victoria Zacharias. Each share of Preferred Shares entitles the holder to eight votes per share until the Company engages in a public offering of its securities at which time each share of Preferred Shares shall entitle the holder to one vote per share. Each share of Preferred Shares entitles the holder to an special cumulative dividend of US$.27 per share commencing on the date the Company consummates an initial public offering, payable quarterly at the Board of Directors discretion in cash or Common Shares. Commencing November 1, 2006, the holders of the Preferred Shares may convert the Preferred Shares for an amount of shares of Common Shares as is equal to US$4,500,000 divided by the then current market price of the Company's Common Shares. In addition, the holders of the Preferred Shares have the immediate right to convert the Preferred Shares into Common Shares on a basis of one share of Preferred Shares for one and one half shares of Common Shares. The Preferred Shares contains a provision which prohibits the payment of any Common Shares dividends until all cumulative dividends on the Preferred Shares have been paid.

WARRANTS

PURCHASE WARRANTS

         Each Warrant entitles its holder to purchase one share of Common Shares at an exercise price of $4.50, subject to adjustment in certain circumstances, for a period of four years commencing on February 4, 1999. The Common Shares and Warrants may only be purchased as Units in the Offering, but are separately tradeable immediately upon issuance.

         The exercise price of the Warrants and the number and kind of Common Shares or other securities and property issuable upon the exercise of the Warrants are subject to adjustment in certain circumstances, including a Shares split of, Shares dividend on, or a subdivision, combination or capitalization of the Common Shares and for any issuance of Common Shares for less than the lesser of the market price of a share of Common Shares or the exercise price of the Warrants. Additionally, an adjustment will be made upon the sale of all or substantially all of the assets of the Company in order to enable holders of Warrants to purchase the kind and number of shares or other securities or property (including cash) receivable in such event by a holder of the number of shares of Common Shares that might otherwise have been purchased upon exercise of the Warrants.

         The Warrants do not confer upon the holder any voting or other rights of a Shareholder of the Company. Upon notice to the holders of the Warrants, the Company has the right to reduce the exercise price or extend the expiration date of the Warrants.

         Warrants may be exercised upon surrender of the warrant certificate evidencing those Warrants on or prior to the respective expiration date (or earlier redemption date) of the Warrants at the offices of the warrant agent, with the form of "Election to Purchase" on the reverse side of the warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified check payable to the order of the warrant agent) for the number of the Warrants being exercised.

         No Warrant will be exercisable unless at the time of exercise the Company has filed with the Commission a current prospectus covering the issuance of Common Shares issuable upon the exercise of the Warrant and the issuance of shares has been registered or qualified or is deemed to be exempt from registration or qualification under the securities laws of the state of residence of the holder of the Warrant. The Company has undertaken to use its best efforts to maintain a current prospectus relating to the issuance of shares of Common Shares upon the exercise of the Warrants until the expiration of the Warrants, subject to the terms of the Warrant Agreement. While it is the Company's intention to maintain a current prospectus, there is no assurance that it will be able to do so.

         No fractional shares will be issued upon exercise of the Warrants. However, if a holder of a Warrant exercises all Warrants then owned of record, the Company will pay to that holder, in lieu of the issuance of any fractional share which would be otherwise issuable, an amount in cash equal to such fractional interest based on the market value of the Common Shares on the last trading day prior to the exercise date.

         The Warrants are redeemable by the Company commencing February 4, 2000 (or sooner with the consent of the Representative) at a redemption price of $0.10 per Warrant on not less that 30 days written notice, provided that the closing bid price per share of Common Shares, if traded on NASDAQ, or the last sale price, if listed on a national exchange, for 20 consecutive trading days ending on the third business day prior to the date of redemption notice, is at least $8.00 (subject to adjustment for certain events). The Warrants shall be exercisable until the close of the business day preceding the date fixed for redemption. In addition, subject to the rules of the NASD, the Company has agreed to engage Network 1 Financial Securities, Inc. as its exclusive warrant solicitation agent, in connection with which Network 1 would be entitled to a 5% fee upon exercise of the Warrants.

SERIES A WARRANTS

         Warrants entitling the holder to purchase one Med-Emerg Common Share at U.S. $2.70 per share, expiring June 12, 2000. As of March 31, 2000, there were 44,585 Med-Emerg Series A Warrants outstanding.

SERIES B WARRANTS

         Warrants entitling the holder to purchase one Med-Emerg Common Share at U.S. $3.40 per share, expiring June 12, 2000. As of March 31, 2000, there were 44,585 Med-Emerg Series B Warrants outstanding.

                                  LEGAL MATTERS

         The validity of the Med-Emerg Common Shares to be issued in connection with the Transaction will be passed upon by Gersten, Savage & Kaplowitz, LLP.

                                     EXPERTS

         The consolidated financial statements of LRC at June 30, 1998 and 1999 included herein and made a part of the Registration Statement of which this Joint Proxy Statement/Prospectus is a part, have been audited by KPMG, LLP independent Chartered Accountants, as set forth in their report thereon included elsewhere herein. Such consolidated financial statements of LRC are included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of Med-Emerg at December 31, 1999 and 1998 included herein and made part of the Registration Statement of which this Joint Prospectus/Proxy Statement is a part, have been audited by Schwartz Levitsky Feldman, LLP, independent Chartered Accountants, as set forth in their report therein included elsewhere herein. Such financial statements of Med-Emerg are included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                          FUTURE SHAREHOLDER PROPOSALS

         Commission rules set forth standards as to what Shareholder proposals are required to be included in a proxy statement.

                              AVAILABLE INFORMATION

         THIS JOINT PROSPECTUS/PROXY STATEMENT INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT LRC AND MED-EMERG THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO MS. KATHRYN GAMBLE, CHIEF FINANCIAL OFFICER, MED-EMERG INTERNATIONAL INC., 2550 ARGENTIA ROAD, SUITE 205, MISSISSAUGA, ONTARIO, L5N 5R1.

         TO OBTAIN TIMELY DELIVERY OF SUCH INFORMATION, SECURITY HOLDERS MUST REQUEST THIS INFORMATION NO LATER THAN _____________________.

         Med-Emerg is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Upon consummation of the Transaction, Med-Emerg will remain subject to the information reporting requirements of the Exchange Act and will be required to file reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, Room 1024, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission including LRC and Med-Emerg (http://www.sec.gov).

         Med-Emerg has filed a registration statement on Form F-4 (together with all amendments thereto and all schedules and exhibits filed or incorporated by reference as a part thereof, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to up to 1,556,724 shares of Med-Emerg Common Shares that are proposed to be issued in connection with the Transactions to holders of outstanding shares of LRC Common Shares and shares underlying warrants to be issued to in connection with the Transactions. This Joint Prospectus/Proxy Statement also constitutes the Prospectus of Med-Emerg filed as part of the Registration Statement.

         This Joint Prospectus/Proxy Statement does not include all of the information set forth in the Registration Statement filed by Med-Emerg with the Commission under the Securities Act, as permitted by the rules and regulations of the Commission. The Registration Statement is available for inspection and copying as set forth above. Statements contained in this Joint Prospectus/Proxy Statement or in any document incorporated herein by reference or included herein concerning the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, and each statement shall be deemed qualified in its entirety by such reference.

         No person has been authorized to give any information or make any representation other than those contained or incorporated by reference in this Joint Prospectus/Proxy Statement, and, if given or made, such information or representation must not be relied upon as having been authorized. This Joint Prospectus/Proxy Statement does not constitute an offer to sell or a solicitation of an offer to buy the securities covered by this Joint Prospectus/Proxy Statement or a solicitation of a Proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Joint Prospectus/Proxy Statement nor any distribution of securities made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of LRC, Med-Emerg or Med-Emerg since the date hereof or that the information contained or incorporated herein by reference is correct as of any time subsequent to its date.

                          INDEX TO FINANCIAL STATEMENTS

MED-EMERG INTERNATIONAL INC.
  Auditor's Report of Schwartz Levitsky Feldman, LLP, Chartered Accountants...............................................       F-1
   Consolidated Balance Sheets at December 31, 1999 and 1998..............................................................       F-2
   Consolidated Statements of Operations and Deficit for the years ended December 31, 1999 and 1998.......................       F-3
   Consolidated Statements of Cash Flows for the years ended December 31, 1999 and 1998...................................       F-4
   Notes to Consolidated Financial Statements.............................................................................       F-5

   LASER REJUVENATION CLINICS LTD.
   Consolidated Balance Sheets (unaudited as at December 31, 1999 and 1998)...............................................      F-23
   Consolidated Statements of Operations and Deficit (unaudited for the 3 and 6 months ended December 31, 1999 and 1998)..      F-24
   Consolidated Statement of Cash Flow (unaudited for the 6 months ended December 31, 1999 and 1998)......................      F-25
   Notes to Consolidated Financial Statements (unaudited for the 6 months ended Decmeber 31, 1999 and  1998)..............      F-26
   Auditor's Report of KPMG, LLP, Chartered Accountants...................................................................      F-28
   Consolidated Balance Sheets as at June 30, 1999 and 1998...............................................................      F-29
   Consolidated Statement of Operations and Retained Earnings (Deficit) for the years ended June 30, 1999 and 1998........      F-30
   Consolidated Statements of Cash Flow for the years ended June 30, 1999 and 1998........................................      F-31
   Notes to Consolidated Financial Statements.............................................................................      F-32

                  MED-EMERG INTERNATIONAL INC. AND SUBSIDIARIES
                        CONSOLIDATED FINANCIAL STATEMENTS

                                AUDITORS' REPORT

To the Shareholders of
Med-Emerg International Inc.

We have audited the consolidated balance sheets of Med-Emerg International, Inc. as at December 31, 1999 and 1998 and the consolidated statements of operations and deficit and cash flows for each of the years ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1999 and 1998 and the results of its operations cash flows for each of the years then ended in accordance with generally accepted accounting principles.

Canadian generally accepted accounting principles differ in some respects from those applicable in the United States of America (note 18).

/s/ Schwartz Levitsky Feldman, LLP

Chartered Accountants

Toronto, Ontario
March 16, 2000

                       MED-EMERG INTERNATIONAL INC.
                        CONSOLIDATED BALANCE SHEET
                      AS AT DECEMBER 31, 1999 AND 1998
                                  (IN US$)

                                                      1999          1998
                                                   -------------------------
ASSETS

CURRENT ASSETS
  Cash and short term investments                  $   229,966   $ 1,090,582
  Accounts receivable (note 4)                       2,453,700     1,806,094
  Prepaid expenses and other                           281,385       286,906
                                                   -------------------------
                                                     2,965,051     3,183,582

Capital assets (note 5)                              2,329,847       576,974
Other assets (note 6)                                4,005,768     1,239,880
Deferred income taxes (note 12)                        766,270       454,415
                                                   -------------------------
                                                   $10,066,936   $ 5,454,851
                                                   =========================

LIABILITIES

CURRENT LIABILITIES
  Bank indebtedness (note 7)                       $ 1,401,096   $   136,678
  Accounts payable and accrued liabilities           1,917,153     1,490,764
  Restructuring reserve (note 3)                       356,889             -
  Current portion of long-term debt (note 8)           172,145        57,080
                                                   -------------------------
                                                     3,847,283     1,684,522
Long term debt (note 8)                                518,338        66,825
Deferred income taxes (note 12)                        470,384             -
                                                   -------------------------
                                                      4,836,00     1,751,347
                                                   -------------------------
Commitments and contingencies (note 15)

  Capital Stock (note 9)                             8,251,290     5,981,830
  Convertible Debenture (note 10)                      405,371       405,371
  Contributed surplus (note 11)                      1,022,100       980,325
  Deficit                                           (4,335,566)   (3,322,903)
  Cumulative translation adjustment                   (112,264)     (341,119)
                                                   -------------------------
                                                      5,230,93     3,703,504
                                                   -------------------------
                                                   $10,066,936    $5,454,851
                                                   =========================

        The accompanying notes are an integral part of these consolidated financial statements.

                       MED-EMERG INTERNATIONAL INC.
             CONSOLIDATED STATEMENT OF OPERATIONS AND DEFICIT
               FOR THE YEAR ENDED DECEMBER 31, 1999 AND 1998
(IN US$)

                                                      1999          1998
                                                   -------------------------
REVENUE                                            $12,648,428   $10,308,103
PHYSICIAN FEES AND OTHER DIRECT COSTS                8,877,139     7,984,116
                                                   -------------------------
                                                     3,771,289     2,323,987
                                                   -------------------------
EXPENSES
  Salaries and benefits                              1,838,276     1,214,351
  General and administration                           493,541       361,813
  Occupancy costs and supplies                         872,109       319,187
  Public company costs                                 301,591       202,518
  Travel and marketing                                 201,610       148,330
  HealthyConnect.com development costs                 798,943        84,555
                                                   -------------------------
                                                     4,506,070     2,330,754
                                                   -------------------------
(LOSS) INCOME BEFORE DEPRECIATION, INTEREST AND
  FINANCING EXPENSE, GOODWILL AMORTIZATION & TAXES    (734,781)       (6,767)

  Depreciation                                         194,097        79,417
  Interest and financing expense                        44,494        12,584
  Goodwill amortization                                167,235        44,822
                                                   -------------------------
                                                       405,826       136,823
                                                   -------------------------
LOSS BEFORE INCOME TAXES                            (1,140,607)     (143,590)
  Income taxes (recovery)                             (262,138)      (37,333)
                                                   -------------------------

NET LOSS BEFORE PREFERRED SHARE DIVIDENDS             (878,469)     (106,257)

  Preferred share dividends                           (134,194)     (117,752)
                                                   -------------------------

NET LOSS                                            (1,012,663)     (224,009)

Deficit, beginning of the year                      (3,322,903)   (7,130,277)
Restatement of excess of redemption price over
   issuance price of preference shares (note 9b)             -     4,031,383
                                                   -------------------------
DEFICIT, END OF THE YEAR                           $(4,335,566)  $(3,322,903)
                                                   =========================

BASIC AND FULLY DILUTED LOSS, PER SHARE (NOTE 13)  $     (0.30)  $     (0.08)
                                                   =========================

WEIGHTED AVERAGE NUMBER OF COMMON SHARES             3,371,322     2,975,853
                                                   =========================

          The accompanying notes are an integral part of these consolidated financial statements.

                       MED-EMERG INTERNATIONAL INC.
                  CONSOLIDATED STATEMENT OF CASH FLOWS
                   AS AT DECEMBER 31, 1999 AND 1998
                                (IN US$)

                                                       1999       1998
                                                   -------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss for the year                             $(878,469)     $(106,257)
  Adjustments for:
  Amortization of capital assets                      194,097         79,417
  Goodwill amortization                               167,235         44,822
  Amortization of bridge financing costs                    -              -
  Deferred income taxes                               180,877       (343,267)
  Stock compensation                                   26,174              -
                                                   -------------------------
                                                     (310,086        (325,284)
  Increase (decrease) in non-cash working capital
     components (note 14)                             172,783        (643,303)
                                                   -------------------------
                                                     (137,303)       (968,587)
                                                   -------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Additions to capital assets                      (1,817,699)       (295,772)
  Business acquisitions (note 3)                     (630,453)       (610,338)
  Other assets (note 14)                              (76,984)        164,568
                                                   -------------------------
                                                   (2,525,136)       (741,542)
                                                   -------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Bank indebtedness                                 1,222,815        (846,365)
  Issuance of common shares (note 9a)                       -       3,921,464
  Issuance of warrants  (note 9c)                      41,775         106,111
  Repurchase of shares                                 (1,542)       (113,025)
  Cancellation of surrendered common shares
   (note 9a)                                                -        (119,313)
  Repurchase and cancellation of shares from a
   director (note 9a)                                                 (96,944)
  Issuance of convertible debenture (note 10)               -         405,371
  Term loans                                          555,089               -
  Obligation under capital lease                      (12,047)         42,036
  Issuance/(repayment) of promissory notes                  -        (634,754)
  Due from affiliates                                       -          38,487
  Dividends paid on preference shares                (100,575)       (117,752)
                                                   -------------------------
                                                    1,705,515       2,585,313
                                                   -------------------------

Effect of foreign currency exchange rate changes       96,308        (172,203)

INCREASE (DECREASE) IN CASH AND SHORT-TERM
  INVESTMENTS                                        (860,616)        702,979
Cash and short-term investments, beginning
 of year                                            1,090,582         387,603
                                                   -------------------------
Cash and short-term investments, end of year         $229,966      $1,090,582
                                                   ==========================

            The accompanying notes are an integral part of these
                     consolidated financial statements.

                       MED-EMERG INTERNATIONAL INC.
               Notes to Consolidated Financial Statements
                     December 31, 1999 and 1998

1.       ORGANIZATION AND DESCRIPTION OF BUSINESS

Med-Emerg International Inc. is a publicly traded company listed on the NASDAQ Exchange. The Company completed its initial public offering in February, 1998.

Med-Emerg International Inc. is a physician management services organization specializing in the delivery of emergency and primary healthcare related services. The Company is committed through information technology and its physician management services to delivering an internet-based healthcare network with the objective of delivering quality and timely access to healthcare products and services. The Company has decided to continue to focus on the development of its internet based technology of HealthyConnect.com. Therefore, the Company has an on-going requirement to raise capital to finance the on-going technology developments of HealthyConnect.com.

The Company's operations are divided into three divisions, Physician and Nurse Recruitment, Physician Management Services and HealthyConnect.com.

On a contractual basis, the Company provides emergency department physician and nurse recruitment, staffing and administrative support services to hospitals. At December 31, 1999, the Company had 14 contracts for physician staffing and 6 contracts for nurse staffing.

Under physician management services, the Company owns and manages medical clinic facilities providing physicians with the ability to practice within a professional managed network enabling the physician to concentrate on the clinical aspects of their practices. All the clinic assets including medical equipment are owned by the company. At December 31, 1999, the Company owned and managed 30 clinics.

HealthyConnect.com is an internet-based health portal that will connect physicians, patients, third party payors and consumers to a "virtual world" of healthcare products and services. The Company is electronically connecting its clinical facilities and establishing strategic partnerships in delivering a comprehensive healthcare program.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements are expressed in US dollars and are prepared in accordance with Canadian generally accepted accounting principles. Differences between Canadian and United States accounting principles are described in Note 18.

The translation of the Financial Statements from Canadian dollars into United states dollars is performed for the convenience of the reader. Balance Sheet accounts are translated using the closing exchange rates in effect at the Balance Sheet date and income and expense accounts are translated using an average rate prevailing during each reporting period. No representation is made that the Canadian dollar amounts could have been, or could be, converted into United States dollars at the rates on the respective dates and or at any other certain rates. Adjustments resulting from the translation are included in the cumulative translation adjustments in the shareholders' equity.

a)       Basis of Consolidation

The financial statements consolidate, with minority interest, the accounts of Med-Emerg International Inc. and its wholly and partially owned subsidiaries (collectively called the "Company").

Significant intercompany accounts and transactions have been eliminated.

b)       Product Development and Start-up Costs

Direct costs incurred, net of any revenue, during the development and start-up period for a new clinic are deferred until the clinic reaches a commercial level of activity and is then amortized on a straight-line basis over five years. Direct costs incurred to develop HealthyConnect.com have been expensed as start-up costs of a technology organization in accordance with the more conservative accounting treatment under U.S. GAAP.

                       MED-EMERG INTERNATIONAL INC.
               Notes to Consolidated Financial Statements
                       December 31, 1999 and 1998

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES   (cont'd)

c)       Use of Estimates

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the reported amounts of revenues and expenses, and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

d)       Capital Assets

Capital assets are recorded at cost and are amortized over their estimated useful lives at the undernoted rates and methods:

         Furniture and fixtures    20%           Declining balance
         Medical Equipment         10%           Declining balance
         Computer software         100%          Declining balance
         Computer hardware         30%           Declining balance
         Leasehold improvements    5-10 years    Straight-line

e)       Goodwill

Goodwill is recorded at cost and is being amortized over a period of 10 to 20 years. The Company assesses the recoverability of goodwill by determining whether the amortization of the goodwill balance over its remaining life can be recovered through projected future operating results. Impairment, if any, is measured based on discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds or based on the fair value of the related business unit or activity. The assessment of the recoverability of intangible assets will be impacted if estimated future operating cash flows and future operating results are not achieved.

f)       Physician Contracts

In conjunction with the acquisition of YFMC Healthcare Inc. as described in note 3,the Company has assigned a value for long-term physician contracts secured under the transaction. These costs are being amortized over sixty months.

g)       Revenue Recognition

The Company recognizes revenues in its Physician and Nurse Recruiting division under its contracts with hospitals as its services are rendered, based on an accrual of the monthly fee for actual shifts worked, in accordance with the terms of the contracts. In addition, the Company recognizes revenues in its Physician Management Services division as medical services are rendered by physicians under contract with the Company, in accordance with the Provincial Health Insurance Plans. The Company bills and collects from these plans all fees relating to medical services rendered by the physicians.

h)       Deferred Income Taxes

The Company follows the "asset and liability method" of accounting for deferred income taxes under Canadian GAAP pursuant to which recognition is given to deferred taxes on all "temporary differences" (differences between accounting basis and tax basis of the Company's assets and liabilities) using tax rates expected to apply to taxable income in the years in which temporary differences are expected to be realized. The Company records deferred tax assets for the future tax benefits of non-capital losses carried forward, less a provision for any deferred tax assets where it is more likely than not that the asset will not be realized.

The Company did not recognize future tax benefits in connection with capital losses carried forward because it is not currently likely that the company would realize these tax benefits.

                       MED-EMERG INTERNATIONAL INC.
               Notes to Consolidated Financial Statements
                       December 31, 1999 and 1998


3.       BUSINESS ACQUISITIONS

Effective November 5, 1999, the Company purchased all of the outstanding securities of YFMC Healthcare Inc. in exchange for similar securities of Med-Emerg International Inc. on the following basis:

  i. In the case of holders of YFMC Common Shares, one Med-Emerg Common Share was issued for every 6 7/8 shares of YFMC. This resulted in the issuance of 1,658,566 Med-Emerg Common Shares.

 ii. In the case of holders of YFMC Preferred Shares, one Med-Emerg Common Share was issued for every 10 YFMC First Preferred Shares, resulting in the issuance of 100,000 Med-Emerg Common Shares.

iii. In the case of holders of YFMC Series A Warrants, one Med-Emerg Series A Warrant was issued for every 8 warrants of YFMC, resulting in the issuance of 44,585 Med-Emerg Series A Warrants.

 iv. In the case of holders of YFMC Series B Warrants, one Med-Emerg Series B Warrant was issued for every 8 warrants of YFMC, resulting in the issuance of 44,585 Med-Emerg Series B Warrants.

  v. In the case of holders of YFMC stock options, one Med-Emerg stock option for every 8 YFMC stock options.

The Company has determined that there will be integration costs associated with the business combination with YFMC Healthcare Inc. The Company plans to dispose of duplicate functions and unprofitable operations as part of a formal plan of integration. A liability of $356,889 has been established as the estimated cost of the integration plan. The Company expects to complete the plan by June 30, 2000.

The following pro forma statement of operations summarizes the results of operations as if the business combination had occurred on January 1, 1999:

Revenue                                               $15,248,272
Physician fees and other direct costs                   9,511,661
                                                      -----------
                                                        5,736,611
                                                      -----------
Expenses
  Salaries and benefits                                 2,761,128
  General and administration                              756,671
  Occupancy costs and supplies                          1,604,892
  Public company costs                                    301,591
  Travel and marketing                                    255,438
  HealthyConnect.com development costs                    798,943
                                                      -----------
                                                        6,478,663
                                                      -----------
Loss before amortization, interest and financing
  expenses, goodwill amortization and taxes              (742,052)

  Amortization                                            568,295
  Interest and financing expense                           64,771
  Goodwill amortization                                   216,042
                                                      -----------
                                                          849,108
                                                      -----------
Loss before income taxes                               (1,591,160)
  Income taxes (recovery)                                (406,974)
                                                      -----------
Net loss                                              $(1,184,186)
                                                      -----------

In addition, during the fiscal year 1999, the Company also acquired ownership interest in the following companies that operate medical clinics: 45% of Medical Urgent Care Inc., 51% of Caremedics (Elmvale) Inc. and 51% of York Lanes Health Centres Ltd. The following is a summary of the assets purchased and liabilities assumed:

                       MED-EMERG INTERNATIONAL INC.
                Notes to Consolidated Financial Statements
                       December 31, 1999 and 1998


3.       BUSINESS ACQUISITIONS (cont'd)

                                              YFMC
                                           Healthcare       Other
                                              Inc.       Acquisitions        Total
                                        ----------------------------------------------
         Current assets                   $   666,495     $   23,052      $  689,547
         Capital assets                     1,381,885        374,136       1,756,021
         Other long-term assets               702,656             -          702,656
         Goodwill                           1,736,571        170,821       1,907,392
         Less liabilities assumed          (1,399,221)      (361,612)     (1,760,833)
         Less reverse for restructuring      (352,107)             -        (352,107)
         Less minority interest                     -        (28,221)        (28,221)
                                        ----------------------------------------------

         Purchase price                     2,736,279     178,176       2,914,455
         Less: share consideration         (2,232,906)          -      (2,232,906)

         Less: stock options and
         warrants                             (41,775)          -         (41,775)
                                        ----------------------------------------------

         Cash consideration                 $ 461,598  $  178,176      $  639,774
                                        ==============================================

4.       ACCOUNTS RECEIVABLE

                                                             1999                 1998
                                                   ----------------------------------------
Trade receivable                                      $    2,526,370       $     1,844,939
Allowance for doubtful accounts                              (72,670)              (38,845)
                                                   ----------------------------------------
                                                      $    2,453,700       $     1,806,094
                                                   ========================================

5.       CAPITAL ASSETS

                                                       1999                         1998
                                    ------------------------------------------- -----------
                                                    Accumulated
                                         Cost       Amortization      Net           Net
                                    ------------------------------------------- -----------
Furniture and fixtures               $  184,057     $    82,954    $  101,103    $  52,825
Medical equipment                       457,245          63,938       393,307      104,690
Computer software                       126,739          78,357        48,382       10,695
Computer hardware                       451,528         238,382       213,146      184,141
Leasehold improvements                1,794,288         220,379     1,573,909      224,623
                                    ------------------------------------------- -----------
                                     $3,013,857     $   684,010    $2,329,847    $ 576,974
                                    =========================================== ===========

Amortization for the year amounted to $171,663 ($79,389 for December 31, 1998).

MED-EMERG INTERNATIONAL INC.
Notes to Consolidated Financial Statements
December 31, 1999 and 1998


6.       OTHER ASSETS

                                                              1999                1998
                                                       ----------------------------------------
Goodwill at cost(net of accumulated
   amortization of $172,160; $82,955
   at December 31, 1998)                                  $   2,828,700       $     792,734
Physician contracts (net of accumulated
   amortization of $23,095;$nil at December                     669,762                   -
   31, 1998)
Deferred start-up costs (net of amortization
   of $46,323; $7,277 at December 31, 1998)                     255,040             284,063
Deferred charges relating to proposed
   financing                                                    143,851              68,273
Note receivable                                                  52,085              49,095
Due from affiliates, non-interest bearing, no
   specific terms of repayments                                   7,830                   -
Loan to officer, unsecured, non-interest
   bearing, repayable over a five-year
   period commencing February, 2000                              41,571              39,185
Other                                                             6,929               6,530
                                                       ----------------------------------------
                                                          $   4,005,768       $   1,239,880
                                                       ========================================

Note receivable

On June 29, 1998, the company purchased a note receivable, payable by the Estate of Dr. Donald Munro ("Estate"). The security for the note includes the 150,000 shares of Common Shares of the company and any proceeds from the sale of the Common Shares by the Estate must be applied to repay the note. The company demanded repayment of the note on April 1, 1999.


7.       BANK INDEBTEDNESS

The Company has credit facilities providing a total of $1,801,427 in demand operating lines of credit. The lines of credit bear interest at rates varying from prime plus 0.5% to prime plus 1% per annum. As security for one operating line, the Company has provided a first-ranking general assignment of accounts receivable, a general security, an assignment of all risk insurance policies and an assignment of key man life insurance of a director in the amount of $692,857. As security on another operating line, YFMC Healthcare Inc., a wholly-owned subsidiary of the Company, has provided a General Security Agreement. As security on a third facility, YFMC Healthcare (Alberta) Inc., a wholly-owned subsidiary of YFMC Healthcare Inc., has provided a General Security Agreement, unlimited guarantee of advances from YFMC Healthcare Inc. and an endorsement of fire insurance covering all office and equipment of YFMC Healthcare (Alberta) Inc.


8.       LONG -TERM DEBT

                                                                              1999             1998
                                                                       -----------------------------------
Commercial term loan payable, interest at prime + 2%,
     repayable in equal monthly installments of $4,835
     principal and interest secured by general security
     agreement, due June 2003                                                203,094                 -
Bank loan payable, interest at prime + 2.5%, repayable in
     equal monthly installments of $1,519 plus interest
     government guaranteed, due September 2003                               148,903                 -
Bank loan, interest at 9.65%, repayable in equal monthly
     installments of $1,684 principal plus interest,
     secured by personal guarantee of a Shareholder,
     due August 2003                                                          61,400                 -
Promissory note payable, non-interest bearing, repayable
     in equal monthly installments of $1,925, due June 2002                   55,813                 -
Non-revolving bank loan, interest at prime + 0.75%,
     repayable in equal monthly installments of $1,197
     plus interest, secured by General Security

MED-EMERG INTERNATIONAL INC.
Notes to Consolidated Financial Statements
December 31, 1999 and 1998


8.       LONG-TERM DEBT (cont'd)

                                                                             1999             1998
                                                                       -----------------------------------

Agreement, chattel mortgage and assignment of risk and
     key man life Insurance                                                   52,906               -
Loans payable, interest rates varying from prime to prime
     + 1.5%, with monthly installments of principal
     and interest totaling $2,940, due between April 2000
     and August 2002, secured by general security agreements                  57,500               -
Obligations under capital lease                                               70,894           123,905
Due to related parties, non-interest bearing, no specific
     terms of repayment                                                       39,973               -
                                                                       -----------------------------------
                                                                             690,483           123,905
Less:  current portion                                                      (172,145)         (57,080)
                                                                       ===================================
                                                                             518,338           66,825
                                                                       ===================================

The non-revolving bank loan is an available line of credit amounting to $692,857 for use in the acquisition of capital assets. At December 31, 1999, the Company had drawn $67,034 against the facility. Subsequent to December 31, 1999, the Company has drawn an additional $58,988 against the facility.


9.       CAPITAL STOCK

AUTHORIZED

Unlimited number of the following classes of shares and warrants:
          Preference shares, voting, non-redeemable, non-retractable, having a cumulative dividend of
             US$0.27 per share, convertible to common shares;
          Class "A", redeemable, retractable, non-cumulative preferred shares; Class "B", redeemable, retractable, non-cumulative preferred shares; Special shares, issuable in series, with rights, privileges and restrictions to be fixed by the directors;
          Common shares
          Common shares purchase warrants, redeemable, entitling holder to purchase one share of common stock at a price of US$4.50 per share up to February 11, 2003.


ISSUED

                                                                   1999             1998
                                                            ----------------------------------
500,000 Preference shares                                      $   445,717      $   445,717
4,912,433 Common shares (3,096,544 in 1998)                      7,699,462        5,430,002
1,437,500 Common stock purchase warrants                           106,111          106,111
                                                            ----------------------------------
                                                               $ 8,251,290      $ 5,981,830
                                                            ==================================

MED-EMERG INTERNATIONAL INC.
Notes to Consolidated Financial Statements
December 31, 1999 and 1998


9.       CAPITAL STOCK (cont'd)


                                                                      Common Shares
                                                                 Number           Amount
                                                            ----------------------------------
Balance, December 31, 1997                                         1,990,000   $  1,853,785
       Shares surrendered for cancellation                           (62,500)      (128,990)
       Shares repurchased for directors and cancelled                (37,456)       (96,944)
       Shares issued in connection with initial
       public offering                                             1,250,000      3,921,464
       Shares repurchased and cancelled                              (43,500)      (119,313)
                                                            ----------------------------------
Balance, December 31, 1998                                         3,096,544      5,430,002
       Shares repurchased and cancelled                               (1,000)        (1,542)
       Shares issued in connection with an
       acquisition                                                 1,758,556      2,232,906
       Shares issued under stock option plan                          58,333         38,096
                                                            ----------------------------------
Balance, December 31, 1999                                         4,912,433   $  7,699,462
                                                            ==================================

                                                                         Warrants
                                                            ----------------------------------
                                                                 Number           Amount
                                                            ----------------------------------
Balance, December 31, 1997                                              -      $       -
       Warrants issued in connection with initial
       public offering                                             1,437,500        106,111
                                                            ----------------------------------
Balance, December 31, 1999 and 1998                                1,437,500   $    106,111
                                                            ==================================

(a)  Common Shares

In January 1997, the Company completed a private offering and sale of promissory notes ("Bridge Notes") with a principal amount of $500,000. The Bridge Note holders also received 125,000 common shares having an ascribed value of $2.05 per common share. The value ascribed to the common shares was accounted for as a financing. Upon closing of the Offering, the Company repaid the principal balance of $500,000 plus interest on the promissory notes. In addition, the Company repaid $150,000 due to a director of the Company. Immediately preceding the closing of the Offering, certain investors in the Company's January 1997 private offering surrendered for cancellation an aggregate of 62,500 common shares. The effect of this event is a reduction in shareholders' equity of $128,990 and an equal reduction of other assets.

At December 31, 1997, the Company had issued 50,000 common shares to a director of the Company. The issuance of these shares was accounted for as compensation expense of $100,400 as the related services were rendered by the director.

Concurrent with the closing of the Initial Public Offering on February 20, 1998, the Company repurchased 37,456 Common Shares held by a director.

On February 20, 1998 the Company completed an Initial Public Offering (the "Offering") of 1,250,000 shares of Common Stock and 1,437,500 Class A Redeemable Common Stock Purchase Warrants for net initial public offering proceeds of $3,921,464.

In October 1998, the Board of Directors approved the repurchase over a three-month period of up to 5% of the outstanding common Shares of the Company. The Company repurchased and cancelled 44,500 common shares for an aggregate cost of $73,875. Share capital was reduced by $120,855 based on the assigned value per share and contributed surplus was increased by $46,292.

MED-EMERG INTERNATIONAL INC.
Notes to Consolidated Financial Statements
December 31, 1999 and 1998


9.       CAPITAL STOCK (cont'd)

On November 5, 1999 the Company completed the acquisition of YFMC Healthcare Inc. ("YFMC"), as more fully described in Note 3 and issued 1,758,566 common shares.

On December 31, 1999, a director exercised stock options, resulting in the issuance of 58,333 Common Shares.

(b)  Preference Shares

Each preferred share is convertible into one and one-half shares of common stock of the Company at the option of the holder for a ten year period from the date of issuance. At the end of the ten year period, the Preferred Shares are convertible at the option of the holder into such number of shares of the Company's Common Shares as is equal to the ascribed value of $4,500,000 divided by the then current market value of the Common Shares. The preferred shares are entitled to receive a cumulative dividend of $0.27 per share payable in cash or equivalent common shares based on their then quoted market value from the date of closing of the initial public offering. The preference shares were, at the time of their issue, redeemable and retractable by the holder. On October 24, 1997, the attributes of the shares were changed and the shares ceased to be redeemable and retractable.

The December 31, 1999 quarterly dividend in the amount of $33,618 has not been paid but has been accrued in the accounts.

On August 21, 1998, the shareholders approved a reduction in the stated capital of the preferred shares. The issuance of the preferred shares was originally recorded in the amount of $4,500,000, based on the value ascribed to the shares translated at the exchange rate in effect at the date of issuance, and resulted in a charge of $4,031,383 to retained earnings, which represents the excess of the value ascribed to the preferred shares issued over the carrying value of the common shares cancelled. In 1998, the Company reduced the stated capital of the preferred shares by $4,031,383 and reduced the deficit by the same amount.

(c)   Warrants and Stock Option Plans

Under a stock option plan, a director was granted an option on November 1, 1996 to purchase 700,000 common shares of the Company at an exercise price of $0.75 per share. The difference of $934,033 between the fair market value of $2.05 per share and the exercise price of $0.75 per share has been charged to earnings and contributed surplus in 1996. On November 1, 1999 the Company entered into a Consulting Agreement with the director to provide consulting services. Compensation under the Consulting Agreement provides for the payment of the consulting fee to the director by the exercise of his options on an equal basis every quarter over the next three years with the original exercise price of $0.75 per share charged to earnings as consulting services rendered. On December 31, 1999, 58,333 options were exercised.

In connection with the Initial Public Offering, the Company issued 1,437,500 Class A Redeemable Common Stock Purchase Warrants for gross proceeds of $0.10 per warrant. Each warrant entitles the holder to purchase one share of common stock at a price of $4.50 for a four year period commencing one year from the date of completion of the offering. In addition, the Underwriters were granted warrants entitling the Underwriters to purchase up to 125,000 shares of Common Stock and 125,000 warrants at a price per share of Common Stock or warrant equal to 150% of the Initial Public Offering price.

During 1998, the Company granted warrants to purchase 125,000 shares of common stock to a private investor. Each warrant entitles the holder to purchase one share of common stock at a price of $4.65 for a one-year period following the effective date of a registration statement to be filed with the Securities and Exchange Commission to register the warrant stock.

On September 27, 1999, the Company granted to each of two officers options to acquire 400,000 common shares at a price of $1.50 per share, of which 200,000 options to purchase common shares do not vest until certain performance criteria are met.

MED-EMERG INTERNATIONAL INC.
Notes to Consolidated Financial Statements
December 31, 1999 and 1998


9.       CAPITAL STOCK   (cont'd)

In connection with the November 1999 acquisition of YFMC Healthcare Inc., the Company issued 44,585 Series A Warrants entitling the holders to purchase one share of Med-Emerg common stock at $2.70, 44,585 Series B Warrants entitling the holders to purchase one share of Med-Emerg common stock at $3.40, and for every 8 YFMC stock options, 1 option of Med-Emerg was issued at an exercise price of $1.75 for a total of 64,785 options issued.

Pursuant to the Stock Option Plan approved by the Shareholders, options to acquire an aggregate of 1,000,000 shares of common stock may be granted. The Stock Option Plan is to provide for grants to employees, consultants and directors of the Company to enable them to purchase shares. As at December 31, 1999, 364,100 options were still available to be granted under the Stock Option Plan.

The following table summarizes the stock options granted by the Company:

                                      Option price          Number of Shares
                                                      -----------------------------
Expiry date                            per share           1999          1998
-----------------------------------------------------------------------------------
April 2002                              $  2.50        176,500       207,100
April 2002                              $  4.25         19,400        19,400
April 2002                              $  0.75        641,667       700,000
Between September 2000
And September 2003                      $  1.75         64,785             -
                                  Between $1.25
January 2004                          and $1.87        340,000             -
July 2004                               $  1.50        800,000             -
August 2004                             $  1.85        100,000             -
                                                  ---------------------------------
                                                     2,142,352       926,500
                                                  =================================


                                                          1999          1998
                                                  ---------------------------------
Outstanding, beginning of year                        926,500           926,500
     Granted                                        1,304,785                -
     Exercised                                        (58,333)               -
     Cancelled                                        (30,600)               -
                                                  ---------------------------------
Outstanding, end of year                            2,142,352           926,500
                                                  =================================


10.      CONVERTIBLE DEBENTURE

As part of the consideration for the purchase of JC Medical Management Inc. described in Note 3, the company issued a convertible debenture in the amount of $405,371. The debenture is convertible into 132,000 shares of common stock of the company if the company's stock meets a certain trading threshold within two years. Until the trading threshold is met, the company must pay a fixed monthly amount of $3,365. It is management's expectation that the trading threshold will be met within the two-year period.

MED-EMERG INTERNATIONAL INC.
Notes to Consolidated Financial Statements
December 31, 1999 and 1998


11.      CONTRIBUTED SURPLUS

                                                                    1999               1998
                                                            ---------------------------------------
Stock compensation - difference between fair
   market value and exercise price (note 9c)                   $     934,033      $     934,033
Share repurchase - difference between cost per
   share and assigned value (note 9a)                                 46,292             46,292
Fair value of warrants and stock options issued
   in connection with the acquisition of YFMC
   Healthcare Inc.                                                    41,775                -
                                                            ---------------------------------------
                                                               $   1,022,100      $     980,325
                                                            =======================================


12.      DEFERRED INCOME TAXES

In fiscal 1998, the Company implemented the recommendations of CICA Handbook
Section 3465, Accounting for Income Taxes. Under the new recommendations, the "asset and liability method" of accounting for deferred income taxes is used, which gives recognition to deferred taxes on all "temporary differences" (differences between accounting basis and tax basis of the Company's assets and liabilities) using current enacted tax rates. In addition, the new recommendations requires the Company to record all deferred tax assets, including future tax benefits of capital losses carried forward, and to record a "valuation allowance" for any deferred tax assets where it is more likely than not that the asset will not be realized. Prior to the adoption of the new recommendations, income tax expense was determined using the deferral method of tax allocation. There was no material impact on the financial statements resulting from this change.

The components of the future tax benefit classified by source of temporary differences that gave rise to the benefit are as follows:

                                                                       1999              1998
                                                                -------------------------------------
Accounting amortization in excess of tax
amortization                                                          $  (138,406)        $    9,998
Losses available to offset future income taxes                           1,256,821           533,920
Share issue costs                                                          460,006           584,086
Valuation allowance                                                       (812,151)         (673,589)
                                                                -------------------------------------
                                                                      $    766,270        $  454,415
                                                                =====================================

At December 31, 1999, the Company has non-capital losses available for carry-forward of $1,834,684. These losses expire between 2003 and 2005. In addition, the Company has capital loss carry-forwards of approximately $254,971, which may be applied against future taxable capital gains. No accounting recognition has been given to the capital loss carry-forwards.

In connection with the acquisition of YFMC Healthcare Inc., the Company determined that the fair market value of the capital assets was greater than the tax value. The Company has recognized a liability for the temporary difference in the amount of $470,384.

MED-EMERG INTERNATIONAL INC.
Notes to Consolidated Financial Statements
December 31, 1999 and 1998


13.      EARNINGS PER SHARE

                                                       1999           1998              1997
                                          ------------------------------------------------------
Net loss before preferred share
   Dividend and goodwill,
   per share                                     $    (0.21)   $    (0.02)       $    (0.15)
Goodwill, per share                                   (0.05)        (0.02)            (0.03)
                                          ------------------------------------------------------
Net loss before preferred share
   dividend, per share                                (0.26)        (0.04)            (0.18)
Preferred share dividends, per
   share                                              (0.04)        (0.04)                    -
                                          ------------------------------------------------------
Basic and fully diluted loss, per
   share                                            $ (0.30)   $    (0.08)       $    (0.18)
                                          ======================================================


14.      NOTES TO THE STATEMENT OF CASH FLOWS

(i)      Changes in Working Capital Components

                                                       1999           1998              1997
                                          -----------------------------------------------------
Accounts receivable                              $ (522,234)    $ (405,110)        $ (40,986)
Prepaid expenses and
   Other                                             22,337        (55,310)         (409,434)
Accounts payable and accrued
   Liabilities                                      325,999       (182,883)          409,865
Reserve for restructuring                           346,681            -                 -
                                          -----------------------------------------------------
                                                  $ 172,783          $(643,303)      $ (40,555)
                                          =====================================================

(ii)     Changes in Other Assets

                                                       1999           1998              1997
                                          -----------------------------------------------------
Increase in deferred financing
   Charges                                        $ (69,377)    $ 310,139         $ (296,459)
Acquisition of goodwill                                 -        (145,571)          (115,974)
Loan to Preventative Health
   Innovations Inc.                                     -             -               35,317
Increase in due from
   affiliates                                        (7,607)          -                  -
Increase in investment in
   Interhealth                                        -               -               (1,806)
                                          -----------------------------------------------------
                                                   $ (76,984)   $ 164,568         $ (378,922)
                                          =====================================================

(iii)    Interest and Income Taxes Paid

Operating activities reflect interest paid of $44,332 during the year ended December 31, 1999 (December 31, 1998 - $46,691; December 31, 1997 - $87,865) and
income taxes paid of $nil during the year ended December 31, 1999 (December 31, 1998 - $nil; December 31, 1997 - $nil).

MED-EMERG INTERNATIONAL INC.
Notes to Consolidated Financial Statements
December 31, 1999 and 1998


15.      COMMITMENTS

The Company is committed to payments under operating leases of its premises and equipment totaling $2,623,166. Annual payments under operating leases are as follows:

                  2000              $   764,226
                  2001                  676,336
                  2002                  542,419
                  2003                  325,483
                  2004                  154,244
                  Thereafter            160,458
                                    -----------
                                    $ 2,623,166
                                    ===========

Obligations under capital lease of total $64,883. Annual payments under capital leases are as follows:

                  2000              $    44,635
                  2001                   14,458
                  2002                    5,037
                  2003                      753
                                    -----------
                                    $    64,883
                                    ===========

Rent and leasing expenses charged to operations for the year ended December 31, 1999 was $593,691 (December 31, 1998 - $192,773).


16.      FINANCIAL INSTRUMENTS

Fair Value of Financial Instruments

The carrying value of accounts receivable, short-term investments, bank indebtedness, and accounts payable approximates the fair value because of the short-term maturities on these items.

The carrying amount of the long-term assets approximates the fair value of these assets.

The fair value of the company's long-term debt is estimated on the quoted market prices for the same or similar debt instruments. The fair value of the long-term debt approximates the carrying value.


17.      SUBSEQUENT EVENTS

On February 7, 2000, the Company secured $377,358 in supplier financing for the purchase of hardware, software and network support for the launch of HealthyConnect.com's e-health portal.

On February 10, 2000, the Company issued 320,000 shares to TekInsight.com Inc., a software engineering development company for the development and launch of HealthyConnect.com's e-health portal.

On February 18, 2000, the Company announced the signing of a Business Combination Agreement to purchase all of the issued and outstanding shares of Laser Rejuvenation Clinics Ltd. ("LRC") on the basis of one Med-Emerg common share and 1/3 of a warrant to purchase a Med-Emerg common share at a price of $3.00 per share for every 12.85 shares of LRC. The Company will issue approximately 1,167,000 common shares and approximately 389,000 warrants to purchase common shares in connection with the acquisition. The closing of the transaction is subject to regulatory and shareholder approvals.

On February 25, 2000, 75,000 stock options were granted to directors under the Stock Option Plan for their directorship services. The options have an exercise price of $2.62 per share and expire in February 2005.

MED-EMERG INTERNATIONAL INC.
Notes to Consolidated Financial Statements
December 31, 1999 and 1998


17.      SUBSEQUENT EVENTS (cont'd)

On February 25, 2000, the Board of Directors approved the issuance of 150,000 options to be granted to employees and physicians at management's discretion.

On February 25, 2000, the Board of Directors authorized the issuance of shares of HealthyConnect.com, Inc. as follows: 12,000,000 shares to Med-Emerg International Inc., 2,400,000 shares to officers and directors and 350,000 stock options to directors. HealthyConnect.com, Inc., a Delaware corporation, is a subsidiary of Med-Emerg International Inc.

On March 1, 2000, the Company issued a Private Placement Memorandum for equity financing. The Company currently is in the process of raising gross proceeds of $1,700,000 for the issuance of 935,000 common shares. To date, $400,000 has been raised. After deducting commissions and financing costs including the deferred financing costs as listed in Note 6, the Company will receive net proceeds of approximately $1,508,000.


18.      CANADIAN AND UNITED STATES ACCOUNTING POLICY DIFFERENCES

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"), which conform in all material respects applicable to the Company, with those in the United States ("U.S. GAAP") during the periods presented except with respect to the following:

                       MED-EMERG INTERNATIONAL INC.
                Notes to Consolidated Financial Statements
                       December 31, 1999 and 1998


18.      CANADIAN AND UNITED STATES ACCOUNTING POLICY DIFFERENCES (cont'd)

Consolidated statements of operations

If United States GAAP were employed, net loss for the period would be adjusted as follows:

                                                               1999           1998           1997
                                                          ---------------------------------------------
Net loss based on Canadian GAAP                               $ (878,470)    $ (106,258)    $ (340,987)
Start-up costs amortized/(deferred)                               35,720       (176,749)      (106,017)
Goodwill amortization                                             (8,925)          -              -
                                                          ---------------------------------------------
Net loss based on United States GAAP                          $ (851,675)    $ (283,007)    $ (447,004)
                                                          ---------------------------------------------

Primary loss per share                                           $ (0.25)      $ (0.10)       $ (0.23)
                                                          =============================================


If United States GAAP were employed, deficit, other assets, deferred start-up costs, and total liabilities would be adjusted as follows:

                                                                 1999               1998
                                                          --------------------------------------
Deficit based on Canadian GAAP                                    $(4,335,566)      $(3,322,903)
Start-up costs deferred                                              (255,040)         (274,683)
Goodwill amortization                                                  (8,925)                -
                                                          ======================================
                                                                  $(4,599,531)      $(3,597,586)
                                                          ======================================


Other assets based on Canadian GAAP                               $ 4,005,768       $ 1,239,880
Start-up costs deferred                                              (255,040)         (274,683)
Goodwill on purchase of YFMC Healthcare Inc.                        1,087,872                 -
                                                          ======================================
                                                                  $ 4,838,600        $  965,197
                                                          ======================================


Total liabilities based on Canadian GAAP                          $ 4,836,005       $ 1,751,347
Convertible debenture                                                 405,371           405,371
                                                          ======================================
                                                                  $ 5,241,376       $ 2,156,718
                                                          ======================================

(a)      Deferred Income Taxes

Under U.S. GAAP, the Company is required to follow Statement of Financial Accounting Standards (SFAS No. 109) "Accounting for Income Taxes", which requires the use of the "asset and liability method" of accounting for deferred income taxes, which gives recognition to deferred taxes on all "temporary differences" (differences between accounting basis and tax basis of the Company's assets and liabilities, such as the non-deductible values attributed to assets in a business combination) using current enacted tax rates. In addition, SFAS No. 109 requires the Company to record all deferred tax assets, including future tax benefits of capital losses carried forward, and to record a "valuation allowance" for any deferred tax assets where it is more likely than not that the asset will not be realized. The Company has followed this method under Canadian GAAP.

(b)      Deferred Start-up Costs

Under Canadian GAAP, development and start-up costs, which meet certain criteria, are deferred and amortized. Under United States GAAP, development and start-up costs are expensed as incurred.

                       MED-EMERG INTERNATIONAL INC.
                Notes to Consolidated Financial Statements
                        December 31, 1999 and 1998


18.      CANADIAN AND UNITED STATES ACCOUNTING POLICY DIFFERENCES (cont'd)

(c)      Convertible Debenture

Under U.S. GAAP, convertible debentures are presented as liabilities, regardless of the attributes of the convertible debenture, and transferred to equity upon conversion, whereas, under Canadian GAAP, the likelihood of conversion to equity is considered in determining the classification between liability or equity.

(d)      Earnings Per Share

U.S. GAAP requires common shares and warrants to purchase common shares, issued or exercisable at prices below the initial public offering ("I.P.O.") price and which were issued within one year prior to the initial filing of the registration statement relating to the I.P.O., to be treated as if the common shares were outstanding from the beginning of the period in the calculation of weighted average number of common shares outstanding and loss per share, even where such inclusion is anti-dilutive. Primary earnings per common share is determined using the weighted average number of shares outstanding during the year, adjusted to reflect the application of the treasury stock method for outstanding options and warrants in accordance with U.S. GAAP.

 (e)     Stock Compensation

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), was issued by the Financial Accounting Standards Board in October 1995. SFAS 123 establishes financial accounting and reporting standards for transactions in which an entity issues its equity instruments to acquire goods or services from non-employees, as well as stock-based employee compensation plans. All transactions in which goods or services are the consideration received for the issuance of equity instruments are to be accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

For those transactions described in note 9 and under SFAS 123:

* the issuance of 125,000 common shares to promissory note holders resulted in a charge to income (finance expense) over the term of the related promissory note payable, at $2.05 per share equal to $256,250 of which $196,943 has been charged to earnings in the year ended December 31, 1997 and $50,470 has been charged to earnings in the year ended December 31, 1998.

* the issuance of 50,000 shares to a director for services rendered resulted in a charge to income at $2.05 per share equal to $100,400 in the year ended December 31, 1997.

* the issuance of an option on November 1, 1996 to a director to acquire 700,000 shares (note 9) has resulted in a charge to income equal to $934,033 in 1996 based on $2.05 per share, and the "minimum value" method of calculation permitted under SFAS 123 for non-public entities.

As allowed by SFAS 123, the Company has decided to continue to use Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" in accounting for the Company's Stock Option Plan (the "Plan") for U.S. GAAP purposes, pursuant to which there is no significant difference between U.S. and Canadian GAAP in the accounting for the granting of options under the Plan.

(f)      Goodwill

Under U.S. GAAP, the purchase price of an acquisition involving the issuance of shares is determined based on the share price for the period surrounding the announcement date of the acquisition. The share price used for the YFMC Healthcare Inc. acquisition under U.S. GAAP was $1.859. Under Canadian GAAP, the purchase price is determined based on the share price on the date the transaction is consummated. The share price used for the YFMC Healthcare Inc. acquisition under Canadian GAAP was $1.25.

                       MED-EMERG INTERNATIONAL INC.
               Notes to Consolidated Financial Statements
                        December 31, 1999 and 1998


18.      CANADIAN AND UNITED STATES ACCOUNTING POLICY DIFFERENCES (cont'd)

(g)      Shareholders' Equity

Under U.S. GAAP, loans issued to officers to acquire stock are presented as a deduction from shareholders' equity (deficit).

Under Canadian GAAP, the detachable stock purchase warrants issued in conjunction with the private stock offering on January 22, 1996 and subsequently surrendered, all as described in note 13, have been given no recognition in the financial statements.

Under U.S. GAAP, detachable stock purchase warrants are given separate recognition from the primary security issued. Upon initial recognition, the carrying amount of the two securities is allocated based on the relative fair values at the date of issuance. Under U.S. GAAP, based on an ascribed fair value of $0.364 for each of the 1,000,000 share warrants issued, share capital would be lower by $36,406 and, given that the stock purchase warrants were cancelled during the year, the carrying amount of contributed surplus would be increased by $36,406.

The effect on shareholders' equity would be as follows:

                                                                   1999              1998
                                                             -----------------------------------
Capital stock (as previously shown)                                $ 8,251,290      $ 5,981,830
Capital stock issued on purchase of YFMC Healthcare Inc.             1,087,872            -
Ascribed fair value of share purchase warrants issued                  (36,406)         (36,406)
                                                             -----------------------------------
Capital stock - U.S. GAAP                                            9,302,756        5,945,424
Share purchase loan to officer                                         (44,978)         (44,978)
                                                             -----------------------------------
                                                             -----------------------------------
Net capital stock - U.S. GAAP                                      $ 9,257,778      $ 5,900,446
                                                             ===================================


Convertible debenture (as previously shown)                        $   405,371      $   405,371
Convertible debenture included in long-term debt                      (405,371)        (405,371)
                                                             -----------------------------------
Convertible debenture - U.S. GAAP                                  $      -         $      -
                                                             -----------------------------------


Contributed surplus (as previously shown)                          $ 1,022,100      $   980,325
Share purchase warrants                                                 36,406           36,406
                                                             -----------------------------------
Contributed surplus - U.S. GAAP                                    $ 1,058,506      $ 1,016,731
                                                             -----------------------------------

Deficit - U.S. GAAP                                                $(4,599,531)     $(3,597,589)
                                                             -----------------------------------

Shareholders equity (deficit) - U.S. GAAP                          $ 5,716,753      $ 3,319,588
                                                             ===================================

(h)      Comprehensive Income

Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130), was issued by the Financial Accounting Standards Board in June 1997. SFAS 123 establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier period provided for comparative purposes is required.

                       MED-EMERG INTERNATIONAL INC.
               Notes to Consolidated Financial Statements
                        December 31, 1999 and 1998


18.      CANADIAN AND UNITED STATES ACCOUNTING POLICY DIFFERENCES (cont'd)

                                                       1999               1998            1997
                                          -----------------------------------------------------
Net income (loss) (US GAAP)                      $ (851,675)        $ (283,007)      $(447,004)
Foreign currency translation
adjustment                                          (4,565)           (181,810)          8,170
                                          -----------------------------------------------------

Comprehensive income (loss)                      $ (856,240)        $ (464,817)      $(438,834)
                                          =====================================================



19.      SEGMENTED INFORMATION

The Company operates under three divisions: Physician and Nurse Recruitment, Physician Management Services and HealthyConnect.com. All of the Company's operations are in Canada.

The Physician and Nurse Recruitment involves contracting with hospitals for the provision of physician staffing, nurse staffing and administrative support services. The Company also contracts with clinical facilities and local communities for the locum or permanent placement of a physician in a community.

The Physician Management Services division owns and manages medical clinic facilities, which provide physicians with the ability to practice medicine in a professionally managed environment. The clinics include family practice, walk-in services, and other related services such as massage therapy and chiropractic services.

The HealthyConnect.com division, created in 1998, involves electronically linking clinical facilities and other healthcare service providers into a network. This internet-based network will provide healthcare professionals and consumers access to medical services, products, communications and information tools.

Details are as follows:


                                                                                          1999
                                                         ---------------------------------------------------------------------
                                                          Physician         Physician
                                                           & Nurse          Management        HealthyConnect
                                                         Recruiting          Services              .com           Consolidated
                                                         ---------------------------------------------------------------------
Revenue                                                  $7,831,708         $4,816,720           $   -             $12,648,428
Gross margin                                              1,303,184          2,468,105               -               3,771,289
Operating income before Corporate Overhead
    and Public Company-related costs                        818,215            468,805            (798,943)            488,076
Corporate Overhead                                         (570,434)          (350,833)              -                (921,267)
Operating loss before Public Company-related costs          247,781            117,972            (798,943)           (433,190)
Public-Company-related costs                                                                                          (301,592)
Operating loss                                                                                                        (734,782)
Assets employed at year end                               3,348,895          6,718,041               -              10,066,935
Depreciation and amortization                               108,984            252,349               -                 361,333
Capital expenditures                                         97,650          1,720,048               -               1,817,699



                       MED-EMERG INTERNATIONAL INC.
               Notes to Consolidated Financial Statements
                        December 31, 1999 and 1998


19.      SEGMENTED INFORMATION (cont'd)


                                                                                          1998
                                                         ---------------------------------------------------------------------
                                                          Physician         Physician
                                                           & Nurse          Management        HealthyConnect
                                                         Recruiting          Services              .com           Consolidated
                                                         ---------------------------------------------------------------------
Revenue                                                  $7,806,149         $2,498,989           $   -             $10,305,046
Gross margin                                              1,303,807          1,019,491               -               2,323,298
Operating income before Corporate Overhead
    and Public Company-related costs                        814,022            341,159             (84,530)          1,070,650
Corporate Overhead                                         (662,787)          (212,171)              -                (874,958)
Operating loss before Public Company-related costs          151,234            128,988             (84,530)            195,692
Public-Company-related costs                                                                                          (202,458)
Operating loss                                                                                                          (6,766)
Assets employed at year end                               3,864,407          1,492,126              98,463           5,454,997
Depreciation and amortization                                42,591             81,611               -                 124,202
Capital expenditures                                        154,761            140,923               -                 295,684





                                                                             1997
                                                         ----------------------------------------------
                                                          Physician         Physician
                                                           & Nurse          Management
                                                         Recruiting          Services     Consolidated
                                                         ----------------------------------------------
Revenue                                                  $6,567,318         $1,791,619     $ 8,358,937
Gross margin                                              1,275,607            763,397       2,039,004
Operating income before Corporate Overhead
    and Public Company-related costs                        813,776            347,186       1,160,962
Corporate Overhead                                         (799,019)          (217,979)     (1,016,998)
Operating income before Stock Compensation                   14,758            129,207         143,965
Stock Compensation                                                                            (100,400)
Operating loss                                                                                  43,565
Assets employed at year end                               2,409,916          1,226,502       3,636,418
Depreciation and amortization                                46,979             45,569          92,548
Capital expenditures                                         66,460            215,146         281,606



20.      UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

The year 2000 issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. Although the change in date has occurred, it is not possible to conclude that all aspects of the Year 2000 Issue that may affect the entity, including those related to customers, suppliers, or other third parties, have been fully resolved.


21.      COMPARATIVE FIGURES

Certain figures in the 1998 financial statements have been reclassified to conform with the basis of presentation in 1999.

LASER REJUVENATION CLINICS LTD.
Consolidated Balance Sheets (Unaudited)
(Stated in US Dollars) (Note 1)

December 31, 1999 and 1998
-------------------------------------------------------------------------------------------------------------------
                                                                                     1999                 1998
-------------------------------------------------------------------------------------------------------------------
Assets

Current assets:
     Cash and short-term investments                                        $     127,789        $     240,699
     Accounts receivable                                                          502,178              553,420
     Inventories                                                                   95,052               74,766
     Prepaid expenses and deposits                                                 76,197               75,909
-------------------------------------------------------------------------------------------------------------------
                                                                                  673,427              944,794

Capital assets                                                                  1,651,440            1,876,438
Deferred development costs                                                        160,608              202,431
Goodwill                                                                          653,581              706,156
-------------------------------------------------------------------------------------------------------------------
                                                                            $   3,266,845        $   3,729,819
===================================================================================================================

Liabilities and Shareholders' Equity

Current liabilities:
     Bank Indebtedness                                                      $     228,654        $           -
     Accounts payable and accrued liabilities                                     299,411              203,712
     Deferred revenue                                                             444,552              242,259
     Current portion of obligations under capital lease                           172,471              184,015
     Current Portion of Long Term Debt                                             20,786                    -
-------------------------------------------------------------------------------------------------------------------
                                                                                1,038,085              629,986

Related party loan                                                                 60,908               55,429
Obligations under capital lease                                                   182,158              309,074
Long Term Debt                                                                     77,369                    -
Minority Interest                                                                       -               66,908
Shareholders' equity:
     Share capital                                                              3,256,919            3,258,530
     Deficit                                                                   (1,476,383)            (590,108)
-------------------------------------------------------------------------------------------------------------------
                                                                                1,780,536            2,668,422

-------------------------------------------------------------------------------------------------------------------
                                                                            $   3,266,845        $   3,729,819
===================================================================================================================

LASER REJUVENATION CLINICS LTD.
Consolidated Statements of Operations and Deficit (Unaudited)
(Stated in US Dollars) (Note 1)



-------------------------------------------------------------------------------------------------------------------
                                           Three months ended                           Six Months Ended
-------------------------------------------------------------------------------------------------------------------
                                    Dec. 31, '99          Dec. 31, '98          Dec. 31, '99          Dec. 31, `98
-------------------------------------------------------------------------------------------------------------------

Gross revenues                        $1,031,264           $   856,311            $2,124,423           $ 1,577,304
Amounts retained
   by affiliated physicians             (283,845)             (175,242)             (537,826)             (298,050)
-------------------------------------------------------------------------------------------------------------------
Net revenues                             747,419               681,069             1,586,597             1,279,254

Other revenue                              6,994                10,048                15,781                15,548
Interest income                              534                 2,834                 1,199                10,752
-------------------------------------------------------------------------------------------------------------------
                                         754,947               693,951             1,603,577             1,305,554

Costs and expenses:
     Clinic operating expenses           633,175               517,506             1,318,345               973,432
     General and administrative          136,791                93,464               250,576               193,344
     Cost of product sales                80,655                25,626               162,308                48,708
     Interest on long-term debt           14,178                 7,984                24,330                13,046
     Depreciation and amortization       134,567               151,859               270,479               238,893
-------------------------------------------------------------------------------------------------------------------
                                         999,366               796,439             2,026,038             1,467,423
-------------------------------------------------------------------------------------------------------------------
Loss before income taxes
  and non-controlling interest          (244,419)             (102,488)             (422,461)             (161,869)

Income taxes                                 -                     -                     -                     -
-------------------------------------------------------------------------------------------------------------------
Loss before
  non-controlling interest              (244,419)             (102,488)             (422,461)             (161,869)

Non-controlling interest                  20,242                14,871                38,067                27,371
-------------------------------------------------------------------------------------------------------------------
Net loss                                (224,177)              (87,617)             (384,394)             (134,498)

Deficit beginning of year             (1,252,206)             (502,489)           (1,091,988)             (455,610)
-------------------------------------------------------------------------------------------------------------------
Deficit, end of year                 $(1,476,383)         $   (590,106)        $  (1,476,382)            $(590,109)
===================================================================================================================

Loss per share                       $     (0.01)         $      (0.01)        $       (0.03)            $   (0.01)
===================================================================================================================


LASER REJUVENATION CLINICS LTD.
Consolidated Statements of Cash Flow (Unaudited)
(Stated in US Dollars) (Note 1)


December 31, 1999 and 1998
-------------------------------------------------------------------------------------------------------------------
                                                                                         1999                 1998
-------------------------------------------------------------------------------------------------------------------
Cash provided by (used in):

Operations:
     Net loss                                                                   $    (384,394)       $    (134,498)
     Items not involving cash:
         Depreciation and amortization                                                270,479              238,893
         Non-controlling interest                                                     (38,067)             (27,371)

-------------------------------------------------------------------------------------------------------------------
                                                                                      (151,982)             77,024
     Changes in non-cash working capital                                                41,728            (111,624)
-------------------------------------------------------------------------------------------------------------------
                                                                                      (110,254)            (34,600)

Investments:
     Purchase of capital assets                                                        (33,043)           (177,477)
     Incurrence of deferred development costs                                              -               (98,225)
     Acquisition of Business                                                               -              (569,538)
-------------------------------------------------------------------------------------------------------------------
                                                                                       (33,043)           (845,240)

Financing:
     Proceeds from issuance of share capital (return to treasury)                         (520)                -
     Share issue costs                                                                     -                  (416)
     Principal repayments on obligations under capital lease                          (111,183)            (59,059)
     Proceeds from bank indebtedness                                                  (228,654)                -
     Proceeds from long term debt                                                      103,928                 -
     Proceeds from related party loan                                                    1,756              55,429
     Principal repayment under term bank loan                                           (5,774)            (21,721)
     Minority interest capital contribution                                             15,422             108,086
-------------------------------------------------------------------------------------------------------------------
                                                                                       232,283              82,319
-------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and short-term investments                                  88,986            (797,521)

Cash and short-term investments, beginning of year                                      38,803           1,038,220
===================================================================================================================
Cash and short-term investments, end of year                                    $      127,789       $     240,699
===================================================================================================================


See accompanying note to consolidated financial statements.

LASER REJUVENATION CLINICS LTD.
Note to the Consolidated Financial Statements (Unaudited)
(Stated in US Dollars)

Six-months Ended December 31, 1999 and 1998

NOTE 1  BASIS OF PRESENTATION:


These consolidated financial statements have historically been expressed in Canadian dollars, which is the functional currency of the Corporation. For purposes of the presentation of the financial statements of the Corporation in the Securities Exchange Commission Form F-4, being filed by Med-Emerg International Inc., these consolidated financial statements have been translated into U.S. dollars using the foreign exchange rate as at December 31, 1999 of
1.4433 (the translation of convenience method).


NOTE 2  CANADIAN AND UNITED STATES ACCOUNTING POLICY DIFFERENCES:


These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"), which conform in all material respects applicable to the Company, with those in the United States ("U.S. GAAP") during the periods presented except with respect to the following:

Consolidated statements of operations

If United States GAAP were employed, net loss for the six months period ended December 31, would be adjusted as follows:

                                                             December 31,     December 31,
                                                               1999             1998
                                                          ---------------------------------
Net loss based on Canadian GAAP                             $   (384,394)   $   (134,498)
Net deferred development costs amortized/(deferred)

                                                                  23,820         (81,294)
                                                          ---------------------------------
Net loss based on United States GAAP                        $   (360,574)   $   (215,792)
                                                          ---------------------------------

Primary loss per share                                      $      (0.02)   $      (0.01)
                                                          =================================

If United States GAAP were employed, deficit and deferred development costs would be adjusted as follows:

                                                                 1999               1998
                                                          --------------------------------------
Deficit based on Canadian GAAP                              $     (1,476,383)   $    (590,108)
Start-up costs deferred                                             (160,608)        (202,431)
                                                          ======================================
                                                            $     (1,636,991)   $    (792,539)
                                                          ======================================

Deferred development costs                                  $       160,608           202,431
Reduction of deferred development costs                            (160,608)         (202,431)
                                                          ======================================
                                                            $          -        $        -
                                                          ======================================

(a)      Deferred Income Taxes

Under U.S. GAAP, the Company is required to follow Statement of Financial Accounting Standards (SFAS No. 109) "Accounting for Income Taxes", which requires the use of the "asset and liability method" of accounting for deferred income taxes, which gives recognition to deferred taxes on all "temporary differences" (differences between accounting basis and tax basis of the Company's assets and liabilities, such as the non-deductible values attributed to assets in a business combination) using current enacted tax rates. In addition, SFAS No. 109 requires the Company to record all deferred tax assets, including future tax benefits of capital losses carried forward, and to record a "valuation allowance" for any deferred tax assets where it is more likely than not that the asset will not be realized.

The components of the future tax benefit classified by source of temporary differences that gave rise to the benefit are as follows:

                                                                       1999                1998
                                                                -------------------------------------
Losses available to offset future income taxes                     $  585,000          $  380,000
Valuation allowance                                                  (585,000)           (380,000)
                                                                -------------------------------------
                                                                   $     -             $     -
                                                                =====================================


(b)      Deferred Development Costs

Under Canadian GAAP, development costs, which meet certain criteria, are deferred and amortized. Under United States GAAP, development costs are expensed as incurred.


 (c)     Stock Compensation

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), was issued by the Financial Accounting Standards Board in October 1995. SFAS 123 establishes financial accounting and reporting standards for transactions in which an entity issues its equity instruments to acquire goods or services from non-employees, as well as stock-based employee compensation plans. All transactions in which goods or services are the consideration received for the issuance of equity instruments are to be accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

As allowed by SFAS 123, the Company has decided to continue to use Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" in accounting for the Company's Stock Option Plan (the "Plan") for U.S. GAAP purposes, pursuant to which there is no significant difference between U.S. and Canadian GAAP in the accounting for the granting of options under the Plan. The company has adopted the disclosure requirements of SFAS 123.

(d)      Comprehensive Income

Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130), was issued by the Financial Accounting Standards Board in June 1997. SFAS 123 establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier period provided for comparative purposes is required. The company has no adjustments to net loss in the determination of comprehensive income.

AUDITORS' REPORT TO THE SHAREHOLDERS


We have audited the consolidated balance sheets of Laser Rejuvenation Clinics Ltd. as at June 30, 1999 and 1998 and the consolidated statements of operations and retained earnings (deficit) and cash flow for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at June 30, 1999 and 1998 and the results of its operations and its cash flows for the years then ended in accordance with generally accepted accounting principles.


/s/ KPMG, LLP

Chartered Accountants

Calgary, Canada

August 13, 1999

LASER REJUVENATION CLINICS LTD.
Consolidated Balance Sheets
(Stated in US Dollars) (Note 1(a))

June 30, 1999 and 1998

-------------------------------------------------------------------------------------------------------------------
                                                                                   1999               1998
-------------------------------------------------------------------------------------------------------------------
Assets

Current assets:
     Cash and short-term investments                                        $      38,803        $   1,038,221
     Accounts receivable                                                          674,328              419,254
     Inventories                                                                   78,576               29,544
     Prepaid expenses and deposits                                                 66,963               62,350
-------------------------------------------------------------------------------------------------------------------
                                                                                  858,670            1,549,369

Capital assets (note 3)                                                         1,799,647            1,484,916

Deferred development costs (net of accumulated
   amortization of $53,768; 1998 - $13,547)                                       184,428              121,137

Goodwill (net of accumulated amortization of $60,601)                             691,170                    -
-------------------------------------------------------------------------------------------------------------------
                                                                              $ 3,533,915          $ 3,155,422
-------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity

Current liabilities:
     Accounts payable and accrued liabilities                               $     253,275        $      87,885
     Deferred revenue                                                             610,311              239,140
     Current portion of obligations under capital lease (note 4)                  172,289               45,340
     Term bank loan (note 5)                                                            -               21,721
-------------------------------------------------------------------------------------------------------------------
                                                                                1,035,875              394,086

Related party loan (note 12)                                                       59,153                    -

Obligations under capital lease (note 4)                                          265,701              140,137

Non-controlling interest                                                            7,735                    -

Shareholders' equity:
     Share capital (note 6)                                                     3,257,439            3,076,809
     Deficit                                                                   (1,091,988)            (455,610)
-------------------------------------------------------------------------------------------------------------------
                                                                                2,165,451            2,621,199
Commitments (note 7)

-------------------------------------------------------------------------------------------------------------------
                                                                              $ 3,533,915          $ 3,155,422
-------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

LASER REJUVENATION CLINICS LTD.
Consolidated Statements of Operations and Retained Earnings (Deficit) (Stated in US Dollars) (Note 1(a))


Years ended June 30, 1999 and 1998

-------------------------------------------------------------------------------------------------------------------
                                                                                  1999               1998
-------------------------------------------------------------------------------------------------------------------
Gross revenues                                                              $   3,164,292        $   1,395,243
Amounts retained by affiliated physicians                                        (728,031)            (204,339)
-------------------------------------------------------------------------------------------------------------------
Net revenues (note 9)                                                           2,436,261            1,190,904

Other revenue                                                                      24,222               11,772
Interest income                                                                    13,974               19,515
-------------------------------------------------------------------------------------------------------------------
                                                                                2,474,457            1,222,191
Costs and expenses:
     Clinic operating expenses                                                  2,067,057            1,066,153
     General and administrative                                                   445,226              338,301
     Cost of product sales                                                        168,874               38,000
     Interest on long-term debt                                                    35,136                4,306
     Depreciation and amortization                                                481,084              251,464
-------------------------------------------------------------------------------------------------------------------
                                                                                3,197,377            1,698,224
-------------------------------------------------------------------------------------------------------------------
Loss before income taxes and non-controlling interest                            (722,920)            (476,033)

Income taxes (note 8)                                                                   -                    -
-------------------------------------------------------------------------------------------------------------------
Loss before non-controlling interest                                             (722,920)            (476,033)

Non-controlling interest                                                           86,543               13,807
-------------------------------------------------------------------------------------------------------------------
Net loss                                                                         (636,377)            (462,226)

Retained earnings (deficit), beginning of year                                   (455,611)               6,616
-------------------------------------------------------------------------------------------------------------------
Deficit, end of year                                                        $  (1,091,988)       $    (455,610)
-------------------------------------------------------------------------------------------------------------------

Loss per share                                                              $       (0.05)       $       (0.05)
-------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

LASER REJUVENATION CLINICS LTD.
Consolidated Statements of Cash Flow
(Stated in US Dollars) (Note 1(a))

Years ended June 30, 1999 and 1998

-------------------------------------------------------------------------------------------------------------------
                                                                                  1999                 1998
-------------------------------------------------------------------------------------------------------------------
Cash provided by (used in):

Operations:
     Net loss                                                               $    (636,377)       $    (462,226)
     Items not involving cash:
         Depreciation and amortization                                            481,084              251,464
         Non-controlling interest                                                 (86,543)             (13,807)
         Gain on sale of asset                                                     (6,262)                   -
         Share capital issued in exchange for services                                  -               29,100
-------------------------------------------------------------------------------------------------------------------
                                                                                 (248,098)            (195,469)
     Changes in non-cash working capital                                          176,410              (82,597)
-------------------------------------------------------------------------------------------------------------------
                                                                                  (71,688)            (278,066)

Investments:
     Purchase of capital assets                                                  (295,823)            (816,353)
     Incurrence of deferred development costs                                    (103,513)             (80,755)
     Acquisition of business (note 2)                                            (569,538)                   -
     Proceeds on disposal of asset                                                 37,761                    -
-------------------------------------------------------------------------------------------------------------------
                                                                                 (931,113)            (897,108)

Financing:
     Proceeds from issuance of share capital (return to treasury)                    (277)           1,993,175
     Share issue costs                                                             (1,223)            (280,009)
     Principal repayments on obligations under capital lease                     (140,633)             (13,094)
     Proceeds from bank loan                                                            -               22,864
     Proceeds from related party loan                                              59,153                    -
     Principal repayment under term bank loan                                     (21,721)              (1,143)
     Minority interest capital contribution                                       108,086                    -
-------------------------------------------------------------------------------------------------------------------
                                                                                    3,385            1,721,793
-------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and short-term investments                           (999,416)             546,619

Cash and short-term investments, beginning of year                              1,038,219              491,602

-------------------------------------------------------------------------------------------------------------------
Cash and short-term investments, end of year                                $      38,803        $   1,038,221
-------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

LASER REJUVENATION CLINICS LTD.
Notes to Consolidated Financial Statements
(Stated in US Dollars) (Note 1(a))

Years ended June 30, 1999 and 1998

--------------------------------------------------------------------------------


INCORPORATION AND OPERATIONS:

     Laser Rejuvenation Clinics Ltd. (the "Company") is a publicly traded company which operates full-service cosmetic clinics throughout Canada with an emphasis on providing a wide range of laser cosmetic surgery and other aesthetic services to the public.


1.   SIGNIFICANT ACCOUNTING POLICIES:

     (a) Basis of presentation:

         The consolidated financial statements include the accounts of the Company's majority-owned subsidiaries. The ownership interests of other parties in less than wholly-owned subsidiaries are presented as non-controlling interests. Inter-company transactions and balances have been eliminated.

         These consolidated financial statements have historically been expressed in Canadian dollars, which is the functional currency of the Corporation. For purposes of the presentation of the financial statements of the Corporation in the Securities Exchange Commission Form F-4, being filed by Med-Emerg International Inc., these consolidated financial statements have been translated into U.S. dollars using the foreign exchange rate as at December 31, 1999 of
         1.4433 (the translation of convenience method).

     (b) Revenue recognition:

         The full amount of each treatment sale contract is initially recorded as deferred revenue and is recognized at the time treatment is provided.

     (c) Inventories:

         Inventories are stated at the lower of cost and net realizable value with costs being determined using the first-in, first-out method.

     (d) Capital assets and assets under capital lease:

         Capital assets are recorded at cost. Equipment under capital lease is initially recorded at the present value of minimum lease payments at the inception of the lease. Depreciation is calculated on the following basis:

1.   SIGNIFICANT ACCOUNTING POLICIES (CON'T):

-------------------------------------------------------------------------------------------------------------------
         Asset                                              Method                                        Rate
-------------------------------------------------------------------------------------------------------------------
         Laser and surgical equipment                       declining balance                              25%
         Leasehold improvements                             straight-line               over term of the lease
                                                                                        plus one renewal period
         Furniture and office equipment                     straight-line                             10 years
         Information technology conversion costs            straight-line                              5 years
         Computer hardware                                  straight-line                              4 years
         Computer software                                  straight-line                              2 years
         Intangibles                                        straight-line                         2 - 10 years
-------------------------------------------------------------------------------------------------------------------


         Intangibles represent both the cost of obtaining customer lists from specific physicians for the exclusive right to service the customer base and the cost of developing and registering the Company's trademark.

     (e) Goodwill:

         Goodwill represents the excess of purchase price over the fair value of the net assets acquired, and is being amortized on a straight-line basis over ten years. On an ongoing basis, management reviews the valuation and amortization of goodwill, taking into consideration any events and circumstances which might have impaired the fair value. Goodwill is written down to fair value when declines in value are considered to be other than temporary based on expected cash flows.

     (f) Deferred development costs:

         Deferred development costs include costs associated with the development of new clinics which will provide laser cosmetic products and services in Canada. If potential clinics are abandoned or deemed not to be commercially viable, the total of the deferred costs for these clinics will be expensed at that time. The pre-operating period begins when expenditures are first incurred and ends with commencement of operations of the related clinic. Amortization of costs will be provided over the anticipated period of economic benefit which is estimated to be five years from the commencement of operations in the respective location.

     (g) Deferred income taxes:

         The Company follows the deferral method of tax allocation accounting under which the provision for corporate income taxes is based on the earnings reported in the accounts and takes into account the tax effects of timing differences between financial statement income and taxable income.

1.   SIGNIFICANT ACCOUNTING POLICIES (CON'T):

     (h) Measurement uncertainty:

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the period in which they become known.


     (i) Earnings per share:

         The computation of earnings per share is based on the weighted average number of common shares issued and outstanding during the period.

         Fully diluted earnings per share reflect earnings that would have been reported had all special warrants, stock options and share purchase warrants been exercised at the beginning of the period. For losses, there is no dilutive effect.


2.   ACQUISITION:

     On August 31, 1998 the Company acquired all the issued and outstanding shares of The Vein and Laser Centres Inc. ("VLC"). The acquisition has been accounted for by the purchase method and the results of operations have been included from the effective date of acquisition being August 31, 1998.

     Details of the fair value of net assets acquired and aggregate consideration given are as follows:

-------------------------------------------------------------------------------------------------------------------
     Working capital                                                                             $     (37,626)
     Capital assets                                                                                    308,739
     Goodwill                                                                                          751,771
     Obligation under capital lease                                                                   (271,217)

-------------------------------------------------------------------------------------------------------------------
                                                                                                 $     751,667
-------------------------------------------------------------------------------------------------------------------

     Consideration given:
         Cash                                                                                    $     554,285
         Acquisition costs                                                                              15,253
-------------------------------------------------------------------------------------------------------------------
                                                                                                       569,538

         Common shares                                                                                 182,129

-------------------------------------------------------------------------------------------------------------------
                                                                                                 $     751,667
-------------------------------------------------------------------------------------------------------------------

                                     F-34

3.   CAPITAL ASSETS:

-------------------------------------------------------------------------------------------------------------------
                                                                                                  Accumulated
     1999                                                        Cost        Depreciation       Net Book Value
-------------------------------------------------------------------------------------------------------------------

     Laser and surgical equipment                      $    1,560,240       $     417,300        $   1,142,940
     Leasehold improvements                                   508,106             116,649              391,457
     Furniture and office equipment                           137,314              18,090              119,224
     Information technology conversion costs                   91,000               7,434               83,566
     Computer hardware                                         60,113              22,947               37,166
     Computer software                                         27,851              12,968               14,883
     Intangibles                                               21,348              10,937               10,411

-------------------------------------------------------------------------------------------------------------------
                                                      $     2,405,972       $     606,325        $   1,799,647
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------

     1998
-------------------------------------------------------------------------------------------------------------------

     Laser and surgical equipment                     $     1,065,790       $     149,480        $     916,310
     Leasehold improvements                                   453,499              55,128              398,371
     Furniture and office equipment                            98,015               8,221               89,794
     Computer hardware                                         50,337              10,413               39,924
     Computer software                                         22,125               1,972               20,153
     Intangibles                                               21,216                 852               20,364

-------------------------------------------------------------------------------------------------------------------
                                                      $     1,710,982       $     226,066        $   1,484,916
-------------------------------------------------------------------------------------------------------------------


     Capital assets under capital leases, net of depreciation at June 30, 1999 amounted to $552,085 (1998 - $285,787).

     During the year, capital assets were acquired for an aggregate of $417,752 (1998 - $986,348), of which $121,929 (1998 - $169,995) were acquired by means of capital lease. Cash payments of $295,823 (1998 - $816,353) were made to purchase capital assets.

4. OBLIGATIONS UNDER CAPITAL LEASE:

     Minimum capital lease payments are as follows:

-------------------------------------------------------------------------------------------------------------------
     2000                                                                                        $     205,489
     2001                                                                                              161,510
     2002                                                                                               77,302
     2003                                                                                               42,132
     2004                                                                                                6,010
-------------------------------------------------------------------------------------------------------------------
     Total minimum lease payment                                                                       492,443
     Less:  amount representing interest at a weighted average of 8.10% per annum                       54,453
-------------------------------------------------------------------------------------------------------------------
     Balance of obligations                                                                            437,990

     Less:  current portion of obligations                                                             172,289

-------------------------------------------------------------------------------------------------------------------
                                                                                                  $    265,701

     Interest of $31,412 (1998 - $3,921) relating to capital lease obligations has been included in interest on long-term debt.

5.   TERM BANK LOAN:

     Subsequent to year end, the Company has entered into a financing agreement with a Canadian commercial bank that permits the Company to borrow up to Cnd$200,000 in term financing at the bank prime rate of interest plus 1.25%. The financing agreement also provides for a line of credit of up to Cnd$400,000 at prime plus 1.25%. Borrowings under the financing agreement are secured by a general security agreement and a general assignment of book debts.

6.   SHARE CAPITAL:

     (a) Authorized:

         Unlimited number of Class A and B common voting shares

         Unlimited number of Class C non-voting shares

         Unlimited number of preferred shares, issuable in series

6.   SHARE CAPITAL (CON'T):

      (b)Issued:

-------------------------------------------------------------------------------------------------------------------
                                                                                Number of
                                                                                  Shares             Amount
-------------------------------------------------------------------------------------------------------------------
         CLASS A COMMON SHARES:

         Balance, June 30, 1997                                                 7,425,000        $     448,557
              Exchanged for special warrants                                     (225,000)             (62,357)
              Issued on Initial Public Offering                                 2,000,000              831,428
              Issued on exercise of special warrants                            3,600,500              997,852
              Issued for services                                                  60,000               29,100
              Issued on exercise of share purchase warrants                        10,000                6,929
              Share issue costs                                                         -             (170,401)
-------------------------------------------------------------------------------------------------------------------
         Balance, June 30, 1998                                                12,870,500            2,081,108
              Issued on exercise of special warrants,
                net of issue costs                                              1,449,348              995,702
              Issued on acquisition, net of issue costs                           686,274              180,906
              Return to treasury                                                   (1,000)                (277)

-------------------------------------------------------------------------------------------------------------------
         Balance, June 30, 1999                                                15,005,122        $   3,257,439
-------------------------------------------------------------------------------------------------------------------

         SPECIAL WARRANTS:

         Balance, June 30, 1997                                                 3,375,500        $     885,986
              Exchanged from Class A common shares                                225,000               62,357
              Exercise of special warrants                                     (3,600,500)            (997,852)
              Issued on private placement                                       1,449,348            1,154,819
              Share issue costs                                                         -             (109,609)
-------------------------------------------------------------------------------------------------------------------
         Balance, June 30, 1998                                                 1,449,348              995,701
              Exercise of special warrants                                     (1,449,398)             995,701
-------------------------------------------------------------------------------------------------------------------
         Balance, June 30, 1999                                                      -           $        -
-------------------------------------------------------------------------------------------------------------------

     (c) Special warrants:

         Each warrant entitled the holder to acquire one Class A common share without further payment. The special warrants were exercised on April 30, 1999.

      (d)Stock Options:

         Options to purchase common shares of the Company under an Incentive Stock Option Plan may be granted by the Board of Directors to employees and consultants of the Company. The Company has granted options to purchase 1,227,500 Class A common shares and all remain outstanding at prices ranging from Cnd$0.58 to Cnd$1.38 per share. The options expire at varying dates from December 2002 to March 2004.

7.   COMMITMENTS:

     The Company is committed to make payments over the next four years as follows:

-----------------------------------------------------------------------------------------
     2000                                                                   $     288,908
     2001                                                                         276,193
     2002                                                                         253,219
     2003                                                                         101,786

-----------------------------------------------------------------------------------------
                                                                            $     920,106
-----------------------------------------------------------------------------------------


     In addition to minimum annual rentals, contingent rentals may be payable under certain premise leases on the basis of sales in excess of stipulated amounts.

     Subsequent to year end, the Company has entered into a laser servicing agreement for annual compensation of Cnd$95,490 for the next three years.


8.   INCOME TAXES:

     The income tax expense differs from the amount which would be obtained by applying the expected Canadian tax rates as follows:

-------------------------------------------------------------------------------------------------------------
                                                                                 1999                  1998
-------------------------------------------------------------------------------------------------------------
     Income tax rate                                                                44.6%               44.6%

     Computed "expected" income tax recovery                                $    (254,526)       $    (146,916)
     Non-deductible items                                                           7,741                2,777
     Unrecognized benefit of unutilized losses                                    246,785              144,139

-------------------------------------------------------------------------------------------------------------------
                                                                            $           -        $           -
-------------------------------------------------------------------------------------------------------------------


     As at June 30, 1999, the Company has reported losses for Canadian income tax purposes of approximately Cnd$1,660,000 for which no future tax benefit has been recognized in the accounts. These losses can be applied against future taxable income up to the year 2006.

9.   NET REVENUES:

     Net revenues are determined by gross facility fees and product sales, exclusive of fees remitted to affiliated physicians and adjusted for deferred revenue for services yet to be performed.

10.  FINANCIAL INSTRUMENTS:

     The carrying amounts of cash and short-term investments, accounts receivable, term bank loan and accounts payable and accrued liabilities in the consolidated balance sheets, approximate the fair value due to the short maturity of these instruments. The fair value of obligations under capital lease and the related party loan approximate their carrying value.

11.  UNCERTAINTY DUE TO THE YEAR 2000 ISSUE:

     The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000 and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

12.  RELATED PARTY TRANSACTIONS:

     The balance of $59,153 included in related party loans is due to a minority shareholder of a subsidiary. The loan is non-demand in nature, bears interest at the prime rate, and is secured by a charge on all assets of the subsidiary. The repayment terms are discretionary based on availability of funds from operations.

     The Company paid medical director fees for services rendered under various consulting service agreements with affiliate physicians aggregating $20,786 in 1999 (1998 - $nil).

     The Company paid rent of $24,444 (1998 - $nil) to a minority shareholder of a subsidiary.

     These transactions are considered to be in the normal course of operations and have been measured at the exchange amount of consideration established and agreed to by the related parties.

13.  COMPARATIVE FIGURES:

     Certain comparative figures have been restated to conform to the current year presentation.

PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS



         Section 136(l) of the Business Corporations Act of Ontario (the "OBCA") provides that, except in respect of an action by or on behalf of a corporation or body corporate to procure a judgment in its favor, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if:

         (a) he acted honestly and in good faith with a view to the best interests of the corporation; and

         (b) in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

         Section 136(2) of the OBCA provides that a corporation may with the approval of a court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with such action if he fulfills the conditions set out in paragraphs (1)(a) and (b) above.

         Part VII, Section 7.02 of Med-Emerg's by-laws provides that, subject to the OBCA, Med-Emerg shall indemnify a director or officer of Med-Emerg, a former director or officer of Med-Emerg or a person who acts or acted at Med-Emerg's request as a director or officer of a body corporate of which Med-Emerg is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of Med-Emerg or body corporate, if:

         (a) he acted honestly and in good faith with a view to the best interests of Med-Emerg; and

         (b) in the case of a criminal or administrative proceeding that is enforced by a monetary penalty he had reasonable grounds for believing that his conduct was lawful.

         Med-Emerg shall also indemnify such persons in such other circumstances as the OBCA permits or requires. Nothing contained in said Section 7.02 shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of said Section.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENTS AND SCHEDULES


         (a)      Exhibits


 EXHIBIT NO.  DESCRIPTION

       2.1*   Business Combination Agreement dated February 16, 2000
       2.2*   Lock-up Agreement
        2.3   Deleted
       2.4*   Escrow Agreement for Common Shares
       2.5*   Deleted
      3.1**   Certificate of Incorporation and Amendments thereto of the Company
      3.2**   By-laws of the Company
      4.2**   Form of Warrant Agreement
      4.3**   Specimen Common Stock Certificate
      4.4**   Specimen Warrant Certificate
       5.1*   Opinion of Gersten, Savage & Kaplowitz, LLP, counsel to the
              Company.
    10.1***   Employment Agreement between the Company and Ramesh Zacharias
    10.2***   Employment agreement between the Company and Carl Pahapill
     10.3**   Operating lease covering the Company's facilities
    10.4***   1997 Stock Option Plan (as amended)
     10.5**   Consulting Agreement with the Northwest Territories
     10.6**   Loan Agreement between the Company and Carl Pahapill.
     10.7**   Loan Agreement between the Company and Ramesh and Victoria
              Zacharias.
     10.8**   Corporate Resolution Regarding November Recapitalization.
     10.9**   Agreement between the Company and Toronto-Dominion Bank.
    10.10**   Form of Hospital Contract
    10.11**   Form of Physician Contract for Clinical Operations
    10.12**   Form of Physician Contract for Emergency Services.
    10.13**   Schedule of Contracts for Clinical Operations, Emergency Services
              and Hospitals.
    10.14**   Letter of Credit Agreement dated April 17, 1997 between the
              Company and Robert Rubin.
    10.15**   Amendment to April 17, 1997 Letter of Credit Agreement between the
              Company and Robert Rubin dated January 30, 1998.
    21.1***   List of Subsidiaries
      23.1*   Consent of Gersten, Savage & Kaplowitz, LLP (to be included in
              Exhibit 5.1 to this Registration Statement)
       23.2   Deleted
       23.3   Deleted
      23.4*   Consent of Schwartz Levitsky Feldman, LLP, Chartered Accountants
      23.5*   Consent of KPMG, LLP Chartered Accountants

-----------

*        Filed herewith.

** Incorporated by reference herein from the Company's registration statement on Form F-1 Registration Statement number 333-21899, filed with the U.S. Securities and Exchange Commission and declared effective on February 4, 1998.

*** Incorporated by reference herein from the Company's Form 10-K filed with the U.S. Securities and Exchange Commission on March 30, 2000.

         (b)      Financial Statement Schedules

         All schedules for which provision has been made in the applicable accounting regulations of the Commission are either not required under the related instructions, are not applicable (and therefore have been omitted), or the required disclosures are contained in the financial statements included herein.

ITEM 22.  UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b)      The undersigned registrant hereby undertakes:

                  (i) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11 or 13 of Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and

                  (ii) To arrange or provide for a facility in the U.S. for the purpose of responding to such requests.

         SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Mississauga, Province of Ontario on May 1, 2000.

                                       MED-EMERG INTERNATIONAL INC.
                                       By:

                                                 /s/ Carl Pahapill
                                                     Carl Pahapill, C.A.
                                          PRESIDENT AND CHIEF OPERATING OFFICER

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                                      /s/ William Thomson

                                      -------------------------------------
                                      William Thomson, C.A.
                                      Chairman
                                      Date: May 1, 2000

                                      /s/ Ramesh Zacharias

                                      -------------------------------------
                                      Dr. Ramesh Zacharias
                                      Chief Executive Officer and Director
                                      Date: May 1, 2000


                                      /s/ Carl Pahapill

                                      -------------------------------------
                                      Carl W. Pahapill, C.A.
                                      Chief Operating Officer, President and
                                      Director
                                      Date: May 1, 2000


                                      /s/ Kathryn Gamble

                                      -------------------------------------
                                      Kathryn Gamble
                                      Vice President of Finance, Chief Financial
                                      Officer and Secretary
                                      Date: May 1, 2000


                                      /s/ Martin Scullion

                                      -------------------------------------
                                      Martin Scullion
                                      Director
                                      Date: May 1, 2000